As filed with the Securities and Exchange Commission on October 4, 2017

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InterCloud Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	65-0963722
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1030 Broad Street, Suite 102

Shrewsbury, NJ 07702

(561) 988-1988

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark Munro

Chief Executive Officer

InterCloud Systems, Inc.

1030 Broad Street, Suite 102

Shrewsbury, NJ 07702

(561) 988-1988

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

M. Ali Panjwani, Esq.

Eric M. Hellige, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036-6569

Telephone:  (212) 421-4100

Facsimile:  (212) 326-0806

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1) (2)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (3)
Common Stock, $.0001 par value (2)	200,000,000	$0.011	2,200,000	$274

(1)	Consists of up to 200,000,000 shares of common stock, $0.0001 par value, to be sold to Dominion Capital LLC under the investment agreement dated October 4, 2017.

(2)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock combinations, stock dividends, recapitalizations or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on October 2, 2017, as reported on the OTCQB Venture Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 4, 2017

PRELIMINARY PROSPECTUS

200,000,000 Shares

Common Stock

This prospectus relates to the sale or other disposition from time to time by the selling stockholder identified in this prospectus of up to 200,000,000 shares of common stock. All of the shares, when sold, will be sold by the selling stockholder. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 93. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling stockholder. We will pay the expenses incurred in registering the shares of common stock covered by this prospectus, including legal and accounting fees. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the OTCQB Venture Market under the symbol “ICLD.” On October 2, 2017, the closing price of our common stock on the OTCQB Venture Market was $0.011 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

See “Risk Factors” beginning on page 13 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2017

We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, InterCloud Systems, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

STATISTICAL DATA AND MARKET INFORMATION

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data.  This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. The industry in which we operate is subject to risks and uncertainty due to a variety of factors, including those described in the “Risk Factors” section of this prospectus.  These and other factors could cause results to differ materially from those expressed in these publications and reports.

While we are not aware of any misstatements regarding any industry data presented herein, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock.  You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our historical consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

Unless specifically set forth to the contrary, when used in this prospectus the terms “we”, “our”, the “Company” and similar terms refer to InterCloud Systems, Inc., a Delaware corporation, and its consolidated subsidiaries.

Unless otherwise indicated, the information in this prospectus reflects a one-for-four reverse stock split of our common stock on July 12, 2017.  All share and per share data has been adjusted for the reverse stock split for all periods presented.

Our Company

Overview

InterCloud Systems, Inc. is a provider of networking orchestration and automation, for the Internet of things (IOT), software-defined networking (SDN) and network function virtualization (NFV) environments to the telecommunications service provider (carrier) and corporate enterprise markets. Our managed services solutions offer enterprise and service-provider customers the opportunity to adopt an operational expense model by outsourcing cloud deployment and management to our Company rather than the capital expense model that has dominated in recent decades in IT infrastructure management. Our professional services group offers a broad range of solutions to enterprise and service provider customers, including application development teams, analytics, project management, program management, unified communications, network management and field support services on a short and long-term basis. Our applications and infrastructure division offers enterprise and service provider customers specialty contracting services, including engineering, design, installation and maintenance services, that support the build-out and operation of some of the most advanced small cell, Wi-Fi and distributed antenna system (DAS) networks. We believe the migration of these complex networks from proprietary hardware-based solutions to software-defined networks and cloud-based solutions provides our company a significant opportunity as we are one of only a few industry competitors that can span across both the legacy and next-generation networks that are actively being designed and deployed in the marketplace. We also believe we are in a position to assist our customers by offering competitive cloud and SDN solutions from a single source, while also maintaining our customers’ legacy hardware-based solutions.

We provide the following categories of offerings to our customers:

●	Managed Services. Our managed services offering is built around traditional IT managed services and “private cloud in the box” applications services. Our DPoD private cloud platform offers enterprise customers, carriers, and resellers ability to prepackage a “hyper-converged” open source private cloud environment in an opex model rather than the legacy hardware model. Our DPoD private cloud offers orchestration, virtualized compute, virtualized network functions, and virtualized storage. This platform is offered in a multi-year contract, managed services format. We believe DPoD private managed cloud services greatly accelerates our customer’s ability to move production applications seamlessly to a fully-virtualized environment without any vendor lock in from equipment manufacturers as well as lowers cost and decreases their time to market to deliver new applications to their own customers in a secure private environment. Our experience in system integration and solutions-centric services helps our customers quickly to integrate and adopt cloud-based managed services. In addition, our managed-services offerings include network management, 24x7x365 monitoring, security monitoring, storage and backup services.

●	Applications and Infrastructure. We provide an array of applications and services throughout North America and internationally. We also offer structured cabling and other field installations. In addition, we design, engineer, install and maintain various types of Wi-Fi and wide-area networks, DAS networks, and small cell distribution networks for incumbent local exchange carriers (ILECs), telecommunications original equipment manufacturers (OEMs), cable broadband multiple system operators (MSOs) and enterprise customers. Our services and applications teams support the deployment of new networks and technologies, as well as expand and maintain existing networks. We also design, install and maintain hardware solutions for the leading OEMs that support voice, data and optical networks.

●	Professional Services. We provide consulting and professional staffing solutions to the service-provider and enterprise market in support of all facets of IT and next-generation networks, including project management, network implementation, network installation, network upgrades, rebuilds, maintenance and consulting services. We leverage our international recruiting database, which includes more than 70,000 professionals, for the rapid deployment of our professional services. On a weekly basis, we deploy hundreds of telecommunications professionals in support of our worldwide customers. , including SDN training, SDN software development and integration, vertical network function (VNF) validation in a multi-vendor environment, unified communications, interactive voice response (IVR) and SIP-based call centers.

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Our Operating Units

Through a series of acquisitions, we have expanded our service offerings and geographic reach over the past four years. Our company is comprised of the following operating units:

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Integration Partners-NY Corporation. Integration Partners-NY Corporation (“IPC”), is a full-service voice and data network engineering firm based in New York that serves both corporate enterprises and telecommunications service providers. IPC supports our SD-WAN, X-Barrier healthcare applications, and the managed services aspect of our business and expands our systems integration and applications capabilities.

●

ADEX Corporation. ADEX Corporation (“ADEX”) is an Atlanta-based provider of engineering and installation services and staffing solutions as well as other customized services to the telecommunications industry. ADEX’s managed solutions diversifies our ability to service our customers domestically and internationally throughout the project lifecycle.

●

T N S, Inc. T N S, Inc. (“T N S”) is a Chicago-based structured cabling and Next-Generation DAS design and installation firm that supports voice, data, video, security and multimedia systems within commercial office buildings, multi-building campus environments, high-rise buildings, data centers and other structures. T N S extends our geographic reach to the Midwest area and our client reach to end-users, such as multinational corporations, universities, school districts and other large organizations that have significant ongoing next generation network needs.

●	Rives-Monteiro Engineering LLC and Rives-Monteiro Leasing, LLC. Rives-Monteiro Engineering, LLC (“RM Engineering”) is a cable firm based in Tuscaloosa, Alabama that performs engineering services in the Southeastern United States and internationally, and Rives-Monteiro Leasing, LLC (“RM Leasing”, and together with RM Engineering, “Rives-Monteiro”), is an equipment provider for cable-engineering services firms. RM Engineering provides services to customers located in the United States and Latin America.

Our Industry

Advances in technology architectures have supported the rise of cloud computing, which enables the delivery of a wide variety of cloud-based services. Today, mission-critical applications can be delivered reliably, securely and cost-effectively to our customers over the internet without the need to purchase supporting hardware, software or ongoing maintenance. The lower total cost of ownership, better functionality and flexibility of cloud applications represent a compelling alternative to traditional on-premise solutions. As a result, enterprises are increasingly adopting cloud services to rapidly deploy and integrate applications without building out their own expensive infrastructure and to minimize the growth of their own IT departments and create business agility by taking advantage of accelerated time-to-market dynamics.

Spending on public cloud services is expected to increase sharply this year and through 2019, according to analysts with International Data Corporation, a leading global market intelligence firm (“IDC”) and Gartner, Inc., a leading IT research and advisory company (“Gartner”). In a report dated January 25, 2016, Gartner analysts projected that the global public cloud services market will increase 16.5 percent last year compared with 2015 - to $204 billion.

According to the U.S. National Institute of Standards and Technology, or the NIST, cloud computing is on-demand network access to a shared pool of configurable computing resources (e.g., networks, servers, storage, applications and services) that can be rapidly provisioned and released with minimal management and effort and service provider interaction. The NIST has identified five essential characteristics of cloud computing:

●	on-demand service;

●	broad network access;

●	resource pooling;

●	rapid elasticity; and

●	measured service

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NFV and SDN are the popular software-based approaches that service providers are using to design, deploy and manage their networks and services. NFV is a telecom led initiative seeking to utilize standard IT virtualization technology to consolidate many telecom network equipment types onto industry standard high volume servers, switches and storage. Many industry leaders believe NFV will likely transform the entire telecom infrastructure ecosystem. In its report entitled “Network Functions Virtualization (NFV) Market: Business Case, Market Analysis and Forecasts 2015 – 2020”, published in November 2014, Mind Commerce, a business intelligence and technology insight company, estimated that the overall global market for NFV will grow at a compound annual growth rate, or CAGR, of 83.1% between 2015 and 2020, and that NFV revenues will reach $ 8.7 billion by the end of 2020.

Signals and Systems Telecom, a Dubai-based market intelligence and consulting firm for the worldwide telecommunications industry (“SNS Telecom”), projects exponential growth in service provider SDN and NFV investments. In its report titled ‘The SDN, NFV & Network Virtualization Ecosystem: 2015 - 2030 - Opportunities, Challenges, Strategies & Forecasts,’ SNS Telecom projects that this industry will log a 54% CAGR from 2015 to 2020, and will account for US$20 billion in revenue by 2020.

The SNS Telecom report states that enterprises are already aware of the several advantages offered by SDN and NFV. The deployment of these technologies is seen to be the highest in datacenter operations, telecommunications services, and enterprise IT. One aspect that makes SDN, NFV, and network virtualization much sought after is the ability of these technologies to help enterprises cope with the mounting demand for higher mobile traffic capacity. While doing so, these technologies bring down capital expenses and operating expenses, which can otherwise burden service providers. Most importantly, virtualization enables service providers to reduce their dependence on expensive and high-maintenance hardware platforms.

Our Competitive Strengths

During 2016, we began delivering DPoD, a hyper-converged private/hybrid cloud solution. Our DPoD product offering provides all of the attributes of a public cloud offering, including reduced capital expenditures for our customers and greater elasticity and scalability in a dedicated private cloud environment. DPoD can be deployed within our data centers or on customer premises. In addition to compute and storage resources, DPoD is fully-enabled with SDN and NFV to leverage software-based network appliances. DPoD is a ‘cloud in a box,’ that brings everything together, including a full multi-vendor professional services experience. The DPoD provides the client with a completely secure, private cloud solution that can be leveraged for nearly any business application.

We believe our market advantages center around our IOT platform NFVGrid and services portfolio. Our software allows enterprise and carrier accounts to take advantage of deploying virtual network functions with service chaining for multi-vendor deployments, VNF monitoring, VNF and full network analytics, the ability to turn up a VNF or turn them off if necessary. SDN and NFV have just begun to be adopted in carrier and enterprise networks after years of planning and testing. InterCloud has a competitive advantage because our NFVGrid platform has the next-generation automation necessary to lead clients through this latest technology transformation.

●	Service Provider Relationships. We have established relationships with many leading wireless and wireline telecommunications providers, cable broadband MSOs, OEMs and others. Our current customers include Ericsson Inc., Verizon Communications Inc., Alcatel-Lucent USA Inc., Century Link, Inc., AT&T Inc. and Hotwire Communications.

●	Long-Term Master Service Agreements. We have over 30 master service agreements with service providers and OEMs. Our relationships with our customers and existing master service agreements position us to continue to capture existing and emerging opportunities, both domestically and internationally. We believe the barriers are extremely high for new entrants to obtain master service agreements with service providers and OEMs unless there are established relationships and a proven ability to execute.

●	Engineering talents. Our geographical reach and vast engineering talents enable our customers to take advantage of our end-to-end solutions and one-stop shopping.

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●	Proven Ability to Recruit, Manage and Retain High-Quality Personnel. Our ability to recruit, manage and retain skilled labor is a critical advantage in an industry in which a shortage of skilled labor is often a key limitation for our customers and competitors alike. We own and operate an actively-maintained database of more than 70,000 telecom and IT personnel. We also employ highly-skilled recruiters and utilize an electronic hiring process that we believe expedites deployment of personnel and reduces costs. We believe this access to a skilled labor pool gives us a competitive edge over our competitors as we continue to expand.

●	Strong Senior Management Team with Proven Ability to Execute. Our highly-experienced management team has deep industry knowledge and brings an average of over 25 years of individual experience across a broad range of disciplines. We believe our senior management team is a key driver of our success and is well-positioned to execute our strategy.

Our Growth Strategy

Under the leadership of our senior management team, we intend to build our sales, marketing and operations groups to support our growth efforts while focusing on increasing operating margins. While organic growth will be a main focus in driving our business forward, acquisitions will play a strategic role in augmenting existing product and service lines and cross-selling opportunities. We are pursuing several strategies, including:

●	Expand Our Cloud-Based Service Offerings. We are building a company that can manage the existing network infrastructures of the largest domestic and international corporations and service providers while also delivering a broad range of enterprise and carrier-grade cloud orchestration platforms and solutions. We believe the ability to provide such services is a critical differentiator as we already have relationships with many potential customers by offering services through our three operating divisions -- applications and infrastructure, professional services, and managed services. Each of our three operating divisions intends to continue to expand by offering additional cloud services, such as cloud management of Wi-Fi and DAS networks, on a virtualized wireless controller running on our cloud rather than installed throughout a corporate network, allowing better controls and cost savings for clients. We recently expanded the service offerings of our professional services group to include services to support the roll-out of NFV, SDN and private cloud solutions and to market such services to both the service provider and enterprise markets.

●	Grow Revenues and Market Share through Selective Acquisitions. We plan to continue to acquire private companies that enhance our earnings and offer complementary services or expand our geographic reach. We believe such acquisitions will help us to accelerate our revenue growth, leverage our existing strengths, and capture and retain more work in-house as a prime contractor for our clients, thereby contributing to our profitability. We also believe that increased scale will enable us to bid and take on larger contracts. We believe there are many potential acquisition candidates in the high-growth cloud computing space, the fragmented professional services markets, and in the applications and infrastructure arena.

●	Aggressively Expand Our Organic Growth Initiatives. Our customers include many leading wireless and wireline telecommunications providers, cable broadband MSOs, OEMs and enterprise customers. As we have expanded the breadth of our service offerings through both organic growth and selective acquisitions, we believe we have opportunities to expand revenues with our existing clients by marketing DPoD private cloud, NFV and SDN service offerings to them, as well as by extending services to existing customers in new geographies.

●	Expand Our Relationships with New Service Providers. We plan to expand new relationships with cable broadband providers, competitive local exchange carriers (CLECs), integrated communication providers (ICs), competitive access providers (CAPs), network access point providers (NAPs) and integrated communications providers (ICPs). We believe that the business model for the expansion of these relationships, leveraging our core strength and array of service solutions, will support our business model for organic growth.

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Increase Operating Margins by Leveraging Operating Efficiencies. We have centralized administrative functions, consolidated insurance coverage and eliminated redundancies across our entire business footprint. We have aggressively sold off some non-core assets and dramatically reduced our debt over the past year and a half.

Our Services

We are a provider of networking orchestration and automation solutions for IOT, SDN and NFV and its corresponding professional services. We provide cloud- and managed-service-based platforms, professional services, applications and infrastructure to both the telecommunications industry and corporate enterprises. Our cloud-based and managed services and our engineering, design, construction, installation, maintenance and project staffing services support the build-out, maintenance, upgrade and operation of some of the most advanced fiber optic, Ethernet, copper, wireless and satellite networks. Our breadth of services enables our customers to selectively augment existing services or to outsource entire projects or operational functions. We divide our service offerings into the following categories of services:

●	Managed Services. We provide integrated cloud-based managed solutions that allow organizations around the globe to migrate and integrate their applications into a public, private or hybrid cloud environment. We combine engineering expertise with white glove service and support to maintain and support these complex global networks. We provide traditional hardware solutions and applications, cloud-based managed solutions and professional staffing services, which work as a seamless extension of a telecommunications service provider or enterprise end user. We provide industry leading vendor-independent, multi-vendor Virtual Network Function validation services. Through third-party VNF validation, service providers know in advance that virtual network functions are working together in a specific, dynamic, environment.

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Applications and Infrastructure. We provide an array of applications and services throughout North America and internationally, including SDN training, SDN software development and integration, VNF validation in a multi-vendor environment, unified communications, interactive voice response (IVR) and SIP-based call centers. We also offer structured cabling and other field installations. In addition, we design, engineer, install and maintain various types of Wi-Fi and wide-area networks, DAS networks, and small cell distribution networks for incumbent local exchange carriers (ILECs), telecommunications original equipment manufacturers (OEMs), cable broadband multiple system operators (MSOs) and enterprise customers. Our services and applications teams support the deployment of new networks and technologies, as well as expand and maintain existing networks. We also design, install and maintain hardware solutions for the leading OEMs that support voice, data and optical networks.

Network Function Virtualization. In order to enter the SDN and NFV market in 2015 we developed and launched NFVGrid, an NFV orchestration platform, as part of our Network-as-a-Service (NaaS) offering. This software platform helps to manage VNFs, instantiating, monitoring, repairing them and handling billing for the services.

In addition, we also released our multi-vendor VNF validation services. Through third-party VNF validation, service providers know in advance that virtual network functions are working together in a specific, dynamic, environment. Since each VNF validation is as unique as the network itself, we have created three levels of validation services that are available through annual contracts. No matter how intricate a network is, we offer the level of service needed. We offer:

●	Silver validation. This first tier of qualification says that a NFV successfully operates in the Cloud/SDN environment, which includes the validation of basic NFV functionality running on fully virtualized SDN-enabled Cloud platform.

●	Gold validation. This tier of qualification includes everything in the Silver Validation, plus guaranteed performance testing of scalability (both up and down) to address the demand volatility that CSPs face. Gold validation is done in compliance with OPNFV testing requirements.

●	Platinum validation. This is the highest level of validation. It includes everything in the Gold Validation and guarantees that the NFV will remain functional as software and hardware continue to update or change.

Most recently, we launched our first version of SD-WAN (Software Defined Wide Area Networking) platform. This is a robust platform allowing enterprise and small business to build highly secure multi location private networks from the cloud and eliminate expensive private telecom circuits and eliminate services such as multiprotocol label switching (MPLS). The use case summary is below:

-	Fully automated management of remote locations with no IT personnel.

-	MPLS is not required. Encryption is provided by IP-Tunnels.

-	No special hardware is required.

-	All networking functions are run virtually.

-	No truck rolls are involved and services can be turned on and off automatically.

-	Customer premises equipment (CPE) functions have instant expansion with added security through deep packet analytics.

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●	Applications. We apply our expertise in networking, converged communications, security, data center solutions and other technologies utilizing our skills in consulting, integration and managed services to create customized solutions for our enterprise customers. We provide applications for managed data, converged services (single and multiple site), voice recognition, session initiation protocol (SIP trunking) Voice Over IP, streaming media and unified communication (UC)) collocation services and others. These applications can be serviced at our customers’ premises or in our cloud solutions.

●	Professional Services. We provide consulting and professional staffing solutions to the service-provider and enterprise market in support of all facets of IT and next-generation networks, including project management, network implementation, network installation, network upgrades, rebuilds, maintenance and consulting services. Our global professional services organization offers on-customer-premise and off-premise IT and cloud solutions consulting, design, engineering, integration, implementation and ongoing support of all solutions offered by our company. We leverage our international recruiting database, which includes more than 70,000 professionals, for the rapid deployment of our professional services. On a weekly basis, we deploy hundreds of telecommunications professionals in support of our worldwide customers. We believe our global footprint is a differentiating factor for national and international-based customers needing a broad range of IT/Cloud technical expertise for management of their legacy and next generation IT networks.

Customers

Our customers include many Fortune 1000 enterprises, wireless and wireline service providers, cable broadband MSOs and telecommunications OEMs. Our current service provider and OEM customers include leading telecommunications companies, such as Ericsson, Inc., Verizon Communications, Sprint Nextel Corporation and AT&T.

Our top four customers, ULine, Frontier Communications, Ericsson, Inc. and Crow Castle accounted for approximately 37% of our total revenues from continuing operations in the six months ended June 30, 2017. Our top four customers, Crown Castle, ULine, Ericsson, Inc., and Verizon, accounted for approximately 26% of our total revenues from continuing operations in the year ended December 31, 2016. Our top four customers, Ericsson, Inc., Crown Castle, ULine and NX Utilities, accounted for approximately 33% of our total revenues from continuing operations in the year ended December 31, 2015. ULine was the only customer to account for 10% or more of our revenues for the six months ended June 30, 2017, accounting for approximately 16% of our total revenues. No customer accounted for 10% or more of our revenues for the year ended December 31, 2016. Ericsson, Inc. and its affiliates, as an OEM provider for seven different carrier projects, was the only customer to account for 10% or more of our revenues for the year ended December 31, 2015, accounting for approximately 14% of our total revenues.

A substantial portion of our revenue is derived from work performed under multi-year master service agreements and multi-year service contracts. We have entered into master service agreements, or MSAs, with numerous service providers and OEMs, and generally have multiple agreements with each of our customers. MSAs are awarded primarily through a competitive bidding process based on the depth of our service offerings, experience and capacity. MSAs generally contain customer-specified service requirements, such as discrete pricing for individual tasks, but do not require our customers to purchase a minimum amount of services. To the extent that such contracts specify exclusivity, there are often a number of exceptions, including the ability of the customer to issue work orders valued above a specified dollar amount to other service providers, perform work with the customer’s own employees and use other service providers. Most of our MSAs may be cancelled by our customers upon minimum notice (typically 60 days), regardless of whether we are then in default. In addition, many of these contracts permit cancellation of particular purchase orders or statements of work without any prior notice. Our managed service offerings are typically sold under multi-year agreements and provide the customers with service level commitments. This is one of the fastest growing portions of our business.

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Suppliers and Vendors

We have supply agreements with major technology vendors, such as Ericsson, Avaya, Aruba, Juniper, F5, Microsoft, Ciena, and Citrix. However, for a majority of the professional services we perform, our customers supply the necessary materials. We expect to continue to further develop our relationships with our technology vendors and to broaden our scope of work with each of our partners. In many cases, our relationships with our partners have extended for over a decade, which we attribute to our commitment to excellence. It is our objective to selectively expand our partnerships moving forward in order to expand our service offerings.

Competition

We provide cloud and managed services, professional services, and infrastructure and applications to the enterprise and service provider markets globally. Our markets are highly fragmented and the business is characterized by a large number of participants, including several large companies, as well as a significant number of small, privately-held, local competitors.

Our current and potential larger competitors include Amazon.com, Inc., Arrow Electronics, Inc., Black Box Corporation, CenturyLink Technology Solutions (formerly Savvis), Dimension Data, Dycom Industries, Inc., Hewlett Packard Company, Rackspace Hosting, Inc., SoftLayer Technologies, Inc., Tech Mahindra Limited, TeleTech Holdings, Inc. and Volt Information Sciences, Inc. A significant portion of our services revenue is currently derived from MSAs and price is often an important factor in awarding such agreements. Accordingly, our competitors may underbid us if they elect to price their services aggressively to procure such business. Our competitors may also develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to our services, and we may not be able to maintain or enhance our competitive position. The principal competitive factors for our professional services include geographic presence, breadth of service offerings, technical skills, licensing price, quality of service and industry reputation. We believe we compete favorably with our competitors on the basis of these factors.

Safety and Risk Management

We require our employees to participate in internal training and service programs from time to time relevant to their employment and to complete any training programs required by law. We review accidents and claims from our operations, examine trends and implement changes in procedures to address safety issues. Claims arising in our business generally include workers’ compensation claims, various general liability and damage claims, and claims related to vehicle accidents, including personal injury and property damage. We insure against the risk of loss arising from our operations up to certain deductible limits in substantially all of the states in which we operate. In addition, we retain risk of loss, up to certain limits, under our employee group health plan. We evaluate our insurance requirements on an ongoing basis to help ensure we maintain adequate levels of coverage.

We carefully monitor claims and actively participate with our insurers in determining claims estimates and adjustments. The estimated costs of claims are accrued as liabilities, and include estimates for claims incurred but not reported. Due to fluctuations in our loss experience from year to year, insurance accruals have varied and can affect the consistency of our operating margins. If we experience insurance claims in excess of our umbrella coverage limit, our business could be materially and adversely affected.

Employees

As of June 30, 2017, we had 212 full-time employees and 4 part-time employees, of whom 31 were in administration and corporate management, 7 were accounting personnel, 13 were sales personnel and 165 were technical and project managerial personnel.

In general, the number of our employees varies according to the level of our work in progress. We maintain a core of technical and managerial personnel to supervise all projects and add employees as needed to complete specific projects. Because we also provide project staffing, we are well-positioned to respond to changes in our staffing needs.

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Environmental Matters

A portion of the work we perform is associated with the underground networks of our customers. As a result, we are potentially subject to material liabilities related to encountering underground objects that may cause the release of hazardous materials or substances. We are subject to federal, state and local environmental laws and regulations, including those regarding the removal and remediation of hazardous substances and waste. These laws and regulations can impose significant fines and criminal sanctions for violations. Costs associated with the discharge of hazardous substances may include clean-up costs and related damages or liabilities. These costs could be significant and could adversely affect our results of operations and cash flows.

Regulation

Our operations are subject to various federal, state, local and international laws and regulations, including licensing, permitting and inspection requirements applicable to electricians and engineers; building codes; permitting and inspection requirements applicable to construction projects; regulations relating to worker safety and environmental protection; telecommunication regulations affecting our fiber optic licensing business; labor and employment laws; and laws governing advertising.

Summary Risk Factors

●	We have doubt about our ability to continue as a going concern.

●	We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. We cannot assure you that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

●	We have received subpoenas in the Securities and Exchange Commission investigation now known as “In the Matter of Certain Stock Promotions,” the consequences of which are unknown.

●	We have a history of losses, deficiency in working capital and a stockholders’ deficit and may continue to incur losses in the future. If we cannot achieve sustained profitability, our stockholders may lose all or a portion of their investment in our company.

●	Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations.

●	Fines, judgments and other consequences resulting from our failure to comply with regulations or adverse outcomes in litigation proceedings could adversely affect our business, financial condition, results of operations and prospects.

●	We may have insufficient authorized capital stock to issue common stock to all of the holders of our outstanding warrants and other convertible securities and may be required to reverse split our outstanding shares of common stock or to request our stockholders to authorize additional shares of common stock in connection with the exercise or conversion of such outstanding securities or subsequent equity finance transactions.

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●	We may be unable to integrate our recent and future acquisitions, which would adversely affect our business, financial condition, result of operations and prospects.

●	We derive a significant portion of our revenue from master service agreements that may be cancelled by customers on short notice, or that we may be unable to renew on favorable terms or at all.

●	Our business is labor-intensive and if we are unable to attract and retain key personnel and skilled labor, or if we encounter labor difficulties, our ability to bid for and successfully complete contracts may be negatively impacted.

●	Our industry is highly competitive, with a variety of larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our market share and harm our financial performance.

Our Corporate Information

We were incorporated under the name i-realtyauction.com, Inc. in the State of Delaware on November 22, 1999 as a subsidiary of i-Incubator.com, Inc. (INQU). In November 2000, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and commenced filing periodic reports under the Exchange Act in March 2001. On August 16, 2001, we changed our name to Genesis Realty Group, Inc. and began to focus our attention on the acquisition, development and management of real property. In August 2008, we changed our name to Genesis Group Holdings, Inc., and on January 10, 2013, we changed our name to InterCloud Systems, Inc. We commenced operations in our current line of business in January 2010 when we acquired Digital Comm, Inc., a provider of turnkey services and solutions to the communications industry.

Our principal executive offices are located at 1030 Broad Street, Suite 102, Shrewsbury, NJ 07702. The telephone number of our principal executive offices is 561-988-1988, and we maintain a corporate website at http://www.InterCloudsys.com that contains information about our company. The information on, or accessible from, our website is neither part of this prospectus nor incorporated herein by reference.

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.  For as long as we are deemed an emerging growth company, we may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

●	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002;

●	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies, which exemption we have elected not to apply;

●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements; and

●	reduced disclosure about our executive compensation arrangements, such as disclosure regarding the compensation policies of our board of directors, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any executive severance arrangements not previously approved.

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We will continue to be deemed an emerging growth company until the earliest of:

●	the last day of our fiscal year in which we have total annual gross revenues of $1,070,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $1,000,000) or more;

●	the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act;

●	the date on which we have, during the prior three-year period, issued more than $1,000,000,000 in non-convertible debt; or

●	the date on which we are deemed to be a “large accelerated filer,” as defined in Regulation S-K under the Securities Act.

We also qualify as a “smaller reporting company,” as defined by Regulation S-K under the Securities Act of 1933, as amended, or the “Securities Act.”  As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements, and to exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in any fiscal year.

About This Offering

This prospectus relates to the resale by the selling stockholder identified in this prospectus of up to 200,000,000 shares of common stock. All of the shares, when sold, will be sold by the selling stockholder. The selling stockholder may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

Common stock offered	200,000,000 shares

Common stock to be outstanding immediately after this offering	591,735,816 shares

Dividend policy	We currently intend to retain future earnings, if any, for use in the operation of our business. We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

OTCQB Market Symbol	ICLD

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” and all other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding immediately after this offering is based on 121,833,616 shares of common stock outstanding as of June 30, 2017 and assumes the issuance and sale of 200,000,000 shares of common stock in this offering.  The number of shares of common stock to be outstanding after this offering also includes:

●	an aggregate of 257,449,966 shares of common stock issued in July, August and September 2017 upon the conversion of certain indebtedness;

●	an aggregate of 12,452,108 shares of common stock issued in August and September 2017 upon the exercise of a warrant; and

●	an aggregate of 126 additional shares based on rounding differences resulting from the one-for-four reverse stock split which was effective as of the open of trading on July 12, 2017.

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The number of shares of common stock to be outstanding after this offering excludes an aggregate of up to approximately 64,236,191 shares of common stock based upon the following:

●	47,986,191 shares of common stock issuable upon the exercise of TNS employee warrants with an exercise price of $0.0001 per share;

●	13,888,889 shares of common stock issuable upon the exercise of JGB warrants with a cashless exercise; and

●	2,361,111 shares of common stock issuable upon the exercise of vendor warrants with a cashless exercise.

The number of shares outstanding at June 30, 2017 also does not include 442,542 shares of common stock reserved for future issuance at June 30, 2017 under our 2012 Performance Incentive Plan or 218,978 shares of common stock reserved for future issuance at such date under our Employee Stock Purchase Plan.

Selected Financial Information

The following table sets forth our summary consolidated financial data for the three and six months ended June 30, 2017 and 2016 and the years ended December 31, 2016 and 2015. The summary consolidated financial statements of operations data for the fiscal years ended December 31, 2016 and 2015 and the summary consolidated balance sheet data as of December 31, 2016 and 2015 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three and six months ended June 30, 2017 and 2016 and the summary consolidated balance sheet data as of June 30, 2017 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results to be expected for any future period.

On July 7, 2017, the Company filed a Certificate of Amendment of its Certificate of Incorporation that effected a one-for-four reverse split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share, effective as of the open of trading on July 12, 2017. All common share, warrant, stock option, and per share information in this prospectus gives retroactive effect to the one-for-four reverse stock split that was effected on July 12, 2017.

The following summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information contained under the captions “Selected Consolidated Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

 Dollar amounts in the following tables are in thousands, except share and per share data.

	For the six months ended		For the years ended
	June 30,		December 31,
	2017	2016	2016	2015
Statement of Operations Data:

Revenues	$22,071	$40,223	$78,000	$74,108
Gross profit	4,995	9,633	19,805	20,244
Operating expenses	16,165	17,493	38,429	46,190
Loss from operations	(11,170)	(7,860)	(18,624)	(25,946)
Total other expense	(15,505)	(10,147)	(8,106)	(25,934)
Loss from continuing operations before benefit from income taxes	(26,675)	(18,007)	(26,730)	(51,880)
(Benefit from) provision for income taxes	(358)	116	207	(1,345)
(Loss) gain from discontinued operations, net of tax	-	465	465	(15,124)
Net loss attributable to common stockholders	(26,179)	(17,724)	(26,483)	(65,762)
Net loss per share, basic and diluted	$(0.28)	$(2.31)	$(2.53)	$(12.22)
Weighted average shares outstanding, basic and diluted	95,675,967	7,665,536	10,486,603	5,380,221

	As of June 30,	As of December 31,
	2017	2016	2015
Balance Sheet Data:	(unaudited)

Cash	$407	$1,790	$7,944
Accounts receivable, net	8,459	13,952	16,616
Total current assets	16,100	18,389	28,553
Goodwill and intangible assets, net	17,442	35,391	40,371
Total assets	35,209	54,569	92,231

Total current liabilities	64,926	57,802	39,951
Long-term liabilities	6,338	12,810	56,480
Stockholders’ deficit	(36,055)	(16,043)	(4,200)

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our securities. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline, and you could lose some or all of your investment.

Risks Related to Our Financial Results and Financing Plans

We have a history of losses and may continue to incur losses in the future.

We have a history of losses and may continue to incur losses in the future, which could negatively impact the trading value of our common stock. We incurred losses from operations of $11.2 million and $7.9 million for the six months ended June 30, 2017 and 2016, respectively, and $18.6 million and $25.9 million in the years ended December 31, 2016 and 2015, respectively. In addition, we incurred a net loss attributable to common stockholders of $26.2 million and $17.7 million for the six months ended June 30, 2017 and 2016, respectively, and $26.5 million and $65.8 million in the years ended December 31, 2016 and 2015, respectively. We may continue to incur operating and net losses in future periods. These losses may increase and we may never achieve profitability for a variety of reasons, including increased competition, decreased growth in the unified communications industry and other factors described elsewhere in this “Risk Factors” section. If we cannot achieve sustained profitability, our stockholders may lose all or a portion of their investment in our company.

If we are unable to sustain or increase our revenue levels, we may never achieve or sustain profitability.

Our total revenues from continuing operations decreased to $22.1 million for the six months ended June 30, 2017, compared to $40.2 million for the six months ended June 30, 2016. Our total revenues from continuing operations increased to $78.0 million for the year ended December 31, 2016, from $74.1 million in the year ended December 31, 2015. In order to become profitable and maintain our profitability, we must, among other things, continue to align costs with our revenues. We may be unable to sustain our revenue levels, particularly if we are unable to develop and market our applications and infrastructure or professional services segments, increase our sales to existing customers or develop new customers. However, even if our revenues grow, they may not be sufficient to exceed increases in our operating expenses or to enable us to achieve or sustain profitability.

Our inability to obtain additional capital may prevent us from completing our acquisition strategy and successfully operating our business; however, additional financings may subject our existing stockholders to substantial dilution.

Until we can generate a sufficient amount of revenue, if ever, we expect to finance our anticipated future strategic acquisitions through public or private equity offerings or debt financings. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more strategic acquisitions or business plans. In addition, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. In addition, debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our forecasts regarding the sufficiency of our financial resources to support our current and planned operations are forward-looking statements and involve significant risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements will depend on many factors, including, but not limited to, the costs and timing of our future acquisitions.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations.

As of June 30, 2017, we had total indebtedness of approximately $39.1 million, consisting of $34.7 million of convertible debentures and notes payable, $4.3 million of related-party indebtedness, and $0.1 million of bank debt. As of December 31, 2016, we had total indebtedness of approximately $47.6 million, consisting of $28.2 million of convertible debentures and notes payable, $19.3 million of related-party indebtedness, and $0.1 million of bank debt. Our substantial indebtedness could have important consequences to our stockholders. For example, it could:

●	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business;

●	place us at a competitive disadvantage compared to our competitors that have less debt;

●	limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments; and

●	make us more vulnerable to a general economic downturn than a company that is less leveraged.

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A high level of indebtedness would increase the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness will depend on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include our ability to access the public equity and debt markets, financial market conditions, the value of our assets and our performance at the time we need capital.

Our limited operating history as an integrated company, recent business acquisitions and divestitures, and the rapidly-changing telecommunications market may make it difficult for investors to evaluate our business, financial condition, results of operations and divestitures, and prospects, and also impairs our ability to accurately forecast our future performance.

We experienced rapid and significant expansion and contraction in the four and a half years ended June 30, 2017 due to a series of strategic acquisitions and divestitures. We acquired three companies in 2012, one company in 2013, three companies in 2014 and two companies in 2016. We also disposed of one company in 2015, three companies in 2016 and four companies in 2017. As a result of our recent acquisitions and divestitures, our financial results are heavily influenced by the application of the acquisition and disposition methods of accounting. The acquisition method of accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair market value. In the disposal of companies, similar assumptions need to be made. If our assumptions are incorrect, any resulting change or modification could adversely affect our financial conditions and/or results of operations.

Further, our limited operating history as an integrated company, combined with our short history operating as providers of staffing and infrastructure services, may not provide an adequate basis for investors to evaluate our business, financial condition, results of operations and prospects, and makes accurate financial forecasting difficult for us. Because we operate in the rapidly-evolving IT and telecommunications markets and because our business is rapidly changing due to a series of acquisitions and divestitures, we may have difficulty in engaging in effective business and financial planning. It may also be difficult for us to evaluate trends that may affect our business and whether our expansion may be profitable. Thus, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market.

Risks Related to Our Business

A failure to successfully execute our strategy of acquiring other businesses to grow our company could adversely affect our business, financial condition, results of operations and prospects.

We intend to continue pursuing growth through the acquisition of companies or assets to expand our product offerings, project skill-sets and capabilities, enlarge our geographic markets, add experienced management and increase critical mass to enable us to bid on larger contracts. However, we may be unable to find suitable acquisition candidates or acquisition financing or to complete acquisitions on favorable terms, if at all. Moreover, any completed acquisition may not result in the intended benefits. For example, while the historical financial and operating performance of an acquisition target are among the criteria we evaluate in determining which acquisition targets we will pursue, there can be no assurance that any business or assets we acquire will continue to perform in accordance with past practices or will achieve financial or operating results that are consistent with or exceed past results. Any such failure could adversely affect our business, financial condition or results of operations. In addition, any completed acquisition may not result in the intended benefits for other reasons and our acquisitions will involve a number of other risks, including:

●	We may have difficulty integrating the acquired companies;

●	Our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

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●	We may not realize the anticipated cost savings or other financial benefits we anticipated;

●	We may have difficulty applying our expertise in one market to another market;

●	We may have difficulty retaining or hiring key personnel, customers and suppliers to maintain expanded operations;

●	Our internal resources may not be adequate to support our operations as we expand, particularly if we are awarded a significant number of contracts in a short time period;

●	We may have difficulty retaining and obtaining required regulatory approvals, licenses and permits;

●	We may not be able to obtain additional equity or debt financing on terms acceptable to us or at all, and any such financing could result in dilution to our stockholders, impact our ability to service our debt within the scheduled repayment terms and include covenants or other restrictions that would impede our ability to manage our operations;

●	We may have failed to, or be unable to, discover liabilities of the acquired companies during the course of performing our due diligence; and

●	We may be required to record additional goodwill as a result of an acquisition, which will reduce our tangible net worth.

Any of these risks could prevent us from executing our acquisition growth strategy, which could adversely affect our business, financial condition, results of operations and prospects.

Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings, and our ability to partner with new and emerging technology providers.

The technology industry is characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software and services offerings, such as cloud-based solutions, including SaaS, IaaS and PaaS, and the Internet of Things (“IoT”). We have been and will continue to be dependent on innovations in hardware, software and services offerings, as well as the acceptance of those innovations by customers. A decrease in the rate of innovation, or the lack of acceptance of innovations by customers, could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example by providing the appropriate training to our account managers, sales technology specialists and engineers to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of hardware, software and services to compete effectively with hardware, software and services of vendors whose products and services we do not currently offer or that we are not authorized to offer in one or more customer channels. In addition, our success is dependent on our ability to develop relationships with and sell hardware, software and services from new emerging vendors and vendors that we have not historically represented in the marketplace. To the extent that a vendor’s offering that is highly in demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, or we are unable to develop relationships with new technology providers or companies that we have not historically represented, our business, results of operations or cash flows could be adversely impacted.

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If we do not continue to innovate and provide products and services that are useful to our business customers, we may not remain competitive, and our revenues and operating results could suffer.

The market for our cloud and managed services, professional consulting and staffing services and voice, data and optical solutions is characterized by changing technology, changes in customer needs and frequent new service and product introductions, and we may be required to select one emerging technology over another. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. In addition, the development and offering of new services in response to new technologies or consumer demands may require us to increase our capital expenditures significantly. Moreover, new technologies may be protected by patents or other intellectual property laws and therefore may be available only to our competitors and not to us. Any of these factors could adversely affect our revenues and profitability. We cannot assure you that we will be able to successfully identify, develop, and market new products or product enhancements that meet or exceed evolving industry requirements or achieve market acceptance. If we do not successfully identify, develop, and market new products or product enhancements, it could have a material and adverse effect on our results of operations.

Our engagements typically require longer implementations and other professional services engagements.

Our implementations generally involve an extensive period of delivery of professional services, including the configuration of the solutions, together with customer training and consultation. In addition, existing customers for other professional services projects often retain us for those projects beyond an initial implementation. A successful implementation or other professional services project requires a close working relationship between us, the customer and often third-party consultants and systems integrators who assist in the process. These factors may increase the costs associated with completion of any given sale, increase the risks of collection of amounts due during implementations or other professional services projects, and increase risks of delay of such projects. Delays in the completion of an implementation or any other professional services project may require that the revenues associated with such implementation or project be recognized over a longer period than originally anticipated, or may result in disputes with customers, third-party consultants or systems integrators regarding performance as originally anticipated. Such delays in the implementation may cause material fluctuations in our operating results. In addition, customers may defer implementation projects or portions of such projects and such deferrals could have a material adverse effect on our business and results of operations.

Our future success is substantially dependent on third-party relationships.

An element of our strategy is to establish and maintain alliances with other companies, such as system integrators, resellers, consultants, and suppliers of products and services for maintenance, repair and operations. These relationships enhance our status in the marketplace, which generates new business opportunities and marketing channels and, in certain cases, additional revenue and profitability. To effectively generate revenue out of these relationships, each party must coordinate and support the sales and marketing efforts of the other, often including making a sizable investment in such sales and marketing activity. Our inability to establish and maintain effective alliances with other companies could impact our success in the marketplace, which could materially and adversely impact our results of operations. In addition, as we cannot control the actions of these third-party alliances, if these companies suffer business downturns or fail to meet their objectives, we may experience a resulting diminished revenue and decline in results of operations.

In addition, we may face additional competition from those systems integrators and third-party software providers who develop, acquire or market products competitive with our products. Our strategy of marketing our products directly to customers and indirectly through systems integrators and other technology companies may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different systems integrators target the same customers, systems integrators may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with systems integrators or hurt our ability to attract new systems integrators to market our products.

We maintain a strategic relationship with Juniper Networks under which we have undertaken to integrate our respective products and to market the Juniper Networks versions of our products in preference to other versions. Our license revenue may be affected by the success and acceptance of the Juniper Networks products relative to those of Juniper Networks’ competitors. We may experience difficulties in gaining market acceptance of the Juniper Networks version of our products, and difficulties in integrating and coordinating our products and sales efforts with those of Juniper Networks. In addition, customers or prospects that have not adopted the Juniper Networks technology platform may view our alliance with Juniper Networks negatively, and competitive alliances may emerge among other companies that are more attractive to our customers and prospective customers.

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If we do not accurately estimate the overall costs when we bid on a contract that is awarded to us, we may achieve a lower than anticipated profit or incur a loss on the contract.

A significant portion of our revenues from our engineering and professional services offerings are derived from fixed unit price contracts that require us to perform the contract for a fixed unit price irrespective of our actual costs. We bid for these contracts based on our estimates of overall costs, but cost overruns may cause us to incur losses. The costs incurred and any net profit realized on such contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

●	onsite conditions that differ from those assumed in the original bid;

●	delays in project starts or completion;

●	fluctuations in the cost of materials to perform under a contract;

●	contract modifications creating unanticipated costs not covered by change orders;

●	availability and skill level of workers in the geographic location of a project;

●	our suppliers’ or subcontractors’ failure to perform due to various reasons, including bankruptcy;

●	fraud or theft committed by our employees;

●	citations or fines issued by any governmental authority;

●	difficulties in obtaining required governmental permits or approvals or performance bonds;

●	changes in applicable laws and regulations; and

●	claims or demands from third parties alleging damages arising from our work or from the project of which our work is a part.

These factors may cause actual reduced profitability or losses on projects, which could adversely affect our business, financial condition, results of operations and prospects.

Our contracts may require us to perform extra or change order work, which can result in disputes and adversely affect our business, financial condition, results of operations and prospects.

Our contracts generally require us to perform extra or change order work as directed by the customer, even if the customer has not agreed in advance on the scope or price of the extra work to be performed. This process may result in disputes over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. Even when the customer agrees to pay for the extra work, we may be required to fund the cost of such work for a lengthy period of time until the change order is approved by the customer and we are paid by the customer.

To the extent that actual recoveries with respect to change orders or amounts subject to contract disputes or claims are less than the estimates used in our financial statements, the amount of any shortfall will reduce our future revenues and profits, and this could adversely affect our reported working capital and results of operations. In addition, any delay caused by the extra work may adversely impact the timely scheduling of other project work and our ability to meet specified contract milestone dates.

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We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. Due to the size and nature of our contracts, one or a few customers have represented a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. ULine accounted for approximately 17% of our total revenues from continuing operations in the six months ended June 30, 2017. No customer accounted for 10% or more of our total revenues for the year ended December 31, 2016. Ericsson Inc. and its affiliates accounted for approximately 14% of our total revenues from continuing operations in the year ended December 31, 2015. Our top four customers, ULine, Frontier Communications, Ericsson, Inc. and Crow Castle accounted for approximately 37% of our total revenues from continuing operations in the six months ended June 30, 2017. Our top four customers, Crown Castle, ULine, Ericsson, Inc., and Verizon, accounted for approximately 26% of our total revenues from continuing operations in the year ended December 31, 2016. Our top four customers, Ericsson, Inc., Crown Castle, ULine and NX Utilities, accounted for approximately 33% of our total revenues from continuing operations in the year ended December 31, 2015. Revenues under our contracts with significant customers may continue to vary from period to period depending on the timing or volume of work that those customers order or perform with their in-house service organizations. A limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future. Because we do not maintain any reserves for payment defaults, a default or delay in payment on a significant scale could adversely affect our business, financial condition, results of operations and prospects. We could lose business from a significant customer for a variety of reasons, including:

●	the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of work we receive;

●	our performance on individual contracts or relationships with one or more significant customers could become impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted;

●	the strength of our professional reputation; and

●	key customers could slow or stop spending on initiatives related to projects we are performing for them due to increased difficulty in the credit markets as a result of economic downturns or other reasons.

Since many of our customer contracts allow our customers to terminate the contract without cause, our customers may terminate their contracts with us at will, which could impair our business, financial condition, results of operations and prospects.

Our failure to adequately expand our direct sales force will impede our growth.

We will need to continue to expand and optimize our sales infrastructure in order to grow our customer base and our business. We plan to continue to expand our direct sales force, both domestically and internationally. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenue. If we are unable to hire, develop and retain talented sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the intended benefits of this investment or increase our revenue.

Our business is labor intensive and if we are unable to attract and retain key personnel and skilled labor, or if we encounter labor difficulties, our ability to bid for and successfully complete contracts may be negatively impacted.

Our ability to attract and retain reliable, qualified personnel is a significant factor that enables us to successfully bid for and profitably complete our work. The increase in demand for consulting technology integration and managed services has increased our need for employees with specialized skills or significant experience in these areas. The future success of our ADEX Division depends, in part, on our ability to attract, hire and retain project managers, estimators, supervisors, foremen, equipment operators, engineers, linemen, laborers and other highly-skilled personnel. Our ability to attract and retain reliable and skilled personnel depends on a number of factors, such as general rates of employment, competitive demands for employees possessing the skills we need and the level of compensation required to hire and retain qualified employees. We may also spend considerable resources training employees who may then be hired by our competitors, forcing us to spend additional funds to attract personnel to fill those positions. Competition for employees is intense, and we could experience difficulty hiring and retaining the personnel necessary to support our business. Our labor expenses may also increase as a result of a shortage in the supply of skilled personnel. If we do not succeed in retaining our current employees and attracting, developing and retaining new highly-skilled employees, our reputation may be harmed and our future earnings may be negatively impacted.

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If we are unable to attract and retain qualified executive officers and managers, we will be unable to operate efficiently, which could adversely affect our business, financial condition, results of operations and prospects.

We depend on the continued efforts and abilities of our executive officers, as well as the senior management of our subsidiaries, to establish and maintain our customer relationships and identify strategic opportunities. The loss of any one of them could negatively affect our ability to execute our business strategy and adversely affect our business, financial condition, results of operations and prospects. Competition for managerial talent with significant industry experience is high and we may lose access to executive officers for a variety of reasons, including more attractive compensation packages offered by our competitors. Although we have entered into employment agreements with certain of our executive officers and certain other key employees, we cannot guarantee that any of them or other key management personnel will remain employed by us for any length of time.

Because we maintain a workforce based upon current and anticipated workloads, we may incur significant costs in adjusting our workforce demands, including addressing understaffing of contracts, if we do not receive future contract awards or if these awards are delayed.

Our estimates of future performance depend, in part, upon whether and when we will receive certain new contract awards. Our estimates may be unreliable and can change from time to time. In the case of larger projects, where timing is often uncertain, it is particularly difficult to project whether and when we will receive a contract award. The uncertainty of contract award timing can present difficulties in matching workforce size with contractual needs. If an expected contract award is delayed or not received, we could incur significant costs resulting from retaining more staff than is necessary. Similarly, if we underestimate the workforce necessary for a contract, we may not perform at the level expected by the customer and harm our reputation with the customer. Each of these may negatively impact our business, financial condition, results of operations and prospects.

Timing of the award and performance of new contracts could adversely affect our business, financial condition, results of operations and prospects.

It is generally very difficult to predict whether and when new contracts will be offered for tender because these contracts frequently involve a lengthy and complex design and bidding process that is affected by a number of factors, such as market conditions, financing arrangements and governmental approvals. Because of these factors, our results of operations and cash flows may fluctuate from quarter to quarter and year to year, and the fluctuation may be substantial. Such delays, if they occur, could adversely affect our operating results for current and future periods until the affected contracts are completed.

We derive a significant portion of our revenue from master service agreements that may be cancelled by customers on short notice, or which we may be unable to renew on favorable terms or at all.

During the six months ended June 30, 2017, we derived approximately 32% of our revenues from master service agreements and long term contracts, none of which require our customers to purchase a minimum amount of services. In the years ended December 31, 2016 and 2015, we derived approximately 23% and 36%, respectively, of our revenues from master service agreements and long-term contracts. The majority of these contracts may be cancelled by our customers upon minimal notice (typically 60 days), regardless of whether or not we are in default. In addition, many of these contracts permit cancellation of particular purchase orders or statements of work without any notice.

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These agreements typically do not require our customers to assign a specific amount of work to us until a purchase order or statement of work is signed. Consequently, projected expenditures by customers are not assured until a definitive purchase order or statement of work is placed with us and the work is completed. Furthermore, our customers generally require competitive bidding of these contracts. As a result, we could be underbid by our competitors or be required to lower the prices charged under a contract being rebid. The loss of work obtained through master service agreements and long-term contracts or the reduced profitability of such work could adversely affect our business or results of operations.

Unanticipated delays due to adverse weather conditions, global climate change and difficult work sites and environments may slow completion of our contracts, impair our customer relationships and adversely affect our business, financial condition, results of operations and prospects.

Because some of our work is performed outdoors, our business is impacted by extended periods of inclement weather and is subject to unpredictable weather conditions, which could become more frequent or severe if general climatic changes occur. Generally, inclement weather is more likely to occur during the winter season, which falls during our first and fourth fiscal quarters. Additionally, adverse weather conditions can result in project delays or cancellations, potentially causing us to incur additional unanticipated costs, reductions in revenues or the payment of liquidated damages. In addition, some of our contracts require that we assume the risk that actual site conditions vary from those expected. Significant periods of bad weather typically reduce profitability of affected contracts, both in the current period and during the future life of affected contracts, which can negatively affect our results of operations in current and future periods until the affected contracts are completed.

Some of our projects involve challenging engineering, procurement and construction phases that may occur over extended time periods, sometimes up to several years. We may encounter difficulties in engineering, delays in designs or materials provided by the customer or a third party, equipment and material delivery delays, schedule changes, delays from customer failure to timely obtain rights-of-way, weather-related delays, delays by subcontractors in completing their portion of the project and other factors, some of which are beyond our control, but which may impact our ability to complete a project within the original delivery schedule. In some cases, delays and additional costs may be substantial, and we may be required to cancel a project and/or compensate the customer for the delay. We may not be able to recover any of these costs. Any such delays, cancellations, defects, errors or other failures to meet customer expectations could result in damage claims substantially in excess of revenue associated with a project. These factors could also negatively impact our reputation or relationships with our customers, which could adversely affect our ability to secure new contracts.

Environmental and other regulatory matters could adversely affect our ability to conduct our business and could require expenditures that could adversely affect our business, financial condition, results of operations and prospects.

Our operations are subject to laws and regulations relating to workplace safety and worker health that, among other things, regulate employee exposure to hazardous substances. While immigration laws require us to take certain steps intended to confirm the legal status of our immigrant labor force, we may nonetheless unknowingly employ illegal immigrants. Violations of laws and regulations could subject us to substantial fines and penalties, cleanup costs, third-party property damage or personal injury claims. In addition, these laws and regulations have become, and enforcement practices and compliance standards are becoming, increasingly stringent. Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could require us to make substantial expenditures for, among other things, pollution control systems and other equipment that we do not currently possess, or the acquisition or modification of permits applicable to our activities.

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If we fail to maintain qualifications required by certain governmental entities, we could be prohibited from bidding on certain contracts.

If we do not maintain qualifications required by certain governmental entities, such as low voltage electrical licenses, we could be prohibited from bidding on certain governmental contracts. A cancellation of an unfinished contract or our exclusion from the bidding process could cause our work crews to be idled for a significant period of time until other comparable work becomes available, which could adversely affect our business and results of operations. The cancellation of significant contracts or our disqualification from bidding for new contracts could reduce our revenues and profits and adversely affect our business, financial condition, results of operations and prospects.

Fines, judgments and other consequences resulting from our failure to comply with regulations or adverse outcomes in litigation proceedings could adversely affect our business, financial condition, results of operations and prospects.

From time to time, we may be involved in lawsuits and regulatory actions, including class action lawsuits that are brought or threatened against us in the ordinary course of business. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, violations of the Fair Labor Standards Act and state wage and hour laws, employment discrimination, breach of contract, property damage, punitive damages, civil penalties, consequential damages or other losses, or injunctive or declaratory relief. Any defects or errors, or failures to meet our customers’ expectations could result in large damage claims against us. Claimants may seek large damage awards and, due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings. Any failure to properly estimate or manage cost, or delay in the completion of projects, could subject us to penalties.

The ultimate resolution of these matters through settlement, mediation or court judgment could have a material impact on our financial condition, results of operations and cash flows. Regardless of the outcome of any litigation, these proceedings could result in substantial cost and may require us to devote substantial resources to defend ourselves. When appropriate, we establish reserves for litigation and claims that we believe to be adequate in light of current information, legal advice and professional indemnity insurance coverage, and we adjust such reserves from time to time according to developments. If our reserves are inadequate or insurance coverage proves to be inadequate or unavailable, our business, financial condition, results of operations and prospects may suffer.

We employ and assign personnel in the workplaces of other businesses, which subjects us to a variety of possible claims that could adversely affect our business, financial condition, results of operations and prospects.

We employ and assign personnel in the workplaces of other businesses. The risks of these activities include possible claims relating to:

●	discrimination and harassment;

●	wrongful termination or denial of employment;

●	violations of employment rights related to employment screening or privacy issues;

●	classification of employees, including independent contractors;

●	employment of illegal aliens;

●	violations of wage and hour requirements;

●	retroactive entitlement to employee benefits; and

●	errors and omissions by our temporary employees.

Claims relating to any of the above could subject us to monetary fines or reputational damage, which could adversely affect our business, financial condition, results of operations and prospects.

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If we are required to reclassify independent contractors as employees, we may incur additional costs and taxes which could adversely affect our business, financial condition, results of operations and prospects.

We use a significant number of independent contractors in our operations for whom we do not pay or withhold any federal, state or provincial employment tax. There are a number of different tests used in determining whether an individual is an employee or an independent contractor and such tests generally take into account multiple factors. There can be no assurance that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change, or at least challenge, the classification of our independent contractors. Although we believe we have properly classified our independent contractors, the U.S. Internal Revenue Service or other U.S. federal or state authorities or similar authorities of a foreign government may determine that we have misclassified our independent contractors for employment tax or other purposes and, as a result, seek additional taxes from us or attempt to impose fines and penalties. If we are required to pay employer taxes or pay backup withholding with respect to prior periods with respect to or on behalf of our independent contractors, our operating costs will increase, which could adversely impact our business, financial condition, results of operations and prospects.

Our dependence on subcontractors and suppliers could increase our costs and impair our ability to complete contracts on a timely basis or at all.

We rely on third-party subcontractors to perform some of the work on our contracts. We also rely on third-party suppliers to provide materials needed to perform our obligations under those contracts. We generally do not bid on contracts unless we have the necessary subcontractors and suppliers committed for the anticipated scope of the contract and at prices that we have included in our bid. Therefore, to the extent that we cannot engage subcontractors or suppliers, our ability to bid for contracts may be impaired. In addition, if a subcontractor or third-party supplier is unable to deliver its goods or services according to the negotiated terms for any reason, we may suffer delays and be required to purchase the services from another source at a higher price. We sometimes pay our subcontractors and suppliers before our customers pay us for the related services. If customers fail to pay us and we choose, or are required, to pay our subcontractors for work performed or pay our suppliers for goods received, we could suffer an adverse effect on our business, financial condition, results of operations and prospects.

Breaches of data security could adversely impact our business.

Our business involves the storage and transmission of proprietary information and sensitive or confidential data, including personal information of coworkers, customers and others. In addition, we operate data centers for our customers which host their technology infrastructure and may store and transmit both business-critical data and confidential information. In connection with our services business, our coworkers also have access to our customers’ confidential data and other information. We have privacy and data security policies in place that are designed to prevent security breaches; however, as newer technologies evolve, we could be exposed to increased risk of breaches in security. Breaches in security could expose us, our customers or other individuals to a risk of public disclosure, loss or misuse of this information, resulting in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, as well as the loss of existing or potential customers and damage to our brand and reputation. In addition, the cost and operational consequences of implementing further data protection measures could be significant. Such breaches, costs and consequences could adversely affect our business, results of operations or cash flows.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the services we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, results of operations and prospects.

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Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

Our workers are subject to hazards associated with providing construction and related services on construction sites. For example, some of the work we perform is underground. If the field location maps supplied to us are not accurate, or if objects are present in the soil that are not indicated on the field location maps, our underground work could strike objects in the soil containing pollutants that could result in a rupture and discharge of pollutants. In such a case, we may be liable for fines and damages. These operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Even though we believe that the insurance coverage we maintain is in amounts and against the risks that we believe are consistent with industry practice, this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our business, financial condition, results of operations and prospects could be adversely affected.

The Occupational Safety and Health Act of 1970, as amended, or OSHA, establishes certain employer responsibilities, including the maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Health and Safety and Health Administration and various recordkeeping, disclosure and procedural requirements. While we have invested, and will continue to invest, substantial resources in occupational health and safety programs, serious accidents or violations of OSHA rules may subject us to substantial penalties, civil litigation or criminal prosecution, which could adversely affect our business, financial condition, results of operations and prospects.

Defects in our specialty contracting services may give rise to claims against us, increase our expenses, or harm our reputation.

Our specialty contracting services are complex and our final work product may contain defects. We have not historically accrued reserves for potential claims as they have been immaterial. The costs associated with such claims, including any legal proceedings, could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Industry

Our industry is highly competitive, with a variety of larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our market share and harm our financial performance.

The contracts on which we bid are generally awarded through a competitive bid process, with awards generally being made to the lowest bidder, but sometimes based on other factors, such as shorter contract schedules or prior experience with the customer. Within our markets, we compete with many national, regional, local and international service providers, including Arrow Electronics, Inc., Black Box Corporation, Dimension Data, plc, Dycom Industries, Inc., MasTec, Inc., TeleTech Holdings, Inc., Tech Mahindra, Ltd., Unisys Corporation, Unitek Global Services, Inc. and Volt Information Sciences, Inc. Price is often the principal factor in determining which service provider is selected by our customers, especially on smaller, less complex projects. As a result, any organization with adequate financial resources and access to technical expertise may become a competitor. Smaller competitors are sometimes able to win bids for these projects based on price alone because of their lower costs and financial return requirements. Additionally, our competitors may develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to our services, and we may not be able to maintain or enhance our competitive position. We also face competition from the in-house service organizations of our customers whose personnel perform some of the services that we provide.

Some of our competitors have already achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we do. A number of national companies in our industry are larger than we are and, if they so desire, could establish a presence in our markets and compete with us for contracts. As a result of this competition, we may need to accept lower contract margins in order to compete against competitors that have the ability to accept awards at lower prices or have a pre-existing relationship with a customer. If we are unable to compete successfully in our markets, our business, financial condition, results of operations and prospects could be adversely affected.

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Many of the industries we serve are subject to consolidation and rapid technological and regulatory change, and our inability or failure to adjust to our customers’ changing needs could reduce demand for our services.

We derive, and anticipate that we will continue to derive, a substantial portion of our revenue from customers in the telecommunications and utilities industries. The telecommunications and utilities industries are subject to rapid changes in technology and governmental regulation. Changes in technology may reduce the demand for the services we provide. For example, new or developing technologies could displace the wireline systems used for the transmission of voice, video and data, and improvements in existing technology may allow telecommunications providers to significantly improve their networks without physically upgrading them. Alternatively, our customers could perform more tasks themselves, which would cause our business to suffer. Additionally, the telecommunications and utilities industries have been characterized by a high level of consolidation that may result in the loss of one or more of our customers. Our failure to rapidly adopt and master new technologies as they are developed in any of the industries we serve or the consolidation of one or more of our significant customers could adversely affect our business, financial condition, results of operations and prospects.

Further, many of our telecommunications customers are regulated by the Federal Communications Commission, or the FCC, and other international regulators. The FCC and other regulators may interpret the application of their regulations in a manner that is different than the way such regulations are currently interpreted and may impose additional regulations, either of which could reduce demand for our services and adversely affect our business and results of operations.

Economic downturns could cause capital expenditures in the industries we serve to decrease, which may adversely affect our business, financial condition, results of operations and prospects.

The demand for our services has been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the United States economy. The United States economy is still recovering from a recession, and growth in United States economic activity has remained slow. It is uncertain when these conditions will significantly improve. The wireless telecommunications industry and the staffing services industry are both particularly cyclical in nature and vulnerable to general downturns in the United States and international economies. Our customers are affected by economic changes that decrease the need for or the profitability of their services. This can result in a decrease in the demand for our services and potentially result in the delay or cancellation of projects by our customers. Slow-downs in real estate, fluctuations in commodity prices and decreased demand by end-customers for services could affect our customers and their capital expenditure plans. As a result, some of our customers may opt to defer or cancel pending projects. A downturn in overall economic conditions also affects the priorities placed on various projects funded by governmental entities and federal, state and local spending levels.

In general, economic uncertainty makes it difficult to estimate our customers’ requirements for our services. Our plan for growth depends on expanding our company both in the United States and internationally. If economic factors in any of the regions in which we plan to expand are not favorable to the growth and development of the telecommunications industries in those countries, we may not be able to carry out our growth strategy, which could adversely affect our business, financial condition, results of operations and prospects.

Other Risks Relating to Our Company and Results of Operations

Our auditors have expressed doubt about our ability to continue as a going concern.

The Independent Registered Public Accounting Firms’ Report issued in connection with our audited financial statements for the year ended December 31, 2016 stated that there is “substantial doubt about the Company’s ability to continue as a going concern.” Because we have been issued an opinion by our auditors that substantial doubt exists as to whether we can continue as a going concern, it may be more difficult for us to attract investors. If we are not able to continue our business as a going concern, we have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or part of their investment.

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Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

●	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;

●	our ability to effectively manage our working capital;

●	our ability to satisfy consumer demands in a timely and cost-effective manner;

●	pricing and availability of labor and materials;

●	our inability to adjust certain fixed costs and expenses for changes in demand;

●	shifts in geographic concentration of customers, supplies and labor pools; and

●	seasonal fluctuations in demand and our revenue

Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

To prepare financial statements in conformity with GAAP, management is required to make estimates and assumptions as of the date of the financial statements that affect the reported values of assets and liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

●	contract costs and profits and application of percentage-of-completion accounting and revenue recognition of contract change order claims;

●	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, suppliers and others;

●	valuation of assets acquired and liabilities assumed in connection with business combinations;

●	accruals for estimated liabilities, including litigation and insurance reserves; and

●	goodwill and intangible asset impairment assessment.

At the time the estimates and assumptions are made, we believe they are accurate based on the information available. However, our actual results could differ from, and could require adjustments to, those estimates.

We exercise judgment in determining our provision for taxes in the United States and Puerto Rico that are subject to tax authority audit review that could result in additional tax liability and potential penalties that would negatively affect our net income.

The amounts we record in intercompany transactions for services, licenses, funding and other items affects our tax liabilities. Our tax filings are subject to review or audit by the U.S. Internal Revenue Service and state, local and foreign taxing authorities. We exercise judgment in determining our worldwide provision for income and other taxes and, in the ordinary course of our business, there may be transactions and calculations where the ultimate tax determination is uncertain. Examinations of our tax returns could result in significant proposed adjustments and assessment of additional taxes that could adversely affect our tax provision and net income in the period or periods for which that determination is made.

The Internal Revenue Service has completed its examination of our 2013 U.S. corporation income tax return. We have agreed to certain adjustments proposed by the IRS and are appealing others. Separately, the IRS has questioned our classification of certain individuals as independent contractors rather than employees. We estimate our potential liability to be $125 but the liability, if any, upon final disposition of these matters is uncertain.

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We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. We cannot assure you that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

We have historically had a small internal accounting and finance staff with limited experience in public reporting. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audit of our financial statements for the year ended December 31, 2016, our management team identified material weaknesses relating to (i) our inability to complete our implementation of comprehensive entity level controls, (ii) our lack of a sufficient complement of personnel with an appropriate level of knowledge and experience in the application of U.S. GAAP commensurate with our financial reporting requirements, and (iii) our lack of the quantity of resources necessary to implement an appropriate level of review controls to properly evaluate the completeness and accuracy of the transactions we enter into. During 2016, we took steps to help remediate these material weaknesses, including hiring additional accounting staff who have a background and knowledge in the application of U.S. GAAP and performing a comprehensive review of our internal control over financial reporting. We plan to continue to take additional steps to remediate these material weaknesses for the year ending December 31, 2017, to improve our financial reporting systems and implement new policies, procedures and controls. If we do not successfully remediate the material weaknesses described above, or if other material weaknesses or other deficiencies arise in the future, we may be unable to accurately report our financial results on a timely basis, which could cause our reported financial results to be materially misstated and require restatement which could result in the loss of investor confidence, delisting and/or cause the market price of our common stock to decline.

Lawsuits filed against us, if decided in the plaintiffs’ favor, may result in the payment of cash damages that could adversely affect our financial position and liquidity.

In July 2013, a complaint was filed against our company in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida titled The Farkas Group, Inc., The Atlas Group of Companies, LLC and Michael D. Farkas v. InterCloud Systems, Inc. (Case No. 502013CA01133XXXMB) for breach of contract and unjust enrichment. In the complaint, the plaintiffs allege that we have breached contractual agreements between our company and plaintiffs pertaining to certain indebtedness amounting to approximately $116,000 allegedly owed by us to the plaintiffs and our agreement to convert such indebtedness into shares of our common stock. The plaintiff alleges that they are entitled to receive in the aggregate 2.2 million shares of our company’s common stock or aggregate damages reflecting the trading value at the high price for the common stock. We have asserted as a defense that such indebtedness, together with any right to convert such indebtedness into shares of common stock, was cancelled pursuant to the terms of a Stock Purchase Agreement dated as of July 2, 2009 between our company and the plaintiffs. The Farkas Group was a control person of our company during the period that it was a public “shell” company and facilitated the transfer of control of our company to our former chief executive officer, Gideon Taylor. This matter is presently set on the court’s non-jury trial docket. We intend to continue to vigorously defend this lawsuit.

In March 2014, a purported class action suit was filed in the United States District Court for the District of New Jersey against our company, our Chairman of the Board and Chief Executive Officer, Mark Munro, and certain other defendants alleging violations by the defendants (other than Mr. Munro) of Section 10(b) of the Exchange Act and other related provisions in connection with certain alleged courses of conduct that were intended to deceive the plaintiff and the investing public and to cause the members of the purported class to purchase shares of our common stock at artificially inflated prices based on untrue statements of a material fact or omissions to state material facts necessary to make the statements not misleading. The complaint also alleges that Mr. Munro and our company violated Section 20 of the Exchange Act as controlling persons of the other defendants. The complaint seeks unspecified damages, attorney and expert fees, and other unspecified litigation costs. In January 2015, the plaintiff amended the complaint to add certain other third-party defendants.

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In January and June 2016, derivative actions were filed in the Delaware Chancery Court and the United States Federal District Court for the District of New Jersey against our company, our directors, our executive officers and certain other individuals. These actions arises out of the same conduct at issue in the purported class action discussed above. The complaints seek unspecified damages, amendments to our articles of incorporation and by-laws, disgorgement from the individual defendants and costs and disbursements in the actions.

In July 2016, a derivative action was filed in the United States Federal District Court for the District of New Jersey against our company and our directors. This action also arises out of the same conduct at issue in the purported class action discussed above and our subsequent failure to make certain related disclosures or purported false and misleading disclosures in our proxy statements for our annual stockholders’ meetings held in 2013 and 2014. The complaint seeks unspecified damages, amendments to our corporate governance and certain internal procedures, punitive damages and disgorgement from the individual defendants, and costs and disbursements in the actions.

We deny the allegations in each complaint and are proceeding to vigorously defend the suits. However, as the outcome of litigation is inherently uncertain, it is possible that the plaintiffs in one or more actions will prevail no matter how vigorously we defend ourselves, which could result in significant compensatory damages on the part of our company and of our executive officers and directors. Any such adverse decision in such actions could have a material adverse effect on our financial position and liquidity and on our business and results of operations. In addition, regardless of outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors.

We have received subpoenas in the Securities and Exchange Commission investigation now known as “In the Matter of Certain Stock Promotions,” the consequences of which are unknown.

On May 21, 2014 we received a subpoena from the Securities and Exchange Commission, or the SEC, that stated that the staff of the SEC is conducting an investigation now known as “In the Matter of Certain Stock Promotions,” and that the subpoena was issued as part of an investigation as to whether certain investor relations firms and their clients engaged in market manipulation. The SEC’s subpoena and accompanying letter did not indicate whether we are, or are not, under investigation. We have provided testimony to the SEC and produced documents in response to that subpoena and several additional subpoenas from the SEC in connection with that matter, including a subpoena issued on March 1, 2016 requesting information relating to a transaction involving our Series H preferred shares in December 2013. The SEC may in the future require us to produce additional documents or information, or seek testimony from other members of our management team.

In connection with the SEC investigation, in May 2015, we received information from the SEC that it is continuing an investigation of the company and certain of our current and former officers, consultants of the company and others, of “possible violation[s]” of Section 17(a) of the Securities Act and Sections 9(a) and 10(b) of the Exchange Act and the rules of the SEC thereunder in the offer or sale of securities and certain other matters with respect to which the SEC claims it has information, including the possible market manipulation of our securities dating back to January 2013. Based upon our internal investigations, we do not believe either our company or any of our current or former officers or directors engaged in any activities that violated applicable securities laws. We intend to continue to work with the staff of the SEC towards a resolution and to supplement our disclosure regarding the SEC’s investigation accordingly.

We are unaware of the scope or timing of the SEC’s investigation. As a result, we do not know how the SEC investigation is proceeding, when the investigation will be concluded, or if we will become involved to a greater extent than providing documents and testimony to the SEC. We also are unable to predict what action, if any, might be taken in the future by the SEC or its staff as a result of the matters that are the subject to its investigation or what impact, if any, the cost of continuing to respond to subpoenas might have on our financial position, results of operations, or cash flows. We have not established any provision for losses in respect of this matter. In addition, complying with any such future requests by the SEC for documents or testimony could distract the time and attention of our officers and directors or divert our resources away from ongoing business matters. Furthermore, it is possible that we currently are, or may hereafter become a target of the SEC’s investigation. Any such investigation could result in significant legal expenses, the diversion of management’s attention from our business, damage to our business and reputation, and could subject us to a wide range of remedies, including an SEC enforcement action. There can be no assurance that any final resolution of this and any similar matters will not have a material adverse effect on our financial condition or results of operations.

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We are an emerging growth company within the meaning of the Jumpstart Our Businesses Startups Act of 2012 and, as a result, have elected to comply with the reduced disclosure and other reporting requirements available to us as an EGC.

Because we qualify as an emerging growth company, or EGC, under the Jumpstart Our Businesses Startups Act of 2012, or JOBS Act, we have elected to comply with the reduced disclosure and other reporting requirements available to us as an EGC in connection with this prospectus, and for a period of up to five years following our November 2013 offering of shares of common stock if we remain an EGC. For example, with respect to this prospectus, we have provided only two fiscal years of audited financial information and selected financial data and have provided scaled-down disclosure on executive compensation, such as not including a “Compensation Discussion and Analysis” in this prospectus. In addition, for as long as we remain an EGC, we are not subject to certain governance requirements, such as holding a “say-on-pay” and “say-on-golden-parachute” advisory votes, and we are not required to obtain an annual attestation report on our internal control over financial reporting from a registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an EGC. We can be an EGC for a period of up to five years after our November 2013 equity offering, although we will cease to be an EGC earlier than that if our total annual gross revenues equal or exceed $1 billion in a fiscal year, if we issue more than $1 billion in non-convertible debt over a three-year period or if we become a “large accelerated filer” under Rule 12b-2 of the Exchange Act.

Accordingly, in this prospectus you are not receiving the same level of disclosure as you would receive in an annual report on Form 10-K of a non-EGC issuer and, following this prospectus, our stockholders will not receive the same level of disclosure that is afforded to stockholders of a non-EGC issuer. It is also possible that investors will find our shares of common stock to be less attractive because we have elected to comply with the reduced disclosure and other reporting requirements available to us as an EGC, which could adversely affect the trading market for our shares of common stock and the prices at which our stockholders may be able to sell shares of our common stock.

Risks Related to our Common Stock

Our common stock price has fluctuated widely in recent years, and the trading price of our common stock is likely to continue to be volatile, which could result in substantial losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility. Factors that could cause the market price of our common stock to fluctuate significantly include:

●	the results of operating and financial performance and prospects of other companies in our industry;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;

●	the public’s reaction to our press releases, media coverage and other public announcements, and filings with the SEC;

●	market conditions for providers of services to telecommunications, utilities and managed cloud services customers;

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●	lack of securities analyst coverage or speculation in the press or investment community about us or opportunities in the markets in which we compete;

●	changes in government policies in the United States and, as our international business increases, in other foreign countries;

●	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

●	dilution caused by the conversion into common stock of convertible debt securities or by the exercise of outstanding warrants;

●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	any lawsuit involving us, our services or our products;

●	arrival and departure of key personnel;

●	sales of common stock by us, our investors or members of our management team; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent stockholders from being able to sell their shares at or above the price they paid for shares of our common stock, if at all. In addition, following periods of volatility in the market price of a company’s securities, stockholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding, including the existing lawsuits filed against us and described elsewhere in this prospectus, could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings. As of June 30, 2017, we had 122,232,467 shares of common stock issued and 121,833,616 shares outstanding, of which 19,215,769 shares were restricted securities pursuant to Rule 144 promulgated by the SEC. The sale of these shares into the open market may adversely affect the market price of our common stock.

In addition, at June 30, 2017, we also had outstanding $34.1 million aggregate principal amount of convertible notes that were convertible into 40,011,804 shares of common stock on that date. However, we cannot currently determine the total number of shares of our common stock that may be issued upon the conversion or repayment of our convertible notes because the total number of shares and the conversion prices or the prices at which we can issue our common stock to pay down the principal of and interest on our convertible notes depend on a number of factors, including the prices and nature of any equity securities we may issue in the future and the market prices of our common stock in the periods leading up to any particular amortization payment date on which we elect to make amortization payments on our convertible notes in shares of our common stock. As of June 30, 2017, there were also outstanding warrants to purchase an aggregate of 8,270,928 shares of our common stock at a weighted-average exercise price of $0.56 per share, all of which were exercisable as of such date, and outstanding options to purchase an aggregate of 41,667 shares of common stock at an exercise price of $14.88 per share, all of which were exercisable as of such date. The conversion of a significant principal amount of our outstanding convertible debt securities into shares of our common stock, our repayment of a significant amount of principal, interest or other amounts payable under such debt securities in shares of our common stock or the exercise of outstanding warrants at prices below the market price of our common stock could adversely affect the market price of our common stock. The market price of our common stock also may be adversely affected by our issuance of shares of our capital stock or convertible securities in connection with future acquisitions, or in connection with other financing efforts.

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We may have insufficient authorized capital stock to issue common stock to all of the holders of our outstanding warrants and other convertible securities and may be required to reverse split our outstanding shares of common stock or to request our stockholders to authorize additional shares of common stock in connection with the exercise or conversion of such outstanding securities or subsequent equity finance transactions.

We are authorized to issue 1,000,000,000 shares of common stock, of which 121,833,616 shares were outstanding on June 30, 2017 and, primarily as a result of the conversion of convertible debt securities since July 12, 2017, which was the date of the reverse stock split, 391,735,816 shares were issued and outstanding on September 27, 2017. As of September 27, 2017, we had reserved 104,515,719 shares of common stock for issuance upon conversion of certain of our outstanding convertible debt securities and warrants. In addition, at such date, we had outstanding $30,246,579 aggregate principal amount of additional convertible debt securities for which we are not required to reserve a specific number of shares of common stock for conversions but that is convertible into an undeterminable number of shares of common stock based upon a discount to the then-current market price of our common stock. If all of these securities were converted or exercised, the total number of shares of our common stock that we would be required to issue would greatly exceed the number of our remaining authorized but unissued shares of common stock.

As a result of such potential shortfall in the number of our authorized shares of common stock, it is likely that we will have insufficient shares of common stock available to issue in connection with the conversion or exercise of our outstanding options, warrants and convertible debt securities or any future equity finance transaction we may seek to undertake. Accordingly, we may be required to take steps at an annual or special meeting of stockholders to seek approval of an increase in the number of our authorized shares of common stock. However, we cannot assure you that our stockholders would authorize an increase in the number of shares of our common stock. Alternatively, we may be required to reverse split our outstanding shares of common stock to create additional authorized but unissued shares. Our failure to have a sufficient number of authorized shares of common stock for issuance upon future exercise or conversion of our outstanding options, warrants and convertible debt securities could create an event of default under such securities, which could adversely affect our business, financial condition, results of operations and prospects.

Our certificate of incorporation and our bylaws, and certain provisions of Delaware corporate law, as well as certain of our contracts, contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our stockholders.

Delaware law, as well as our certificate of incorporation and bylaws, contains anti-takeover provisions that could delay or prevent a change in control of our company, even if the change in control would be beneficial to our stockholders. These provisions could lower the price that future investors might be willing to pay for shares of our common stock. These anti-takeover provisions:

●	authorize our board of directors to create and issue, without stockholder approval, preferred stock, thereby increasing the number of outstanding shares, which can deter or prevent a takeover attempt;

●	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

●	establish a three-tiered classified board of directors requiring that not all members of our board be elected at one time;

●	establish a supermajority requirement to amend our amended and restated bylaws and specified provisions of our amended and restated certificate of incorporation;

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●	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

●	establish limitations on the removal of directors;

●	empower our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

●	provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws;

●	provide that our directors will be elected by a plurality of the votes cast in the election of directors;

●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by our stockholders at stockholder meetings;

●	eliminated the ability of our stockholders to call special meetings of stockholders and to act by written consent; and

●	provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action, actions asserting a breach of fiduciary duty and certain other actions against us or any directors or executive officers.

Section 203 of the Delaware General Corporation Law, the terms of our stock incentive plans, the terms of our change in control agreements with our senior executives and other contractual provisions may also discourage, delay or prevent a change in control of our company. Section 203 generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder. Our stock incentive plans include change-in-control provisions that allow us to grant options or stock purchase rights that may become vested immediately upon a change in control. The terms of changes of control agreements with our senior executives and contractual restrictions with third parties may discourage a change in control of our company. Our board of directors also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills,” are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our board of directors adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, key non-executive officer employees, and members of our board of directors, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations and growth. As a result, any short-term return on your investment will depend on the market price of our common stock, and only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including, but not limited to, factors such as our financial condition, results of operations, capital requirements, business conditions, and covenants under any applicable contractual arrangements. Investors seeking cash dividends should not invest in our common stock.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our common stock could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking terminology, such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “seek”, “estimate”, “project”, “could”, “may” or the negative thereof or other variations thereon, or by discussions of strategy that involve risks and uncertainties.  Management wishes to caution the reader of the forward-looking statements that any such statements that are contained in this prospectus reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, economic, competitive, regulatory, technological, key employees, and general business factors affecting our operations, markets, growth, services, products, licenses and other factors, some of which are described in this prospectus, including under the caption “Risk Factors,” and some of which are discussed in our other filings with the SEC. These forward-looking statements are only estimates or predictions.  No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of risks facing our company, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.

These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  All written and oral forward looking statements made in connection with this prospectus that are attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements.  We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder named in this prospectus. All proceeds from the resale of the shares of common stock offered by this prospectus will belong to the selling stockholder identified in this prospectus under the caption “Selling Stockholder.”

We will pay the expenses incurred in registering the shares of common stock covered by this prospectus, including legal and accounting fees. We will not be paying any underwriting discounts or commissions in this offering.

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MARKET FOR COMMON STOCK AND RELATED STOCKHOLDERS MATTERS

Market Information

Our common stock trades under the symbol “ICLD”. Through October 5, 2016, our common stock traded on the Nasdaq Capital Market. Since October 6, 2016, our common stock has traded on the OTCQB Venture Market. The following table sets forth, for the periods indicated, the high and low sales price of our common stock as reported on the Nasdaq Capital Market prior to October 6, 2016, and the high and low bid price of our common stock on the OTCQB Venture Market on and after October 6, 2016. The quotations on the OTCQB Venture Market reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. On July 12, 2017, the Company effected a one-for-four reverse split of its common stock. All information presented in the tables below reflects the reverse split.

	High	Low
Fiscal Year Ended December 31, 2015
First Quarter	$12.00	$8.12
Second Quarter	$18.92	$5.80
Third Quarter	$11.16	$6.60
Fourth Quarter	$7.40	$3.76

Fiscal Year Ended December 31, 2016
First Quarter	$4.68	$1.68
Second Quarter	$4.56	$2.60
Third Quarter	$3.00	$0.36
Fourth Quarter	$0.48	$0.12

Fiscal Year Ended December 31, 2017
First Quarter	$0.40	$0.04
Second Quarter	$0.20	$0.06
Third Quarter	$0.15	$0.01
Fourth Quarter (through October 2)	$0.01	$0.01

As of October 2, 2017, the closing sale price of our common stock, as reported by the OTCQB Venture Market was $0.011 per share.

Holders

At July 31, 2017, we had approximately 465 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies.

Transfer Agent and Registrar

We have appointed Corporate Stock Transfer, 3200 Cherry Creek Dr. South, Denver, CO 80209 to act as the transfer agent of our common stock.

Dividend Policy

We currently intend to retain future earnings, if any, for use in the operation of our business and to fund future growth. We have never declared or paid cash dividends on our common stock and we do not intend to pay any cash dividends on our common stock for the foreseeable future. The terms of our outstanding convertible debentures prohibit our payment of cash dividends. Any future determination related to our dividend policy will be made at the discretion of our board of directors in light of conditions then-existing, including factors such as our results of operations, financial conditions and requirements, business conditions and covenants under any applicable contractual arrangements.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes the number of shares of our common stock authorized for issuance under our 2012 Performance Incentive Plan and 2015 Performance Incentive Plan as of June 30, 2017, which were our only equity compensation plans at such date.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	41,667	$14.88	442,542

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SELECTED CONSOLIDATED HISTORICAL

FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial data for the three and six months ended June 30, 2017 and 2016 and the years ended December 31, 2016 and 2015. The summary consolidated financial statements of operations data for the fiscal years ended December 31, 2016 and 2015 and the summary consolidated balance sheet data as of December 31, 2016 and 2015 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three and six months ended June 30, 2017 and 2016 and the summary consolidated balance sheet data as of June 30, 2017 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results to be expected for any future period.

The following summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information contained under the captions “Selected Consolidated Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

 Dollar amounts in the following tables are in thousands, except share and per share data.

	For the six months ended		For the years ended
	June 30,		December 31,
	2017	2016	2016	2015
Statement of Operations Data:

Revenues	$22,071	$40,223	$78,000	$74,108
Gross profit	4,995	9,633	19,805	20,244
Operating expenses	16,165	17,493	38,429	46,190
Loss from operations	(11,170)	(7,860)	(18,624)	(25,946)
Total other expense	(15,505)	(10,147)	(8,106)	(25,934)
Loss from continuing operations before benefit from income taxes	(26,675)	(18,007)	(26,730)	(51,880)
(Benefit from) provision for income taxes	(358)	116	207	(1,345)
(Loss) gain from discontinued operations, net of tax	-	465	465	(15,124)
Net loss attributable to common stockholders	(26,179)	(17,724)	(26,483)	(65,762)
Net loss per share, basic and diluted	$(0.28)	$(2.31)	$(2.53)	$(12.22)
Weighted average shares outstanding, basic and diluted	95,675,967	7,665,536	10,486,603	5,380,221

	As of June 30,	As of December 31,
	2017	2016	2015
Balance Sheet Data:	(unaudited)

Cash	$407	$1,790	$7,944
Accounts receivable, net	8,459	13,952	16,616
Total current assets	16,100	18,389	28,553
Goodwill and intangible assets, net	17,442	35,391	40,371
Total assets	35,209	54,569	92,231

Total current liabilities	64,926	57,802	39,951
Long-term liabilities	6,338	12,810	56,480
Stockholders’ deficit	(36,055)	(16,043)	(4,200)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS.

This management’s discussion and analysis of financial condition and results of operations contains certain statements that are forward-looking in nature relating to our business, future events or our future financial performance. Prospective investors are cautioned that such statements involve risks and uncertainties and that actual events or results may differ materially from the statements made in such forward-looking statements. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under “Risk Factors,” which could cause actual results to differ from those indicated by such forward-looking statements.

Unless expressed otherwise, all dollar amounts other than per share amounts are expressed in thousands.

Overview

We are a single-source provider of end-to-end IT and next-generation network solutions to the telecommunications service provider (carrier) and corporate enterprise markets through legacy managed services, cloud managed services and professional services. We believe our market advantages center around our next-generation virtualized network orchestration software platform and services portfolio. . As a next-generation network services provider, we add value by enabling customers to dynamically spool up their growing number of applications on VM’s and with virtualized network functions while helping to contain costs. Customers now demand a partner that can provide end-to-end IT solutions, that offers the customer the ability to move IT expenditures from capital costs to operating costs, and that offers the customer greater elasticity and the ability to rapidly deploy enterprise applications.

Telecommunications providers and enterprise customers continue to seek and outsource solutions in order to reduce their investment in capital equipment, provide flexibility in workforce sizing and expand product offerings without large increases in incremental hiring. As a result, we believe there is significant opportunity to expand both our United States and international telecommunications solutions services and staffing services capabilities. As we continue to expand our presence in the marketplace, we will target those customers going through new network deployments and wireless service upgrades.

We expect to increase our gross margins by leveraging our single-source end-to-end network to efficiently provide a full spectrum of end-to-end IT and next-generation network solutions and staffing services to our customers. We believe our solutions and services offerings can alleviate some of the inefficiencies typically present in our industry, which result, in part, from the highly-fragmented nature of the telecommunications industry, limited access to skilled labor and the difficulty industry participants have in managing multiple specialty-service providers to address their needs. As a result, we believe we can provide superior service to our customers and eliminate certain redundancies and costs for them. We believe our ability to address a wide range of end-to-end solutions, network infrastructure and project-staffing service needs of our telecommunications industry clients is a key competitive advantage. Our ability to offer diverse technical capabilities (including design, engineering, construction, deployment, and installation and integration services) allows customers to turn to a single source for those specific specialty services, as well as to entrust us with the execution of entire turn-key solutions.

Our platform is highly scalable. We typically hire workers to staff projects on a project-by-project basis and our other operating expenses are primarily fixed. Accordingly, we are generally able to deploy personnel to infrastructure projects in the United States and beyond without incremental increases in operating costs, allowing us to achieve greater margins. We believe this business model enables us to staff our business efficiently to meet changes in demand.

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Finally, given the worldwide popularity of telecommunications and wireless products and services, we may selectively pursue international expansion, which we believe represents a compelling opportunity for additional long-term growth.

Our planned expansion will place increased demands on our operational, managerial, administrative and other resources. Managing our growth effectively will require us to continue to enhance our operations management systems, financial and management controls and information systems and to hire, train and retain skilled telecommunications personnel. The timing and amount of investments in our expansion could affect the comparability of our results of operations in future periods.

Our planned acquisitions have been and will be timed with additions to our management team of skilled professionals with deep industry knowledge and a strong track record of execution. Our senior management team brings an average of over 25 years of individual experience across a broad range of disciplines. We believe our senior management team is a key driver of our success and is well-positioned to execute our strategy.

We were incorporated in 1999, but functioned as a development stage company with limited activities through December 2009. Until September 2012, substantially all of our revenue came from our specialty contracting services. In September 2012, we acquired ADEX and TNS and in April 2013, we acquired AW Solutions.

In January 2014, we acquired the operations of IPC, thereby entering the telecommunications hardware and software resale sector as well as expanding our services by adding a hardware and software maintenance division. In February 2014, we acquired the operations of RentVM, which allowed us entry into the cloud computing sector and expanded the range of products and services provided to our customers. In October 2014, we acquired the operations of VaultLogix, a cloud-based data backup and storage company which we subsequently sold in February 2016. The sale of VaultLogix eliminated the cloud-based data backup revenue but it did not eliminate our other cloud managed services in the portfolio. Cloud computing is defined as “compute, network and storage” offered in a managed service environment. Cloud is a very broad industry term and can cause some confusion at times. We still offer cloud services, not cloud data back-up services, and we plan on continuing to develop special cloud based use cases around security applications with our Orchestration and automation software platform.

With the acquisitions of IPC and RentVM, we re-evaluated our operating subsidiaries and determined that the IPC and RentVM divisions should be aggregated into one of three reporting segments based on their economic characteristics, products, production methods and distribution methods. The results of operations of IPC and RentVM are categorized within the managed services segment.

During the six months ended June 30, 2017, we disposed of Highwire, the AWS Entities, and SDNE. In connection with the sales of Highwire and the AWS Entities, the Company identified indicators of potential impairment of goodwill and intangible assets. As a result of the disposal of Highwire, we recorded goodwill impairment for ADEX and SDNE of $2,885 and $261, respectively, and intangible asset impairment for ADEX and SDNE of $637 and $160, respectively, on our unaudited condensed consolidated statement of operations for the six months ended June 30, 2017. As a result of the sale of the AWS Entities, we recorded goodwill impairment for TNS and RME of $596 and $25, respectively, and intangible asset impairment for TNS and RME of $123 and $39, respectively, in the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2017.

During 2016 and 2015, we experienced continued operating losses in our managed services segment due to investments we made in our cloud-based products. As a result, during 2016 and 2015, we recorded intangible asset impairment expense of $3.5 million and $0.7 million, respectively, and goodwill impairment expense of $1.1 million and $10.9 million, respectively.

During 2015, we committed to a plan to sell VaultLogix and its subsidiaries, Data Protection Services and US Data, to a third-party. We finalized the transaction in February 2016 and, as a result, we recorded intangible asset impairment expense of $0.4 million and goodwill impairment expense of $11.2 million. As a result of the sale, the intangible asset and goodwill impairment expenses related to these entities are recorded in loss on discontinued operations for the year ending December 31, 2015.

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During 2015, we evaluated the results of our former PCS Holdings LLC (“Axim”) subsidiary, which was included in our former cloud services segment, and determined that actual revenues were not meeting our forecasted revenues. As a result, we recorded intangible asset impairment expense of $0.03 million and goodwill impairment expense of $2.0 million. We sold Axim during April 2016. As a result of the sale, the intangible asset and goodwill impairment expenses related to this entity are recorded in loss on discontinued operations for the year ending December 31, 2015.

Our revenue decreased from $40.2 million for the six months ended June 30, 2016 to $22.1 million for the six months ended June 30, 2017. As of June 30, 2017, our stockholders’ deficit was $36.1 million. Our net loss attributable to common stockholders’ increased from $17.7 million for the six months ended June 30, 2016 to $26.2 million for the six months ended June 30, 2017.

Our revenue increased from $74.1 million for the year ended December 31, 2015 to $78.0 million for the year ended December 31, 2016. Our net loss attributable to common stockholders decreased from $65.8 million for the year ended December 31, 2015 to $26.5 million for the year ended December 31, 2016. As of December 31, 2016, our stockholders’ deficit was $16.0 million.

A significant portion of our services are performed under master service agreements and other arrangements with customers that extend for periods of one or more years. We are currently party to numerous master service agreements, and typically have multiple agreements with each of our customers. Master service agreements generally contain customer-specified service requirements, such as discreet pricing for individual tasks. To the extent that such contracts specify exclusivity, there are often a number of exceptions, including the ability of the customer to issue work orders valued above a specified dollar amount to other service providers, perform work with the customer’s own employees and use other service providers when jointly placing facilities with another utility. In most cases, a customer may terminate an agreement for convenience with written notice. The remainder of our services are provided pursuant to contracts for specific projects. Long-term contracts relate to specific projects with terms in excess of one year from the contract date. Short-term contracts for specific projects are generally of three to four months in duration.

The following table summarizes our revenues from multi-year master service agreements and other long-term contracts, as a percentage of contract revenues:

	Six months ended June 30,	Year Ended December 31,
	2017	2016	2015
Multi-year master service agreements and long-term contracts	32%	23%	36%

The percentage of revenue from long-term contracts varies between periods depending on the mix of work performed under our contracts. All revenues derived from master service agreements are from customers that are serviced by our applications and infrastructure and professional services segments. The decline in the percentage of revenues from multi-year master service agreements is due to increases in revenue of our professional services segment, which does not derive revenues from multi-year master service agreements.

The following table reflects the percentage of total revenue from any customers that contributed at least 10% to our total revenue in either of the six months ended June 30, 2017 or the years ended December 31, 2016 or 2015:

	Six months ended June 30,	Year ended December 31,
	2017	2016	2015
Ericsson, Inc.	*	*	14%
Uline	16%	*	*

*	Represented less than 10% of the total revenues during the period.

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Factors Affecting Our Performance

Changes in Demand for Data Capacity and Reliability.

Advances in technology architectures have supported the rise of cloud computing, which enables the delivery of a wide variety of cloud-based services.in a outsourced managed service environment Today, mission-critical applications can be delivered reliably, securely and cost-effectively to our customers over the internet without the need to purchase supporting hardware, software or ongoing maintenance. The lower total cost of ownership, better functionality and flexibility of cloud solutions represent a compelling alternative to traditional on-premise solutions. As a result, enterprises are increasingly adopting outsourced cloud services to rapidly deploy and integrate applications without building out their own expensive infrastructure and to minimize the growth of their own IT departments and create business agility by taking advantage of accelerated time-to-market dynamics.

The telecommunications industry has undergone and continues to undergo significant changes due to advances in technology, increased competition as telephone and cable companies converge, the growing consumer demand for enhanced and bundled services and increased governmental broadband stimulus funding. As a result of these factors, the networks of our customers increasingly face demands for more capacity and greater reliability. Telecommunications providers continue to outsource a significant portion of their engineering, construction and maintenance requirements in order to reduce their investment in capital equipment, provide flexibility in workforce sizing, expand product offerings without large increases in incremental hiring and focus on those competencies they consider core to their business success. These factors drive customer demand for our services.

The proliferation of smart phones and other wireless data devices has driven demand for mobile broadband. This demand and other advances in technology have prompted wireless carriers to upgrade their networks. Wireless carriers are actively increasing spending on their networks to respond to the explosion in wireless data traffic, upgrade network technologies to improve performance and efficiency and consolidate disparate technology platforms. These customer initiatives present long-term opportunities for us for the wireless services we provide. Further, the demand for mobile broadband has increased bandwidth requirements on the wired networks of our customers. As the demand for mobile broadband grows, the amount of cellular traffic that must be “backhauled” over customers’ fiber and coaxial networks increases and, as a result, carriers are accelerating the deployment of fiber optic cables to cellular sites. These trends are increasing the demand for the types of services we provide.

Our Ability to Recruit, Manage and Retain High-Quality IT and Telecommunications Personnel.

The shortage of skilled labor in the telecommunications industry and the difficulties in recruiting and retaining skilled personnel can frequently limit the ability of specialty contractors to bid for and complete certain contracts. In September 2012, we acquired ADEX, an IT and telecommunications staffing firm. Through ADEX, we manage a database of more than 70,000 IT and telecom personnel, which we use to locate and deploy skilled workers for projects. We believe our access to a skilled labor pool gives us a competitive edge over our competitors as we continue to expand.

Our Ability to Integrate Our Acquired Businesses and Expand Internationally.

We have completed seven material acquisitions and four material divestitures since January 1, 2012 and may consummate additional acquisitions and divestures in the near term. Our success will depend, in part, on our ability to successfully integrate our acquired businesses into our global IT and telecommunications platform. In addition, we believe international expansion represents a compelling opportunity for additional growth over the long-term because of the worldwide need for IT and telecommunications infrastructure. Our ADEX operations in Puerto Rico generated approximately $0.4 million of revenues during the six months ended June 30, 2017. We plan to expand our global presence either by expanding our current operations or by acquiring subsidiaries with international platforms.

Our Ability to Expand and Diversify Our Customer Base.

Our customers for specialty contracting services consist of leading telephone, wireless, cable television and data companies. Ericsson Inc. is our principal telecommunications staffing services customer. Historically, our revenue has been significantly concentrated in a small number of customers. Although we still operate at a net loss, our revenue in recent years has increased as we have acquired additional subsidiaries and diversified our customer base and revenue streams. The percentage of our revenue attributable to our top 10 customers, as well as any customers that contributed at least 10% of our revenue in at least one of the periods specified in the following table, were as follows:

	Six months ended June 30,	Year ended December 31,
	2017	2016	2015
Top 10 customers, aggregate	37%	48%	55%
Customer:
Ericsson, Inc.	*	*	14%
Uline	16%	*	*

*	Represented less than 10% of the total revenues during the period.

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Business Unit Transitions.

Since January 1, 2012, we have acquired seven material companies and sold four material companies. We acquired these businesses to either enhance certain of our existing business units or allow us to gain market share in new lines of business. For example, our acquisition of TNS in September 2012 extended the geographic reach of our structured cabling and digital antenna system services. Our acquisition of IPC in January 2014 improved our systems integration capabilities.

We intend to operate all of the companies we acquire in a decentralized model in which the management of the companies will remain responsible for daily operations while our senior management will utilize their deep industry expertise and strategic contacts to develop and implement growth strategies and leverage top-line and operating synergies among the companies, as well as provide overall general and administrative functions.

We expect the companies we acquire to facilitate geographic diversification that should protect against regional cyclicality. We believe our diverse platform of services, capabilities, customers and geographies will enable us to grow as the market continues to evolve.

The table below summarizes the revenues for each of our reportable segments in the six months ended June 30, 2017 and 2016 and the years ended December 31, 2016 and 2015:

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015
Revenue (in thousands) from:
Applications and infrastructure	$6,081	$11,832	$22,173	$21,263
Professional services	$11,145	$18,345	$36,937	$26,655
Managed services	$4,845	$10,046	$18,890	$26,190
As a percentage of total revenue:
Applications and infrastructure	28%	29%	29%	29%
Professional services	50%	46%	47%	36%
Managed services	22%	25%	24%	35%

Emerging Growth Company

On April 5, 2012, the Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may delay adoption of new or revised accounting standards applicable to public companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period for complying with such new or revised accounting standards. We have elected not to take advantage of the benefits of this extended transition period. As a result, our financial statements will be comparable to those of companies that comply with such new or revised accounting standards. Upon issuance of new or revised accounting standards that apply to our financial statements, we will disclose the date on which we will adopt the recently-issued accounting guidelines.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our historical consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make certain estimates and assumptions that affect the amounts reported therein and accompanying notes. On an ongoing basis, we evaluate these estimates and assumptions, including those related to recognition of revenue for costs, the fair value of reporting units for goodwill impairment analysis, the assessment of impairment of intangibles and other long-lived assets, income taxes, asset lives used in computing depreciation and amortization, allowance for doubtful accounts, stock-based compensation expense, contingent consideration and accruals for contingencies, including legal matters. These estimates and assumptions require the use of judgment as to the likelihood of various future outcomes and as a result, actual results could differ materially from these estimates.

We have identified the accounting policies below as critical to the accounting for our business operations and the understanding of our results of operations because they involve making significant judgments and estimates that are used in the preparation of our historical consolidated financial statements. The impact of these policies affects our reported and expected financial results and are discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have discussed the development, selection and application of our critical accounting policies with the Audit Committee of our board of directors, and the Audit Committee has reviewed the disclosure relating to our critical accounting policies in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed below, are also important to understanding our historical consolidated financial statements. The notes to our consolidated financial statements in this prospectus contain additional information related to our accounting policies, including the critical accounting policies described herein, and should be read in conjunction with this discussion.

Revenue Recognition.

Our revenues are generated from three reportable segments, applications and infrastructure, professional services and managed services. We recognize revenue on arrangements in accordance with ASC Topic 605-10, “Revenue Recognition”. We recognize revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

The applications and infrastructure segment is comprised of TNS, Tropical (which we sold in April 2017 in connection with the sale of the AWS Entities), the AWS Entities and RME. Applications and infrastructure service revenue is derived from contracted services to provide technical engineering services along with contracting services to commercial and governmental customers. The contracts of TNS, Tropical (which we sold in April 2017 in connection with the sale of the AWS Entities) and RME provide that payment for our services may be based on either (i) direct labor hours at fixed hourly rates or (ii) fixed-price contracts. The services provided under the contracts are generally provided within one month. Occasionally, the services may be provided over a period of up to six months.

The AWS Entities, which we sold in April 2017, generally recognized revenue using the percentage of completion method. Revenues and fees under the contracts of these entities were recognized utilizing the units-of-delivery method, which used measures such as task completion within an overall contract. The units-of-delivery approach is an output method used in situations where it is more representative of progress on a contract than an input method, such as the efforts-expended approach. Provisions for estimated losses on uncompleted contracts, if any, were made in the period in which such losses were determined. Changes in job performance conditions and final contract settlements could have resulted in revisions to costs and income, which were recognized in the period in which revisions were determined.

The AWS Entities also generated revenue from service contracts with certain customers. These contracts were accounted for under the proportional performance method. Under this method, revenue was recognized in proportion to the value provided to the customer for each project as of each reporting date.

The revenues of our professional services segment, which is comprised of the ADEX Entities and SDNE (which we sold in May 2017), are derived from contracted services to provide technical engineering and management solutions to large voice and data communications providers, as specified by their clients. The contracts provide that payments made for our services may be based on either direct labor hours at fixed hourly rates or fixed-price contracts. The services provided under these contracts are generally provided within one month. Occasionally, the services may be provided over a period of up to four months. If it is anticipated that the services will span a period exceeding one month, depending on the contract terms, we will provide either progress billing at least once a month or upon completion of the clients’ specifications.

ADEX’s former Highwire division, which we sold in January 2017, generated revenue through its telecommunications engineering group, which contracted with telecommunications infrastructure manufacturers to install the manufacturer’s products for end users. The Highwire division recognized revenue using the proportional performance method. Management judgments and estimates were made and used in connection with revenue recognized using the proportional performance method. If management made different judgments and estimates, then the amount and timing of revenue for any period could differ materially from the reported revenue.

Our TNS and IPC subsidiaries, as well as ADEX’s former Highwire division, sometimes require customers to provide a deposit prior to beginning work on a project. When this occurs, the deposit is recorded as deferred revenue and is recognized in revenue when the work is complete.

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Our IPC subsidiary, which is included in the Company’s managed services segment, is a value-added reseller that generates revenues from the resale of voice, video and data networking hardware and software contracted services for design, implementation and maintenance services for voice, video, and data networking infrastructure. IPC’s customers are higher education organizations, governmental agencies and commercial customers. IPC also provides maintenance and support and professional services. For certain maintenance contracts, IPC assumes responsibility for fulfilling the support to customers and recognizes the associated revenue either on a ratable basis over the life of the contract or, if a customer purchases a time and materials maintenance program, as maintenance is provided to the customer.  Revenue for the sale of third-party maintenance contracts is recognized net of the related cost of revenue.  In a maintenance contract, all services are provided by our third-party providers. As a result, management concluded that IPC is acting as an agent and IPC recognizes revenue on a net basis at the date of sale with revenue being equal to the gross margin on the transaction. As IPC is under no obligation to perform additional services, revenue is recognized at the time of sale rather than over the life of the maintenance agreement.

IPC also generates revenue through the sale of a subscription-based cloud services to its customers. Revenue related to these customers is recognized over the life of the contract. This revenue is reported in the managed services segment.

For multiple-element arrangements, IPC recognizes revenue in accordance with ASC Topic 605-25, Arrangements with Multiple Deliverables. The Company allocates revenue for such arrangements based on the relative selling prices of the elements applying the following hierarchy: first vendor specific objective evidence (“VSOE”), then third-party evidence (“TPE”) of selling price if VSOE is not available, and finally management’s estimate of the selling price if neither VSOE nor TPE is available. VSOE exists when we sell the deliverables separately and represents the actual price we charge for each deliverable. Estimated selling price reflects management’s best estimate of what the selling prices of each deliverable would be if it were sold regularly on a stand-alone basis taking into consideration the cost structure of our business, technical skill required, customer location and other market conditions. Each element that has stand-alone value is accounted for as a separate unit of accounting. Revenue allocated to each unit of accounting is recognized when the service is provided or the product is delivered.

Allowance for Doubtful Accounts.

We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. Management analyzes the collectability of accounts receivable balances each period. This analysis considers the aging of account balances, historical bad debt experience, changes in customer creditworthiness, current economic trends, customer payment activity and other relevant factors. Should any of these factors change, the estimate made by management may also change, which could affect the level of our future provision for doubtful accounts. We recognize an increase in the allowance for doubtful accounts when it is probable that a receivable is not collectable and the loss can be reasonably estimated. Any increase in the allowance account has a corresponding negative effect on our results of operations. We believe that none of our significant customers were experiencing financial difficulties that would materially impact our trade accounts receivable or allowance for doubtful accounts as of June 30, 2017 and as of December 31, 2016 and 2015.

Goodwill and Intangible Assets

Goodwill and intangible assets were generated through the acquisitions made during 2012 through 2016. As the total consideration paid exceeded the value of the net assets acquired, we recorded goodwill for each of the completed acquisitions. At the date of the acquisition, we performed a valuation to determine the value of the intangible assets, along with the allocation of assets and liabilities acquired.

We test our goodwill and indefinite-lived intangible assets for impairment at least annually (at October 1) and whenever events or circumstances change that indicate impairment may have occurred.

Derivative Financial Instruments

We record financial instruments classified as liabilities, temporary equity or permanent equity at issuance at the fair value, or cash received.

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We record the fair value of our financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of our financial instruments classified as liabilities are recorded as other expense/income. We have historically utilized a Black-Scholes option pricing model to determine the fair value of the derivative liability related to the warrants and the put and effective price of future equity offerings of equity-linked financial instruments. During the quarter ended September 30, 2015, we determined that we should utilize a binomial lattice pricing model to determine the fair value of the derivative liability related to the warrants and the put and effective price of future equity offerings of equity-linked financial instruments. We have evaluated our derivative instruments and determined that the value of those derivative instruments, whether using a binomial lattice pricing model instead of a Black-Scholes pricing model, would be immaterial on our historical consolidated statements of operations for the three and six months ended June 30, 2017 and the years ended December 31, 2016 and 2015, respectively. The Monte Carlo simulation is used to determine the fair value of derivatives for instruments with embedded conversion features.

Stock-Based Compensation.

Our stock-based award programs are intended to attract, retain and reward employees, officers, directors and consultants, and to align stockholder and employee interests. We granted stock-based awards to individuals during the six months ended June 30, 2017 and in each of 2016 and 2015. Our policy going forward will be to issue awards under our 2015 Employee Incentive Plan and Employee Stock Purchase Plan.

Compensation expense for stock-based awards is based on the fair value of the awards at the measurement date and is included in operating expenses. The fair value of stock option grants is estimated on the date of grant using the Black-Scholes option pricing model based on certain assumptions including: expected volatility based on the historical price of our stock over the expected life of the option, the risk-free rate of return based on the United States treasury yield curve in effect at the time of the grant for the expected term of the option, the expected life based on the period of time the options are expected to be outstanding using historical data to estimate option exercise and employee termination; and dividend yield based on history and expectation of dividend payments. Stock options generally vest ratably over a three-year period and are exercisable over a period of up to ten years.

The fair value of restricted stock is estimated on the date of grant and is generally equal to the closing price of our common stock on that date. The price of our common stock price has varied greatly during the six months ended June 30, 2017 and the years ended December 31, 2016 and 2015. Some of the factors that influenced the market price of our stock during those periods included:

●	acquisitions and disposals;

●	increasing indebtedness to fund such acquisitions;

●	historical operating results; and

●	commencement of certain litigations against our company and its management.

The total amount of stock-based compensation expense ultimately is based on the number of awards that actually vest, as well as the vesting period of all stock-based awards. Accordingly, the amount of compensation expense recognized during any fiscal year may not be representative of future stock-based compensation expense.

The following tables summarize our stock-based compensation for the six month ended June 30, 2017 and the years ended December 31, 2016 and 2015.

	Six Months Ended June 30, 2017

Date	Vesting Terms	Shares of Common Stock	Closing Stock Price on Grant Date	Fair Value Per Share	Fair Value of Instrument Granted (in thousands)

1/6/2017	No Vesting	125,000	$0.10	$0.10	$13
1/6/2017	Three years	12,500	0.10	0.10	1
1/27/2017	6 month Vesting	625,000	0.07	0.07	44
1/27/2017	Three years	662,500	0.07	0.07	46

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	Year Ended December 31, 2016

Date	Vesting Terms	Shares of Common Stock	Closing Stock Price on Grant Date	Fair Value Per Share	Fair Value of Instrument Granted (in thousands)

7/5/2016	6 months	50,090	$2.72	$2.72	$136
7/5/2016	Three years	16,875	2.72	2.72	46
7/20/2016	Vest 6/30/2017	103,125	2.31	2.31	238
7/20/2016	Three years	50,000	2.31	2.31	116
7/20/2016	No Vesting	14,286	2.31	2.31	33
7/20/2016	Vest 1/1/2017	25,000	2.31	2.31	58
7/20/2016	6 month Vesting	178,500	2.31	2.31	413
7/27/2016	Vest 12/31/2017	18,750	2.02	2.02	38
7/27/2016	6 month Vesting	16,204	2.02	2.02	33

	Year Ended December 31, 2015

Date	Vesting Terms	Shares of Common Stock	Closing Stock Price on Grant Date	Fair Value Per Share	Fair Value of Instrument Granted (in thousands)

1/27/2015	Three years	22,500	$10.12	$10.12	$228
1/27/2015	6 months	6,250	10.12	10.12	63
1/27/2015	No Vesting	3,000	10.12	10.12	30
2/13/2015	Three years	22,250	11.48	11.48	255
4/10/2015	Three years	212,258	7.92	7.92	1,681
4/10/2015	No Vesting	141,407	7.92	7.92	1,120
6/23/2015	Three years	84,625	11.68	11.68	988
6/23/2015	No Vesting	277,949	11.68	11.68	3,246

Components of Results of Operations

Revenue.

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015
Revenue (in thousands) from:
Applications and infrastructure	$6,081	$11,832	$22,173	$21,263
Professional services	$11,145	$18,345	$36,937	$26,655
Managed services	$4,845	$10,046	$18,890	$26,190
As a percentage of total revenue:
Applications and infrastructure	28%	29%	29%	29%
Professional services	50%	46%	47%	36%
Managed services	22%	25%	24%	35%

Refer to the discussion below for further detail on changes in revenue by segment.

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Cost of Revenues.

Cost of revenues includes all direct costs of providing services under our contracts, including costs for direct labor provided by employees, services by independent subcontractors, operation of capital equipment (excluding depreciation and amortization), direct materials, insurance claims and other direct costs.

For a majority of the contract services we perform, our customers provide all required materials while we provide the necessary personnel, tools and equipment. Materials supplied by our customers, for which the customer retains financial and performance risk, are not included in our revenue or costs of revenues. We expect cost of revenues to continue to increase if we succeed in continuing to grow our revenue.

General and Administrative Costs.

General and administrative costs include all of our corporate costs, as well as costs of our subsidiaries’ management personnel and administrative overhead. These costs primarily consist of employee compensation and related expenses, including legal, consulting and professional fees, information technology and development costs, provision for or recoveries of bad debt expense and other costs that are not directly related to performance of our services under customer contracts. Information technology and development costs included in general and administrative expenses are primarily incurred to support and to enhance our operating efficiency. We expect these expenses to continue to generally increase as we expand our operations, but expect that such expenses as a percentage of revenues will decrease if we succeed in increasing revenues.

Goodwill and Indefinite Lived Intangible Assets.

Goodwill was generated through the acquisitions we have made since 2012. As the total consideration we paid for our completed acquisitions exceeded the value of the net assets acquired, we recorded goodwill for each of our completed acquisitions (see Note 7 of the Notes to our consolidated financial statements included in this prospectus). At the date of acquisition, we performed a valuation to determine the value of the goodwill and intangible assets, along with the allocation of assets and liabilities acquired. The goodwill is attributable to synergies and economies of scale provided to us by the acquired entity.

We perform our annual impairment test at the reporting unit level, which is consistent with our operating segments. Our three reportable segments are applications and infrastructure, professional services and managed services. Professional services is comprised of the ADEX entities, applications and infrastructure is comprised of TNS, the AWS Entities (which we sold in April 2017), Tropical (which we sold in April 2017 in connection with the sale of the AWS Entities) and RM Engineering, the managed services operating segment is comprised of IPC. These reporting units are aggregated to form three operating segments and three reportable segments for financial reporting and for the evaluation of goodwill for impairment. As our business evolves and the acquired entities continue to be integrated, our operating segments may change. This may require us to reassess how goodwill at our reporting units are evaluated for impairment.

We perform the impairment testing at least annually (at October 1) or at other times if we believe that it is more likely than not that there may be an impairment to the carrying value of our intangible assets with indefinite lives and goodwill. If it is more likely than not that goodwill impairment exists, the second step of the goodwill impairment test should be performed to measure the amount of impairment loss, if any.

During the fourth quarter of 2015, we changed the date of our annual impairment test from December 31 to October 1. The change was made to more closely align the impairment testing date with our long-range planning and forecasting process. We believe the change in our annual impairment testing date did not delay, accelerate, or avoid an impairment charge. We have determined that this change in accounting principle is preferable under the circumstances and does not result in adjustments to our financial statements when applied retrospectively.

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We consider the results of an income approach and a market approach in determining the fair value of the reportable units. We evaluated the forecasted revenue using a discounted cash flow model for each of the reporting units. We also noted no unusual cost factors that would impact operations based on the nature of the working capital requirements of the components comprising the reportable units. Current operating results, including any losses, are evaluated by us in the assessment of goodwill and other intangible assets. The estimates and assumptions used in assessing the fair value of the reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties. Key assumptions used in the income approach in evaluating goodwill are forecasts for each of the reporting unit revenue growth rates along with forecasted discounted free cash flows for each reporting unit, aggregated into each reporting segment. For the market approach, we used the guideline public company method, under which the fair value of a business is estimated by comparing the subject company to similar companies with publicly-traded ownership interests. From these “guideline” companies, valuation multiples are derived and then applied to the appropriate operating statistics of the subject company to arrive at indications of value.

While we use available information to prepare estimates and to perform impairment evaluations, actual results could differ significantly from these estimates or related projections, resulting in impairment related to recorded goodwill balances. Additionally, adverse conditions in the economy and future volatility in the equity and credit markets could impact the valuation of our reporting units. We can provide no assurances that, if such conditions occur, they will not trigger impairments of goodwill and other intangible assets in future periods.

Events that could cause the risk for impairment to increase are the loss of a major customer or group of customers, the loss of key personnel and changes to current legislation that may impact our industry or its customers’ industries.

With regard to other long-lived assets and intangible assets with indefinite-lives, we follow a similar impairment assessment. We will assess the quantitative factors to determine if an impairment test of the indefinite-lived intangible asset is necessary. If the quantitative assessment reveals that it is more likely than not that the asset is impaired, a calculation of the asset’s fair value is made. Fair value is calculated using many factors, which include the future discounted cash flows as well as the estimated fair value of the asset in an arm’s-length transaction.

We review finite-lived intangible assets for impairment whenever an event occurs or circumstances change that indicates that the carrying amount of such assets may not be fully recoverable. Recoverability is determined based on an estimate of undiscounted future cash flows resulting from the use of an asset and its eventual disposition. An impairment loss is measured by comparing the fair value of the asset to its carrying value. If we determine the fair value of an asset is less than the carrying value, an impairment loss is incurred. Impairment losses, if any, are reflected in operating income or loss in the consolidated statements of operations during the period incurred.

We evaluated the recoverability of our long-lived assets in the applications and infrastructure and professional services reporting segments using a two-step impairment process. The first step of the long-lived assets impairment test is to identify potential impairment by comparing the fair value of a segment with its net book value (or carrying amount), including long-lived assets. If the fair value of a segment exceeds its carrying amount, long-lived assets of the segment is considered not to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of the segment exceeds its fair value, the second step of the long-lived assets impairment test is performed to measure the amount of the impairment loss, if any. The second step of the long-lived assets impairment test compares the implied fair value of the segment’s long-lived assets with the carrying amount of that long-lived assets. If the carrying amount of the segment’s long-lived assets exceeds the implied fair value of that long-lived assets, an impairment loss is recognized in an amount equal to that excess. The implied fair value of long-lived assets is determined in the same manner as the amount of long-lived assets recognized in a business combination. That is, the fair value of the segment is allocated to all of the assets and liabilities of that segment (including any unrecognized intangible assets) as if the segment had been acquired in a business combination and the fair value of the segment was the purchase price paid to acquire the segment.

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In order to determine the fair value of the customer relationships, we utilize an income approach known as excess earnings methodology. Excess earnings are computed as the projected earnings derived from the current customer base net of working capital on tangible and intangible fixed assets. Non-compete agreements are evaluated based on the probability of competition and the revenue that can potentially be generated from the agreements. The fair value of a corporate trade name is determined using the Relief from Royalty Method (“RFRM”), a variation of the “Income Approach”. The RFRM is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate is based on empirical, market-derived royalty rates for guideline intangible assets when available. The royalty rate is applied to the projected revenue over the expected remaining life of the intangible asset to estimate the royalty savings. The net after-tax royalty savings are calculated for each year in the remaining economic life of the intangible asset and discounted to present value. Additionally, as part of the analysis, the operating income of the professional services segment is benchmarked to determine a range of royalty rates that would be reasonable based on a profit-split methodology. The profit-split methodology is based upon assumptions that the total amount of royalties paid for licensable intellectual property should approximate market conditions in order to determine a reasonable royalty rate to estimate the fair value of the corporate trade name.

The first step of the goodwill impairment test is to identify potential impairment by comparing the fair value of a reporting unit with its net book value (or carrying amount), including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

During the first three quarters of 2015, our managed services segment performed below forecasted revenues and did not achieve certain financial targets. We updated the forecast for the managed services segment, of which IPC is a reporting unit, based on the most recent financial results and best estimates of future operations. The updated forecast reflects slower growth in revenues for the managed services segment.

We evaluated the recoverability of our long-lived assets in the managed services reporting segment using a two-step impairment process. On October 1, 2015, we performed the two-step definite and indefinite lived intangible asset and goodwill impairment process and determined that the managed services reporting segment failed both tests. As a result, we performed an impairment analysis with respect to the carrying value of the intangible assets and goodwill in the managed services reporting segment. Based on the testing performed at October 1 and December 31, 2015, we recorded a non-cash impairment charge of $11.6 million related to the managed services reporting segment, of which $10.9 million related to goodwill and $0.7 million related to intangible assets.

During 2015, we committed to a plan to sell VaultLogix and its subsidiaries, Data Protection Services and US Data, to a third-party. We finalized the transaction in February 2016 and, as a result, we recorded intangible asset impairment expense of $0.4 million and goodwill impairment expense of $11.2 million. As a result of the sale, the operating results of these entities are recorded in loss on discontinued operations for the year ending December 31, 2015.

We sold Axim during April 2016. As a result of the sale, the intangible asset and goodwill impairment expenses related to this entity are recorded in loss on discontinued operations for the year ending December 31, 2015.

During 2016, we evaluated the results of our RentVM subsidiary, which is included in our managed services segment. We determined that actual revenues were not meeting our forecasted revenues. As a result, we recorded intangible asset impairment expense of $3.5 million and goodwill impairment expense of $1.1 million. During 2015, we evaluated the results of our former Axim subsidiary, which was included in our former cloud services segment, and determined that actual revenues were not meeting our forecasted revenues. As a result, we recorded intangible asset impairment expense of $0.03 million and goodwill impairment expense of $2.0 million.

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During the years ended December 31, 2016 and 2015, we also evaluated the results of the reporting units included in our applications and infrastructure and professional services segments and determined that these reporting units were not impaired.

During the six months ended June 30, 2017, we sold our Highwire division. Management analyzed the reporting unit which included Highwire for impairment in accordance with ASC 350 Topic 350, Intangibles – Goodwill and Other, which requires that the goodwill remaining in the portion of the reporting unit to be retained shall be tested for impairment in accordance with paragraphs 350-20-35-3A through 35-19 using its adjusted carrying amount. In conjunction with testing for goodwill impairment, we also tested for intangible asset impairment. Based on our analysis, we recorded goodwill impairment for ADEX and SDNE of $2,885 and $261, respectively, and intangible asset impairment for ADEX and SDNE of $637 and $160, respectively, in the unaudited condensed consolidated statement of operations for the six months ended June 30, 2017.

During the six months ended June 30, 2017, we sold our SDNE division. Management analyzed the reporting unit which included SDNE for impairment in accordance with ASC 350 Topic 350, Intangibles – Goodwill and Other, which requires that the goodwill remaining in the portion of the reporting unit to be retained shall be tested for impairment in accordance with paragraphs 350-20-35-3A through 35-19 using its adjusted carrying amount. In conjunction with testing for goodwill impairment, we also tested for intangible asset impairment. Based on our analysis, the reporting units in our professional services segment were not impaired.

During the six months ended June 30, 2017, we sold our AWS Entities. Management analyzed the reporting unit which included the AWS Entities for impairment in accordance with ASC 350 Topic 350, Intangibles – Goodwill and Other, which requires that the goodwill remaining in the portion of the reporting unit to be retained shall be tested for impairment in accordance with paragraphs 350-20-35-3A through 35-19 using its adjusted carrying amount. In conjunction with testing for goodwill impairment, we also tested for intangible asset impairment. Based on our analysis, we recorded goodwill impairment for TNS and RME of $596 and $25, respectively, and intangible asset impairment for TNS and RME of $123 and $39, respectively, in the unaudited condensed consolidated statement of operations for the three months ended June 30, 2017.

Fair Value of Embedded Derivatives.

We used a binomial lattice model as June 30, 2017 and as of December 31, 2016 and December 31, 2015 to determine the fair value of the derivative liability related to our outstanding warrants and the put and effective price of future equity offerings of equity-linked financial instruments. Based on our analysis, we derived the fair value of warrants using the common stock price, the exercise price of the warrants, the risk-free interest rate, the historical volatility, and our dividend yield. Prior to December 29, 2015, we did not have sufficient historical data to use our historical volatility; therefore we used a volatility based on the historical volatility of comparable companies. Beginning on December 29, 2015, we began using our historical volatility as we determined that, based on our trading history of two years, there was sufficient data available to begin using our historical volatility. We developed scenarios to take into account estimated probabilities of future outcomes. The fair value of the warrant liabilities is classified as Level 3 within our fair value hierarchy.

We have convertible debentures outstanding with institutional investors. The convertible debentures held by Forward Investments, JGB Capital, Dominion Capital, MEF I, L.P., RDW Capital and Smithline are convertible at a discount to the average closing stock price on the days prior to the conversion. Between July 7, 2016 and December 31, 2016, these institutional investors converted $5.0 million of debentures and accrued interest into 75,681,458 shares of common stock. Between January 1, 2017, and September 27, 2017, these institutional investors converted $4.4 million of debentures and accrued interest into 257,449,966 shares of common stock.

The aggregate fair value of our derivative liabilities (both current and non-current liabilities) as of June 30, 2017 amounted to $6.5 million. The aggregate fair value of our derivative liabilities (both current and non-current liabilities) as of December 31, 2016 and 2015 amounted to $3.1 million and $17.5 million, respectively.

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Income Taxes.

In the years ended December 31, 2016 and 2015, we booked a current provision for state, local and foreign income taxes due of $0.1 million and $0.2 million, respectively. Certain states do not recognize net operating loss carryforwards, and we have operations in some of those states. For the year ended December 31, 2016, we booked a provision for deferred federal and state income taxes of $0.1 million and a total provision for income taxes of $0.2 million. The provision for state and local income taxes in the year ended December 31, 2015 was offset due to a benefit from deferred taxes of $1.5 million in the year ended December 31, 2015. This tax benefit was a result of our acquisition of IPC in 2014 and ADEX and T N S in 2012, which resulted in a deferred tax liability based on the value of the intangible assets acquired. This benefit was offset by the fact that ADEX and T N S were cash-basis taxpayers when they were acquired and were converted to accrual-basis taxpayers upon acquisition, which resulted in an increase in liability. As of December 31, 2016 and 2015, we had federal net operating loss carryforwards (NOLs) of $11.4 million and $65.2 million, respectively, which will be available to reduce future taxable income and expense through 2036. Utilization of the net operating loss and credit carryforwards is subject to an annual limitation due to the ownership percentage change limitations provided by Section 382 of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization. We have adjusted our deferred tax asset to record the expected impact of the limitations.

Credit Risk.

We are subject to concentrations of credit risk relating primarily to our cash and equivalents, accounts receivable and other receivables. Cash and equivalents primarily include balances on deposit in banks. We maintain substantially all of our cash and equivalents at financial institutions we believe to be of high credit quality. To date, we have not experienced any loss or lack of access to cash in our operating accounts.

We grant credit under normal payment terms, generally without collateral, to our customers. These customers primarily consist of telephone companies, cable broadband MSOs and electric and gas utilities. With respect to a portion of the services provided to these customers, we have certain statutory lien rights that may, in certain circumstances, enhance our collection efforts. Adverse changes in overall business and economic factors may impact our customers and increase potential credit risks. These risks may be heightened as a result of economic uncertainty and market volatility. In the past, some of our customers have experienced significant financial difficulties and, likewise, some may experience financial difficulties in the future. These difficulties expose us to increased risks related to the collectability of amounts due for services performed. We believe that none of our significant customers were experiencing financial difficulties that would materially impact the collectability of our trade accounts receivable as of June 30, 2017.

Contingent Consideration.

We recognize the acquisition-date fair value of contingent consideration as part of the consideration transferred in exchange for the acquiree or assets of the acquiree in a business combination. The contingent consideration is classified as either a liability or equity in accordance with ASC 480-10 (“Accounting for certain financial instruments with characteristics of both liabilities and equity”). If classified as a liability, the liability is remeasured to fair value at each subsequent reporting date until the contingency is resolved. Increases in fair value are recorded as losses on our consolidated statement of operations, while decreases are recorded as gains. If classified as equity, contingent consideration is not remeasured and subsequent settlement is accounted for within equity.

Litigation and Contingencies.

Litigation and contingencies are reflected in our consolidated financial statements based on management’s assessment of the expected outcome of such litigation or expected resolution of such contingency. An accrual is made when the loss of such contingency is probable and reasonably estimable. If the final outcome of such litigation and contingencies differs significantly from our current expectations, such outcome could result in a charge to earnings.

Results of Operations

Management believes that we will continue to incur losses for the immediate future. Therefore, we may need either additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern.

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The following table shows our results of operations for the six months ended June 30, 2017 and 2016. The historical results presented below are not necessarily indicative of the results that may be expected for any future period. All dollar amounts are presented in thousands, except share and per share data.

	Six months ended
	June 30,
	2017	2016
Statement of Operations Data (in thousands):

Service revenue	$21,337	$35,471
Product revenue	734	4,752
Total revenue	22,071	40,223

Cost of revenue	17,076	30,590
Gross profit	4,995	9,633

Operating expenses:
Depreciation and amortization	707	1,112
Salaries and wages	5,604	8,311
General and administrative	5,128	8,070
Goodwill impairment charges	3,767	-
Intangible assets impairment charges	959	-
Total operating expenses	16,165	17,493

Loss from operations	(11,170)	(7,860)

Total other expense	(15,505)	(10,147)
Loss from continuing operations before provision for (benefit from) income taxes	(26,675)	(18,007)

Provision for (benefit from) income taxes	(358)	116

Net loss from continuing operations	(26,317)	(18,123)

Loss from discontinued operations, net of tax	-	465

Net loss	(26,317)	(17,658)

Net (income) loss attributable to non-controlling interest	138	(66)

Net loss attributable to InterCloud Systems, Inc. common stockholders	$(26,179)	$(17,724)

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The following table shows our results of operations for the years ended December 31, 2016 and 2015. The historical results presented below are not necessarily indicative of the results that may be expected for any future period. All dollar amounts are presented in thousands, except share and per share data.

	Year ended
	December 31,
	2016	2015
Statement of Operations Data (in thousands):

Service revenue	$69,625	$58,233
Product revenue	8,375	15,875
Total revenue	78,000	74,108

Cost of revenue	58,195	53,864
Gross profit	19,805	20,244

Operating expenses:
Depreciation and amortization	2,113	3,385
Salaries and wages	18,061	23,056
General and administrative	13,682	10,410
Goodwill impairment charges	1,114	10,907
Intangible assets impairment charges	3,459	675
Change in fair value of contingent consideration	-	(2,243)
Total operating expenses	38,429	46,190

Loss from operations	(18,624)	(25,946)

Total other expense	(8,106)	(25,934)
Loss from continuing operations before provision for (benefit from) income taxes	(26,730)	(51,880)

Provision for (benefit from) income taxes	207	(1,345)

Net loss from continuing operations	(26,937)	(50,535)

Loss from discontinued operations, net of tax	465	(15,124)

Net loss	(26,472)	(65,659)

Net (income) loss attributable to non-controlling interest	11	103

Net loss attributable to InterCloud Systems, Inc. common stockholders	$(26,483)	$(65,762)

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Results of Continuing Operations – Six months ended June 30, 2017 and 2016

Revenues:

	Six months ended		Change
	June 30,
	2017	2016	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)

Applications and infrastructure	$6,081	$11,832	$(5,751)	-49%
Professional services	11,145	18,345	(7,200)	-39%
Managed services	4,845	10,046	(5,201)	-52%
Total	$22,071	$40,223	$(18,152)	-45%

Revenues for the six-month period ended June 30, 2017 decreased $18.1 million, or 45%, to $22.1 million, as compared to $40.2 million for the corresponding period in 2016. The decrease in revenues resulted primarily from a decrease in revenues from all of our operating segments due to slower than forecasted results. Another reason for the decrease in our applications and infrastructure segment was the timing of certain projects. TNS recognizes revenue under the completed contract method, and certain large projects were not yet complete as of June 30, 2017. As a result, no revenue was recognized on these projects during the six months ended June 30, 2017. In addition, subsidiaries disposed of during the six months ended June 30, 2017 accounted for $4.8 million in revenues during the six months ended June 30, 2017, compared to $12.7 million for the same period in 2016.

During the six-month period ended June 30, 2017, 50% of our revenue was derived from our professional services segment, 22% from our managed services segment and 28% from our applications and infrastructure segment. During the six-month period ended June 30, 2016, 46% of our revenue was derived from our professional services segment, 25% from our managed services segment and 29% from our applications and infrastructure segment. Revenues from our managed services segment tends to be recurring in nature.

Cost of revenue and gross margin:

	Six months ended June 30,		Change
	2017	2016	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)
Applications and infrastructure
Cost of revenue	$4,422	$9,979	$(5,557)	-56%
Gross margin	$1,659	$1,853	$(194)	-10%
Gross profit percentage	27%	16%

Professional services
Cost of revenue	$9,029	$13,970	$(4,941)	-35%
Gross margin	$2,116	$4,375	$(2,259)	-52%
Gross profit percentage	19%	24%

Managed services
Cost of revenue	$3,625	$6,641	$(3,016)	-45%
Gross margin	$1,220	$3,405	$(2,185)	-64%
Gross profit percentage	25%	34%

Total
Cost of revenue	$17,076	$30,590	$(13,514)	-44%
Gross margin	$4,995	$9,633	$(4,638)	-48%
Gross profit percentage	23%	24%

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Cost of revenue for the six-month periods ended June 30, 2017 and 2016 primarily consisted of direct labor provided by employees, services provided by subcontractors, direct material and other related costs. For a majority of the contract services we perform, our customers provide all necessary materials and we provide the personnel, tools and equipment necessary to perform installation and maintenance services. The decrease in cost of revenue of $13.5 million, or 44%, for the six-month period ended June 30, 2017 was primarily attributable to the decrease in revenue as described above. Costs of revenue as a percentage of revenues was 77% for the six-month period ended June 30, 2017, as compared to 76% for the same period in 2016.

Our gross profit percentage was 23% for the six-month period ended June 30, 2017, as compared to 24% for the comparable period in 2016. The overall decrease in gross profit percentage was primarily due a higher percentage of revenue in this period coming from our professional services segment, which has historically lower margins than our other two segments.

Salaries and wages:

	Six months ended June 30,		Change
	2017	2016	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)

Applications and infrastructure	$903	$926	$(23)	-2%
Percentage of total revenue	4%	2%

Professional services	$1,642	$2,434	$(792)	-33%
Percentage of total revenue	7%	6%

Managed services	$1,041	$2,272	$(1,231)	-54%
Percentage of total revenue	5%	6%

Corporate	$2,018	$2,679	$(661)	-25%
Percentage of total revenue	9%	7%

Total	$5,604	$8,311	$(2,707)	-33%
Percentage of total revenue	25%	21%

For the six-month period ended June 30, 2017, salaries and wages decreased $2.7 million to $5.6 million as compared to approximately $8.3 million for the same period in 2016. The decrease resulted primarily from a decrease in salaries and wages in our professional services, managed services and corporate segments as we focused on reducing salaries and wages and SG&A costs. Salaries and wages were 25% and 21% of revenue in the six-month period ended June 30, 2017 and 2016, respectively. Additionally, subsidiaries disposed during the six months ended June 30, 2017 accounted for $0.9 million in selling, general and administrative expenses during the six months ended June 30, 2017, compared to $2.6 million for the same period in 2016.

Selling, General and Administrative:

	Six months ended June 30,		Change
	2017	2016	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)

Applications and infrastructure	$635	$1,176	$(541)	-46%
Percentage of total revenue	3%	3%

Professional services	$750	$1,039	$(289)	-28%
Percentage of total revenue	3%	3%

Managed services	$914	$1,524	$(610)	-40%
Percentage of total revenue	4%	4%

Corporate	$2,829	$4,331	$(1,502)	-35%
Percentage of total revenue	13%	11%

Total	$5,128	$8,070	$(2,942)	-36%
Percentage of total revenue	23%	20%

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Selling, general and administrative costs include all of our corporate costs, as well as the costs of our subsidiaries’ management personnel and administrative overhead. These costs consist of office rental, legal, consulting and professional fees, travel costs and other costs that are not directly related to the performance of our services under customer contracts. Selling, general and administrative expenses decreased approximately $3.0 million, or 36%, to $5.1 million in the six-month period ended June 30, 2017, as compared to $8.1 million in the comparable period of 2016. The decrease was a result of decreases in the applications and infrastructure, managed services and corporate segments as we focused on reducing salaries and wages and SG&A costs. Selling, general and administrative expenses increased to 23% of revenues in the six-month period ended June 30, 2017, from 20% in the comparable period in 2016 due to a reduction in revenues for the first six months of 2017. Additionally, subsidiaries disposed of during the six months ended June 30, 2017 accounted for $0.5 million in SG&A expense during the six months ended June 30, 2017, compared to $1.6 million for the same period in 2016.

Interest Expense:

	Six months ended June 30,		Change
	2017	2016	Dollars	Percentage
Interest expense (in thousands)	$5,558	$8,133	$(2,575)	-32%

Interest expense for the six-month periods ended June 30, 2017 and 2016 was $5.6 million and $8.1 million, respectively. The decrease in interest expense primarily resulted from a decrease in overall outstanding debt as of the beginning of the six months ended June 30, 2017 compared to the same period of 2016. This was primarily due to the significant amount of debt that has been converted into the shares of our common stock during the past twelve months. Additionally, we have sold certain subsidiaries during the six months ended June 30, 2017 and have used that cash to reduce debt.

Net Loss Attributable to our Common Stockholders.

Net loss attributable to our common stockholders was $26.2 million for six-month period ended June 30, 2017, as compared to net loss attributable to common stockholders of $17.7 million for the six months ended June 30, 2016. The increase in net loss was primarily due to an increase in the loss on the change in the fair value of derivative instruments of $8.3 million and a decline in gross profit of $4.6 million. Additionally, we had an increase in impairment expense related to goodwill and intangible assets of $4.7 million and incurred a loss on disposal of subsidiaries of $5.2 million. These increases were offset by decreases in the loss on extinguishment of debt of $6.7 million. Additionally, increases were offset by a decrease in salaries and wages and selling, general and administrative expenses of $5.7 million and a decrease in interest expense of $2.5 million.

Results of Continuing Operations – Years ended December 31, 2016 and 2015

Revenue.

	Year ended December 31,		Change
	2016	2015	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)

Applications and infrastructure	$22,173	$21,263	$910	4%
Professional services	36,937	26,655	10,282	39%
Managed services	18,890	26,190	(7,300)	-28%
Total	$78,000	$74,108	$3,892	5%

Total revenue for the year ended December 31, 2016 was $78.0 million, which represented an increase of $3.9 million, or 5%, compared to total revenue of $74.1 million for the year ended December 31, 2015. The increase primarily resulted from an increase in professional services revenue of $10.3 million due to increased revenue from our Highwire division, which was sold in February 2017, offset by a decline in managed services revenue of $7.3 million. The decline in managed services revenue was primarily due to two one-time projects in 2015 that were not present in 2016.

During 2016, 47% of our revenue was derived from our professional services segment, 29% from our applications and infrastructure segment and 24% from our managed services segment. As a result of the sale of our Highwire division, we expect the percentage of our revenue derived from our professional services segment to decline, and that our revenues in 2017 will be more equally apportioned among our three operating segments. During 2015, 36% of our revenue was derived from our professional services segment, 35% from our managed services segment and 29% from our applications and infrastructure segment.

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Cost of revenue and gross margin.

	Year ended December 31,		Change
	2016	2015	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)
Applications and infrastructure
Cost of revenue	$18,541	$14,879	$3,662	25%
Gross margin	$3,632	$6,384	$(2,752)	-43%
Gross profit percentage	16%	30%

Professional services
Cost of revenue	$26,463	$21,004	$5,459	26%
Gross margin	$10,474	$5,651	$4,823	85%
Gross profit percentage	28%	21%

Managed services
Cost of revenue	$13,191	$17,981	$(4,790)	-27%
Gross margin	$5,699	$8,209	$(2,510)	-31%
Gross profit percentage	30%	31%

Total
Cost of revenue	$58,195	$53,864	$4,331	8%
Gross margin	$19,805	$20,244	$(439)	-2%
Gross profit percentage	25%	27%

Cost of revenue for the years ended December 31, 2016 and 2015 primarily consisted of direct labor provided by employees, services provided by subcontractors, direct material and other related costs. As discussed above, for a majority of the contract services we perform, our customers provide all necessary materials and we provide the personnel, tools and equipment necessary to perform installation and maintenance services. Cost of revenue increased by $4.3 million, or 8%, for the year ended December 31, 2016, to $58.2 million, as compared to $53.9 million for the year ended December 31, 2015. Costs of revenue as a percentage of revenues were 75% and 73% for the years ended December 31, 2016 and 2015, respectively.

This increase in cost of revenues percentage was primarily due to the lower gross profit margins in our applications and infrastructure segment offset by higher gross profit margins in our professional services segment. Cost of revenues as a percentage of revenues in the managed services segment was 70% and 69% of revenues in the years ended December 31, 2016 and 2015, respectively. Cost of revenues as a percentage of revenues in the professional services business was 72% and 79% of revenues in the years ended December 31, 2016 and 2015, respectively. Cost of revenues as a percentage of revenues in the applications and infrastructure business was 84% and 70% of revenues in the years ended December 31, 2016 and 2015, respectively. Our gross profit percentage declined in our applications and infrastructure segment due to increased costs which were not accompanied by an increase in revenue in 2016 compared to 2015.

Our gross profit percentage was 25% and 27% for the years ended December 31, 2016 and 2015, respectively. This decrease in gross profit percentage was primarily due to the lower gross profit margins in our application and infrastructure segment offset by higher gross profit margins in our professional services segment. Gross profit as a percentage of revenues in the applications and infrastructure segment was 16% and 30% of revenues in the years ended December 31, 2016 and 2015, respectively, as discussed above. Gross profit as a percentage of revenues in the professional services business was 28% and 21% of revenues in the years ended December 31, 2016 and 2015, respectively. Our gross profit percentage increased in our professional services segment due to the acquisition of SDNE in January 2016, which has higher gross profit percentages than our existing professional services companies. Gross profit as a percentage of revenues in the managed services business was 30% and 31% of revenues in the years ended December 31, 2016 and 2015, respectively.

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Salaries and Wages.

	Year ended December 31,		Change
	2016	2015	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)

Applications and infrastructure	$2,345	$2,300	$45	2%
Percentage of total revenue	3%	3%

Professional services	$5,779	$3,711	$2,068	56%
Percentage of total revenue	7%	5%

Managed services	$4,205	$5,704	$(1,499)	-26%
Percentage of total revenue	5%	8%

Corporate	$5,732	$11,341	$(5,609)	-49%
Percentage of total revenue	7%	15%

Total	$18,061	$23,056	$(4,995)	-22%
Percentage of total revenue	23%	31%

For the year ended December 31, 2016, salaries and wages decreased $5.0 million to $18.1 million as compared to approximately $23.1 million for the year ended December 31, 2015. The decrease primarily resulted from a decrease in equity compensation expense of $5.3 million. Equity compensation expense decreased to $3.3 million in 2016 compared to $8.6 million in 2015. Salaries and wages were 23% of revenue in the year ended December 31, 2016, as compared to 31% in the year ended December 31, 2015. In the future, salaries and wages are not expected to increase or decrease proportionally to our increase or decrease in revenue.

Selling, General and Administrative.

	Year ended December 31,		Change
	2016	2015	Dollars	Percentage
	(in thousands)	(in thousands)	(in thousands)

Applications and infrastructure	$2,255	$2,081	$174	8%
Percentage of total revenue	3%	3%

Professional services	$2,188	$1,469	$719	49%
Percentage of total revenue	3%	2%

Managed services	$2,239	$2,163	$76	4%
Percentage of total revenue	3%	3%

Corporate	$7,000	$4,697	$2,303	49%
Percentage of total revenue	9%	6%

Total	$13,682	$10,410	$3,272	31%
Percentage of total revenue	18%	14%

Selling, general and administrative costs include all of our corporate costs, as well as the costs of our subsidiaries’ management personnel and administrative overhead. These costs consist of office rental, legal, consulting and professional fees, travel costs and other costs that are not directly related to the performance of our services under customer contracts. Selling, general and administrative expenses increased $3.3 million, or 31%, to $13.7 million in the year ended December 31, 2016, as compared to $10.4 million in the year ended December 31, 2015. As a percentage of revenue, selling, general and administrative expenses was 18% and 14% as of December 31, 2016 and 2015, respectively. The increase in selling, general and administrative expense was primarily due to an increase of $1.9 million relating to extraordinary accounting and legal expenses, which are expected to decline to historical levels in 2017.

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Interest Expense.

	Year ended December 31,		Change
	2016	2015	Dollars	Percentage
Interest expense (in thousands)	$13,784	$9,397	$4,387	47%

Interest expense for the years ended December 31, 2016 and 2015 was $13.8 million and $9.4 million, respectively. The expense incurred in the 2016 period primarily related to interest expense of $1.7 million related to the related-party loans, $5.0 related to term loans, $7.0 million of amortization of debt discounts, $0.4 million related to amortization of loan costs related to the 12% debentures and loans and $0.1 million related to other loans. This compared to the 2015 period where interest expense consisted of $0.7 million related to the related-party loans, $2.6 million related to term loans, $5.6 million of amortization of debt discounts and $0.1 million related to other loans.

Net Loss Attributable to our Common Stockholders.

Net loss attributable to our common stockholders was $26.5 million for year ended December 31, 2016, as compared to net loss attributable to common stockholders of $65.8 million for the year ended December 31, 2015.

Liquidity, Capital Resources and Cash Flows

Working Capital.

We believe that our available cash balance as of the date of this filing will not be sufficient to fund our anticipated level of operations for at least the next 12 months, and as a result there is substantial doubt about our ability to continue as a going concern. Management believes that our ability to continue our operations depends on our ability to sustain and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish our strategic objectives. Management believes that we will continue to incur losses for the immediate future. For the three and six months ended June 30, 2017, we generated gross profits from operations, but we incurred negative cash flow from operations. We expect to finance our cash needs from the results of operations and, depending on results of operations, we may need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever.

At June 30, 2017, we had a working capital deficit of $48.8 million, as compared to a working capital deficit of $39.4 million at December 31, 2016.

Within the next 12 months, we have obligations relating to the payment of indebtedness on term loans of $32.1 million.

We anticipate meeting our cash obligations on our indebtedness that is payable within the next 12 months from the results of operations and, depending on results of operations, we may need additional equity or debt financing. Additionally, during January 2017, we sold the Highwire division of our ADEX subsidiary for a $4 million cash payment plus a working capital adjustment, which is expected to be paid to us in October 2017, of approximately $0.5 million. $2.5 million of the net proceeds from the sale of our Highwire division was applied to the repayment of our indebtedness to JGB (Cayman) Concord Ltd. Additionally, on April 25, 2017, we sold 80.1% of certain assets in the AWS Entities for a $2.0 million convertible note, a potential earn out of 3X EBITDA for the first six months after closing, cash of $0.1 million and a working capital adjustment of $1.2 million payable 60 days after the closing. We expect to convert the note into freely tradable common shares of the purchaser six months after the closing. Lastly, on May 17, 2017, we sold SDNE for $1.4 million in cash. Most of that cash was placed into escrow with our senior secured lender securing the repayment of their loan.

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Our future capital requirements for our operations will depend on many factors, including the profitability of our businesses, the number and cash requirements of other acquisition candidates that we pursue, and the costs of our operations. Our management has taken several actions to ensure that we will have sufficient liquidity to meet our obligations through the next 12 months, including the reduction of certain general and administrative expenses, consulting expenses and other professional services fees, and the sale of certain of our operating subsidiaries. Additionally, if our actual revenues are less than forecasted, we anticipate implementing headcount reductions to a level that more appropriately matches then-current revenue and expense levels. We also are evaluating other measures to further improve our liquidity, including the sale of equity or debt securities and entering into joint ventures with third parties. Lastly, in July 2017, we elected to reduce related-party debt by converting such debt into shares of our Series J preferred stock. We may elect to reduce certain third-party debt in the future by converting such debt into shares of our common stock. We are currently in discussions with a third party on a credit facility to enhance our liquidity position. Our management believes that these actions will enable us to meet our liquidity requirements through the next 12 months. There is no assurance that we will be successful in any capital-raising efforts that we may undertake to fund operations during the next twelve months.

We plan to generate positive cash flow from our subsidiaries. However, to execute our business plan, service our existing indebtedness and implement our business strategy, we will need to obtain additional financing from time to time and may choose to raise additional funds through public or private equity or debt financings, a bank line of credit, borrowings from affiliates or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional capital raised through the sale of equity or equity-linked securities may dilute our current stockholders’ ownership in us and could also result in a decrease in the market price of our common stock. The terms of those securities issued by us in future capital transactions may be more favorable to new investors and may include the issuance of warrants or other derivative securities, which may have a further dilutive effect. We also may be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition. Furthermore, any debt financing, if available, may subject us to restrictive covenants and significant interest costs. There can be no assurance that we will be able to raise additional capital, when needed, to continue operations in their current form.

We had capital expenditures of $0 and $0.08 million for the three-month periods ended June 30, 2017 and 2016, respectively. We had capital expenditures of $0.03 million and $0.1 million for the six-month periods ended June 30, 2017 and 2016, respectively. We expect our capital expenditures for the 12 months to be consistent with our prior spending. These capital expenditures will be primarily utilized for equipment needed to generate revenue and for office equipment. We expect to fund such capital expenditures out of our working capital.

As of June 30, 2017, we had cash of $0.4 million, which was exclusively denominated in U.S. dollars and consisted of bank deposits.

Summary of Cash Flows.

The following summary of our cash flows for the six months ended June 30, 2017 and 2016 has been derived from our unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus:

Summary of Cash Flows

	Six months ended June 30,
(dollars amounts in thousands)	2017	2016

Net cash provided by (used in) operating activities	(2,366)	$(11,535)
Net cash provided by investing activities	5,343	8,041
Net cash provided by (used in) financing activities	(4,360)	(2,018)

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Net cash used in operating activities for the six months ended June 30, 2017 was $2.4 million, which included the net loss for the period of $26.3 million. The net loss was partially offset by $3.6 million of amortization of debt discount and deferred debt issuance costs, losses on the fair value of derivative liabilities of $3.5 million, goodwill and intangible asset impairment charges totaling $4.7 million, loss on extinguishment of debt of $1.1 million, and changes in operating assets and liabilities of $4.2 million.

Net cash provided by investing activities for the six months ended June 30, 2017 was $5.3 million. This consisted primarily of $4.0 million of proceeds received from the sale of our Highwire subsidiary, along with $1.0 million of restricted cash received in connection with the sale of SDNE.

Net cash used in financing activities for the six months ended June 30, 2017 was $4.4 million. This consisted primarily of $3.6 of cash from proceeds of the sale of our Highwire subsidiary used to make term loan-related repayments, along with other repayments of receivables purchase agreements and term loans.

The following summary of our cash flows for the years ended December 31, 2016 and 2015 has been derived from our historical consolidated financial statements, which are included elsewhere in this prospectus:

	Year ended December 31,
(dollars amounts in thousands)	2016	2015

Net cash used in operations	(11,029)	$(1,829)
Net cash provided by (used in) investing activities	20,998	(1,484)
Net cash provided by (used in) financing activities	(16,123)	5,787

Net cash used in operating activities. We have historically experienced cash deficits from operations as we continued to expand our business and sought to establish economies of scale. Our largest uses of cash for operating activities are for general and administrative expenses. Our primary source of cash flow from operating activities is cash receipts from customers. Our cash flow from operations will continue to be affected principally by the extent to which we grow our revenues and increase or decrease our headcount.

Net cash used in operating activities for the year ended December 31, 2016 was $11.0 million, which included $3.4 million in stock compensation for services, charges of $6.9 million related to amortization of debt discount and deferred issuance costs, gain of $17.5 million on the fair value of derivative liabilities, losses of $9.6 million on the extinguishment of debt, gains of $0.4 million on the conversion of debt, goodwill and intangible asset impairment charges of $4.6 million, and changes in accounts receivable, inventory, other assets, deferred revenue, accounts payable and accrued expenses of $5.4 million. Non-cash charges related to depreciation and amortization totaled $2.1 million. Net cash used in operating activities for the year ended December 31, 2015 of $1.8 million, which included $8.6 million in stock compensation for services, charges of $5.1 million related to amortization of debt discount and deferred issuance costs, losses of $9.4 million on the fair value of derivative liabilities, losses of $3.7 million on the extinguishment of debt, losses of $1.1 million on the conversion of debt, goodwill and intangible asset impairment charges of $11.6 million, deferred income taxes of $1.2 million, and changes in accounts receivable, inventory, other assets, accounts payable and accrued expenses of $5.5 million. Non-cash charges related to depreciation and amortization totaled $3.4 million.

Net cash provided by/used in investing activities. Net cash provided by investing activities for the year ended December 31, 2016 was $21.0 million, which consisted of capital expenditures of $0.1 million, cash paid for acquisitions of $0.1 million, issuance of notes receivable of $0.9 million, and cash provided by investing activities of discontinued operations of $21.9 million. Net cash used in investing activities for the year ended December 31, 2015 was $1.5 million, which consisted of capital expenditures of $0.2 million and loans issued to an equity method investee of $0.9 million. We also incurred a net $0.4 million in cash used in investing activities relating to capital expenditures related to the VaultLogix discontinued operations as of December 31, 2015.

Net provided by/used in financing activities. Net cash used in financing activities for the year ended December 31, 2016 was $16.1 million, which resulted from proceeds from third-party borrowings of $2 million, repayments of third-party borrowings of $16.1 million, and restricted cash applied to long term loans of $2 million. Net cash provided by financing activities for the year ended December 31, 2015 was $5.8 million, which resulted from net proceeds from and repayments of third-party borrowings of $6.0 million and repayments of bank notes of $0.2.

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Indebtedness.

Dollar amounts in the below tables are in thousands.

At December 31, 2016 and 2015, term loans consisted of the following:

	June 30,	December 31,	December 31,
	2017	2016	2015
Former owners of RM Leasing, unsecured, non-interest bearing, due on demand	$2	$2	$3
Promissory note with company under common ownership by former owner of Tropical, 9.75% interest, monthly payments of interest only of $1, unsecured and personally guaranteed by officer, matured in November 2016	-	106	106
Term loan, White Oak Global Advisors, LLC, originally maturing in February 2019 and paid during February of 2016, interest of 12% with 2% paid-in-kind interest, net of debt discount of $366	-	-	10,938
8% convertible promissory note, London Bay - VL Holding Company, LLC, unsecured, maturing October 2017	7,408	7,408	7,408
8% convertible promissory note, WV VL Holding Corp., unsecured, maturing October 2017	7,003	7,003	7,003
8% convertible promissory note, Tim Hannibal, unsecured, maturing October 2017	1,215	1,215	1,215
Promissory note, 12% interest, unsecured, Dominion Capital, matured in May 2016, net of debt discount of $9	-	-	748
12% senior convertible note, unsecured, Dominion Capital, matured in January 2017, net of debt discount of $29 amd $507, respectively	-	1,170	1,599
12% senior convertible note, unsecured, Dominion Capital, matured in November 2016, net of debt discount of $173	-	-	352
12% senior convertible note tranche 1, unsecured, Dominion Capital, matured in January 2016, net of debt discount of $15	-	-	235
12% senior convertible note tranche 2, unsecured, Dominion Capital, matured in February 2016, net of debt discount of $80	-	-	253
12% senior convertible note tranche 3, unsecured, Dominion Capital, matured in March 2016, net of debt discount of $55	-	-	445
12% convertible note, Richard Smithline, unsecured, matured in January 2017, net of debt discount of $0, $2 and $107, respectively	117	360	419
Senior secured convertible debenture, JGB (Cayman) Waltham Ltd., bearing interest of 4.67%, maturing in May 2019, net of debt discount of $1,130, $3,136 and $4,179, respectively	3,321	1,900	3,321
Senior secured convertible note, JGB (Cayman) Concord Ltd., bearing interest at 4.67%, maturing in May 2019, net of debt discount of $10 and $1,668, respectively	231	2,080	-
Senior secured note, JGB (Cayman) Waltham Ltd., bearing interest at 4.67%, maturing in May 2019, net of debt discount of $28 and $234, respectively	475	358	-
4.67% convertible note, MEF I, L.P., unsecured, maturing in May 2019, net of debt discount of $86	446	-	-
6% senior convertible term promissory note, unsecured, Dominion Capital, maturing January 31, 2018, net of debt discount of $19	51	-	-
12% senior convertible note, unsecured, Dominion Capital, maturing in November 2017, net of debt discount of $27 and $65, respectively	513	475	-
Receivables Purchase Agreement with Dominion Capital, net of debt discount of $0 and $44, respectively	-	430	-
Promissory note issued to Trinity Hall, 3% interest, unsecured, maturing in January 2018	500	500	-
2.5% convertible promissory note, RDW Capital LLC, maturing in April 2018, net of debt discount of $19	81	-	-
Promissory notes issued to Forward Investments, LLC, between 2% and 10% interest, matured on July 1, 2016, unsecured	1,421	-	-
Promissory notes issued to Forward Investments, LLC, 3% interest, maturing on January 1, 2018, unsecured, net of debt discount of $457	3,916	-	-
Promissory notes issued to Forward Investments, LLC, 6.5% interest, matured on July 1, 2016, unsecured	390	-	-
Former owner of IPC, unsecured, 8% interest, matured on May 30, 2016, due on demand	5,755	-	-
Former owner of IPC, unsecured, 15% interest, due on demand	75	-	-
	32,920	23,007	34,045
Less: Current portion of term loans	(30,551)	(21,147)	(3,787)

Long-term portion term loans, net of debt discount	$2,369	$1,860	$30,258

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At December 31, 2016 and 2015, we had outstanding the following notes payable to related parties:

	June 30,	December 31,	December 31,
	2017	2016	2015

Promissory note issued to CamaPlan FBO Mark Munro IRA, 3% interest, maturing on January 1, 2018, unsecured, net of debt discount of $19, $38 and $72, respectively	$677	$658	$525
Promissory note issued to 1112 Third Avenue Corp, 3% interest, maturing on January 1, 2018, unsecured, net of debt discount of $19, $36 and $68, respectively	356	339	307
Promissory note issued to Mark Munro, 3% interest, maturing on January 1, 2018, unsecured, net of debt discount of $32, $62 and $116, respectively	605	575	1,221
Promissory note issued to Pascack Road, LLC, 3% interest, maturing on January 1, 2018, unsecured, net of debt discount of $78, $152 and $268, respectively	2,472	2,398	2,364
Former owner of Nottingham, unsecured, 8% interest, matured on May 30, 2016	-	225	225
Promissory notes issued to Forward Investments, LLC, between 2% and 10% interest, matured on July 1, 2016, unsecured, net of debt discount of $0 and $749, repsectively	-	4,235	5,727
Promissory notes issued to Forward Investments, LLC, 3% interest, maturing on January 1, 2018, unsecured, net of debt discount of $860 and $1,528, respectively	-	3,513	2,844
Promissory notes issued to Forward Investments, LLC, 6.5% interest, matured on July 1, 2016, unsecured, net of debt discount of $0 and $147, respectively	-	390	243
Former owner of IPC, unsecured, 8% interest, matured on May 30, 2016, due on demand	-	5,755	5,755
Former owner of IPC, unsecured, 15% interest, due on demand	-	75	75
	4,110	18,163	19,286
Less: current portion of debt	(4,110)	(9,531)	(11,103)
Long-term portion of notes payable, related parties	$-	$8,632	$8,183

During July 2017, the Company determined that Forward Investments, LLC was no longer a related party. The outstanding debt to Forward Investments, LLC was reclassed from notes payable, related parties to term loans effective June 30, 2017.

During July 2017, the Company determined that Frank Jadevaia, the former owner of IPC and former President of the Company, was no longer a related party due to his resignation from his role as the Company’s President on November 4, 2016. The outstanding debt to Frank Jadevaia was reclassed from notes payable, related parties to term loans, effective June 30, 2017.

As of June 30, 2017, the outstanding balances of term loans and notes payable to related parties were $32.9 million and $4.1 million, respectively, net of debt discounts of $1.8 million and $0.1 million, respectively. As of December 31, 2016, the outstanding balances of term loans and notes payable to related parties were $23.0 million and $18.2 million, respectively, net of debt discounts of $5.2 million and $1.1 million, respectively.

The total outstanding principal balance per the note agreements due to our debt holders was $39.0 million and $47.5 million at June 30, 2017 and December 31, 2016, respectively. We are currently in discussions with certain of our creditors to restructure some of these term loan agreements to reduce the principal balance and extend maturity dates. However, there can be no assurance that we will be successful in reducing the principal balance or extending the maturity dates of any of our outstanding notes.

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Accounts Receivable

We had net accounts receivable at June 30, 2017 and December 31, 2016 of $8.5 million and $14.0 million, respectively. Our day’s sales outstanding calculated on an annual basis at June 30, 2017 and December 31, 2016 was 69 days and 66 days, respectively.

Capital expenditures

We had capital expenditures of $0.03 million for the six months ended June 30, 2017. We had capital expenditures of $0.1 million and $0.2 million for the years ended December 31, 2016 and 2015, respectively. We expect our capital expenditures for next 12 months will be consistent with our prior spending. These capital expenditures will be primarily utilized for equipment needed to generate revenue and for office equipment. We expect to fund such capital expenditures out of our working capital.

Loans Receivable

We have loaned $0.5 million to a third-party software developing company utilizing software defined networking strategies. We also have a $2.0 million loan receivable in connection with the sale of the AWS Entities. We have accounted for these as loans receivable in the balance sheet.

Off-balance sheet arrangements

During the six months ended June 30, 2017 and the years ended December 31, 2016 and 2015, other than operating leases, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contingencies

Other than the purported class action lawsuit disclosed herein under the caption “Business - Legal Proceedings,” we only are involved in claims and legal proceedings arising from the ordinary course of our business. We record a provision for a liability when we believe that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on our financial statements.

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BUSINESS

Overview

InterCloud Systems, Inc. is a provider of networking orchestration and automation, for the Internet of things (IOT), software-defined networking (SDN) and network function virtualization (NFV) environments to the telecommunications service provider (carrier) and corporate enterprise markets. Our managed services solutions offer enterprise and service-provider customers the opportunity to adopt an operational expense model by outsourcing cloud deployment and management to our Company rather than the capital expense model that has dominated in recent decades in IT infrastructure management. Our professional services group offers a broad range of solutions to enterprise and service provider customers, including application development teams, analytics, project management, program management, unified communications, network management and field support services on a short and long-term basis. Our applications and infrastructure division offers enterprise and service provider customers specialty contracting services, including engineering, design, installation and maintenance services, that support the build-out and operation of some of the most advanced small cell, Wi-Fi and distributed antenna system (DAS) networks. We believe the migration of these complex networks from proprietary hardware-based solutions to software-defined networks and cloud-based solutions provides our company a significant opportunity as we are one of only a few industry competitors that can span across both the legacy and next-generation networks that are actively being designed and deployed in the marketplace. We also believe we are in a position to assist our customers by offering competitive cloud and SDN solutions from a single source, while also maintaining our customers’ legacy hardware-based solutions.

We provide the following categories of offerings to our customers:

●	Managed Services. Our managed services offering is built around traditional IT managed services and “private cloud in the box” applications services. Our DPoD private cloud platform offers enterprise customers, carriers, and resellers ability to prepackage a “hyper-converged” open source private cloud environment in an opex model rather than the legacy hardware model. Our DPoD private cloud offers orchestration, virtualized compute, virtualized network functions, and virtualized storage. This platform is offered in a multi-year contract, managed services format. We believe DPoD private managed cloud services greatly accelerates our customer’s ability to move production applications seamlessly to a fully-virtualized environment without any vendor lock in from equipment manufacturers as well as lowers cost and decreases their time to market to deliver new applications to their own customers in a secure private environment. Our experience in system integration and solutions-centric services helps our customers quickly to integrate and adopt cloud-based managed services. In addition, our managed-services offerings include network management, 24x7x365 monitoring, security monitoring, storage and backup services.

●	Applications and Infrastructure. We provide an array of applications and services throughout North America and internationally. We also offer structured cabling and other field installations. In addition, we design, engineer, install and maintain various types of Wi-Fi and wide-area networks, DAS networks, and small cell distribution networks for incumbent local exchange carriers (ILECs), telecommunications original equipment manufacturers (OEMs), cable broadband multiple system operators (MSOs) and enterprise customers. Our services and applications teams support the deployment of new networks and technologies, as well as expand and maintain existing networks. We also design, install and maintain hardware solutions for the leading OEMs that support voice, data and optical networks.

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●	Professional Services. We provide consulting and professional staffing solutions to the service-provider and enterprise market in support of all facets of IT and next-generation networks, including project management, network implementation, network installation, network upgrades, rebuilds, maintenance and consulting services. We leverage our international recruiting database, which includes more than 70,000 professionals, for the rapid deployment of our professional services. On a weekly basis, we deploy hundreds of telecommunications professionals in support of our worldwide customers. , including SDN training, SDN software development and integration, vertical network function (VNF) validation in a multi-vendor environment, unified communications, interactive voice response (IVR) and SIP-based call centers.

Our Operating Units

Through a series of acquisitions, we have expanded our service offerings and geographic reach over the past four years. Our company is comprised of the following operating units:

●	Integration Partners-NY Corporation. Integration Partners-NY Corporation (“IPC”), is a full-service voice and data network engineering firm based in New York that serves both corporate enterprises and telecommunications service providers. IPC supports our SD-WAN, X-Barrier healthcare applications, and the managed services aspect of our business and expands our systems integration and applications capabilities.

●	ADEX Corporation. ADEX Corporation (“ADEX”) is an Atlanta-based provider of engineering and installation services and staffing solutions as well as other customized services to the telecommunications industry. ADEX’s managed solutions diversifies our ability to service our customers domestically and internationally throughout the project lifecycle.

●	T N S, Inc. T N S, Inc. (“T N S”) is a Chicago-based structured cabling and Next-Generation DAS design and installation firm that supports voice, data, video, security and multimedia systems within commercial office buildings, multi-building campus environments, high-rise buildings, data centers and other structures. T N S extends our geographic reach to the Midwest area and our client reach to end-users, such as multinational corporations, universities, school districts and other large organizations that have significant ongoing next generation network needs.

●	Rives-Monteiro Engineering LLC and Rives-Monteiro Leasing, LLC. Rives-Monteiro Engineering, LLC (“RM Engineering”) is a cable firm based in Tuscaloosa, Alabama that performs engineering services in the Southeastern United States and internationally, and Rives-Monteiro Leasing, LLC (“RM Leasing”, and together with RM Engineering, “Rives-Monteiro”), is an equipment provider for cable-engineering services firms. RM Engineering provides services to customers located in the United States and Latin America.

Our Industry

Advances in technology architectures have supported the rise of cloud computing, which enables the delivery of a wide variety of cloud-based services. Today, mission-critical applications can be delivered reliably, securely and cost-effectively to our customers over the internet without the need to purchase supporting hardware, software or ongoing maintenance. The lower total cost of ownership, better functionality and flexibility of cloud applications represent a compelling alternative to traditional on-premise solutions. As a result, enterprises are increasingly adopting cloud services to rapidly deploy and integrate applications without building out their own expensive infrastructure and to minimize the growth of their own IT departments and create business agility by taking advantage of accelerated time-to-market dynamics.

Spending on public cloud services is expected to increase sharply this year and through 2019, according to analysts with International Data Corporation, a leading global market intelligence firm (“IDC”) and Gartner, Inc., a leading IT research and advisory company (“Gartner”). In a report dated January 25, 2016, Gartner analysts projected that the global public cloud services market will increase 16.5 percent last year compared with 2015 - to $204 billion.

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According to the U.S. National Institute of Standards and Technology, or the NIST, cloud computing is on-demand network access to a shared pool of configurable computing resources (e.g., networks, servers, storage, applications and services) that can be rapidly provisioned and released with minimal management and effort and service provider interaction. The NIST has identified five essential characteristics of cloud computing:

●	on-demand service;

●	broad network access;

●	resource pooling;

●	rapid elasticity; and

●	measured service

NFV and SDN are the popular software-based approaches that service providers are using to design, deploy and manage their networks and services. NFV is a telecom led initiative seeking to utilize standard IT virtualization technology to consolidate many telecom network equipment types onto industry standard high volume servers, switches and storage. Many industry leaders believe NFV will likely transform the entire telecom infrastructure ecosystem. In its report entitled “Network Functions Virtualization (NFV) Market: Business Case, Market Analysis and Forecasts 2015 – 2020”, published in November 2014, Mind Commerce, a business intelligence and technology insight company, estimated that the overall global market for NFV will grow at a compound annual growth rate, or CAGR, of 83.1% between 2015 and 2020, and that NFV revenues will reach $ 8.7 billion by the end of 2020.

Signals and Systems Telecom, a Dubai-based market intelligence and consulting firm for the worldwide telecommunications industry (“SNS Telecom”), projects exponential growth in service provider SDN and NFV investments. In its report titled ‘The SDN, NFV & Network Virtualization Ecosystem: 2015 - 2030 - Opportunities, Challenges, Strategies & Forecasts,’ SNS Telecom projects that this industry will log a 54% CAGR from 2015 to 2020, and will account for US$20 billion in revenue by 2020.

The SNS Telecom report states that enterprises are already aware of the several advantages offered by SDN and NFV. The deployment of these technologies is seen to be the highest in datacenter operations, telecommunications services, and enterprise IT. One aspect that makes SDN, NFV, and network virtualization much sought after is the ability of these technologies to help enterprises cope with the mounting demand for higher mobile traffic capacity. While doing so, these technologies bring down capital expenses and operating expenses, which can otherwise burden service providers. Most importantly, virtualization enables service providers to reduce their dependence on expensive and high-maintenance hardware platforms.

Our Competitive Strengths

During 2016, we began delivering DPoD, a hyper-converged private/hybrid cloud solution. Our DPoD product offering provides all of the attributes of a public cloud offering, including reduced capital expenditures for our customers and greater elasticity and scalability in a dedicated private cloud environment. DPoD can be deployed within our data centers or on customer premises. In addition to compute and storage resources, DPoD is fully-enabled with SDN and NFV to leverage software-based network appliances. DPoD is a ‘cloud in a box,’ that brings everything together, including a full multi-vendor professional services experience. The DPoD provides the client with a completely secure, private cloud solution that can be leveraged for nearly any business application.

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We believe our market advantages center around our IOT platform NFVGrid and services portfolio. Our software allows enterprise and carrier accounts to take advantage of deploying virtual network functions with service chaining for multi-vendor deployments, VNF monitoring, VNF and full network analytics, the ability to turn up a VNF or turn them off if necessary. SDN and NFV have just begun to be adopted in carrier and enterprise networks after years of planning and testing. InterCloud has a competitive advantage because our NFVGrid platform has the next-generation automation necessary to lead clients through this latest technology transformation.

●	Service Provider Relationships. We have established relationships with many leading wireless and wireline telecommunications providers, cable broadband MSOs, OEMs and others. Our current customers include Ericsson Inc., Verizon Communications Inc., Alcatel-Lucent USA Inc., Century Link, Inc., AT&T Inc. and Hotwire Communications.

●	Long-Term Master Service Agreements. We have over 30 master service agreements with service providers and OEMs. Our relationships with our customers and existing master service agreements position us to continue to capture existing and emerging opportunities, both domestically and internationally. We believe the barriers are extremely high for new entrants to obtain master service agreements with service providers and OEMs unless there are established relationships and a proven ability to execute.

●	Engineering talents. Our geographical reach and vast engineering talents enable our customers to take advantage of our end-to-end solutions and one-stop shopping.

●	Proven Ability to Recruit, Manage and Retain High-Quality Personnel. Our ability to recruit, manage and retain skilled labor is a critical advantage in an industry in which a shortage of skilled labor is often a key limitation for our customers and competitors alike. We own and operate an actively-maintained database of more than 70,000 telecom and IT personnel. We also employ highly-skilled recruiters and utilize an electronic hiring process that we believe expedites deployment of personnel and reduces costs. We believe this access to a skilled labor pool gives us a competitive edge over our competitors as we continue to expand.

●	Strong Senior Management Team with Proven Ability to Execute. Our highly-experienced management team has deep industry knowledge and brings an average of over 25 years of individual experience across a broad range of disciplines. We believe our senior management team is a key driver of our success and is well-positioned to execute our strategy.

Our Growth Strategy

Under the leadership of our senior management team, we intend to build our sales, marketing and operations groups to support our growth efforts while focusing on increasing operating margins. While organic growth will be a main focus in driving our business forward, acquisitions will play a strategic role in augmenting existing product and service lines and cross-selling opportunities. We are pursuing several strategies, including:

●	Expand Our Cloud-Based Service Offerings. We are building a company that can manage the existing network infrastructures of the largest domestic and international corporations and service providers while also delivering a broad range of enterprise and carrier-grade cloud orchestration platforms and solutions. We believe the ability to provide such services is a critical differentiator as we already have relationships with many potential customers by offering services through our three operating divisions -- applications and infrastructure, professional services, and managed services. Each of our three operating divisions intends to continue to expand by offering additional cloud services, such as cloud management of Wi-Fi and DAS networks, on a virtualized wireless controller running on our cloud rather than installed throughout a corporate network, allowing better controls and cost savings for clients. We recently expanded the service offerings of our professional services group to include services to support the roll-out of NFV, SDN and private cloud solutions and to market such services to both the service provider and enterprise markets.

●	Grow Revenues and Market Share through Selective Acquisitions. We plan to continue to acquire private companies that enhance our earnings and offer complementary services or expand our geographic reach. We believe such acquisitions will help us to accelerate our revenue growth, leverage our existing strengths, and capture and retain more work in-house as a prime contractor for our clients, thereby contributing to our profitability. We also believe that increased scale will enable us to bid and take on larger contracts. We believe there are many potential acquisition candidates in the high-growth cloud computing space, the fragmented professional services markets, and in the applications and infrastructure arena.

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●	Aggressively Expand Our Organic Growth Initiatives. Our customers include many leading wireless and wireline telecommunications providers, cable broadband MSOs, OEMs and enterprise customers. As we have expanded the breadth of our service offerings through both organic growth and selective acquisitions, we believe we have opportunities to expand revenues with our existing clients by marketing DPoD private cloud, NFV and SDN service offerings to them, as well as by extending services to existing customers in new geographies.

●	Expand Our Relationships with New Service Providers. We plan to expand new relationships with cable broadband providers, competitive local exchange carriers (CLECs), integrated communication providers (ICs), competitive access providers (CAPs), network access point providers (NAPs) and integrated communications providers (ICPs). We believe that the business model for the expansion of these relationships, leveraging our core strength and array of service solutions, will support our business model for organic growth.

●	Increase Operating Margins by Leveraging Operating Efficiencies. We have centralized administrative functions, consolidated insurance coverage and eliminated redundancies across our entire business footprint. We have aggressively sold off some non-core assets and dramatically reduced our debt over the past year and a half.

Our Services

We are a provider of networking orchestration and automation solutions for IOT, SDN and NFV and its corresponding professional services. We provide cloud- and managed-service-based platforms, professional services, applications and infrastructure to both the telecommunications industry and corporate enterprises. Our cloud-based and managed services and our engineering, design, construction, installation, maintenance and project staffing services support the build-out, maintenance, upgrade and operation of some of the most advanced fiber optic, Ethernet, copper, wireless and satellite networks. Our breadth of services enables our customers to selectively augment existing services or to outsource entire projects or operational functions. We divide our service offerings into the following categories of services:

●	Managed Services. We provide integrated cloud-based managed solutions that allow organizations around the globe to migrate and integrate their applications into a public, private or hybrid cloud environment. We combine engineering expertise with white glove service and support to maintain and support these complex global networks. We provide traditional hardware solutions and applications, cloud-based managed solutions and professional staffing services, which work as a seamless extension of a telecommunications service provider or enterprise end user. We provide industry leading vendor-independent, multi-vendor Virtual Network Function validation services. Through third-party VNF validation, service providers know in advance that virtual network functions are working together in a specific, dynamic, environment.

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Applications and Infrastructure. We provide an array of applications and services throughout North America and internationally, including SDN training, SDN software development and integration, VNF validation in a multi-vendor environment, unified communications, interactive voice response (IVR) and SIP-based call centers. We also offer structured cabling and other field installations. In addition, we design, engineer, install and maintain various types of Wi-Fi and wide-area networks, DAS networks, and small cell distribution networks for incumbent local exchange carriers (ILECs), telecommunications original equipment manufacturers (OEMs), cable broadband multiple system operators (MSOs) and enterprise customers. Our services and applications teams support the deployment of new networks and technologies, as well as expand and maintain existing networks. We also design, install and maintain hardware solutions for the leading OEMs that support voice, data and optical networks.

Network Function Virtualization. To manage help manage NFV, in 2015 we developed NFVGrid, an NFV orchestration platform, as part of our Network-as-a-Service (NaaS) offering. This software platform helps to manage VNFs, instantiating, monitoring, repairing them and handling billing for the services.

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Recently, we released our multi-vendor VNF validation services. Through third-party VNF validation, service providers know in advance that virtual network functions are working together in a specific, dynamic, environment. Since each VNF validation is as unique as the network itself, we have created three levels of validation services that are available through annual contracts. No matter how intricate a network is, we offer the level of service needed. We offer:

●	Silver validation. This first tier of qualification says that a NFV successfully operates in the Cloud/SDN environment, which includes the validation of basic NFV functionality running on fully virtualized SDN-enabled Cloud platform.

●	Gold validation. This tier of qualification includes everything in the Silver Validation, plus guaranteed performance testing of scalability (both up and down) to address the demand volatility that CSPs face. Gold validation is done in compliance with OPNFV testing requirements.

●	Platinum validation. This is the highest level of validation. It includes everything in the Gold Validation and guarantees that the NFV will remain functional as software and hardware continue to update or change.

Most recently, we launched our first version of SD-WAN (Software Defined Wide Area Networking) platform. This is a robust platform allowing enterprise and small business to build highly secure multi location private networks from the cloud and eliminate expensive private telecom circuits and eliminate services such as MPLS. The use case summary is below:

- Fully automated management of remote locations with no IT personnel.

- MPLS is not required. Encryption is provided by IP-Tunnels.

- No special hardware is required.

- All networking functions are run virtually.

- No truck rolls are involved and services can be turned on and off automatically.

- CPE functions have instant expansion with added security through deep packet analytics.

●	Applications. We apply our expertise in networking, converged communications, security, data center solutions and other technologies utilizing our skills in consulting, integration and managed services to create customized solutions for our enterprise customers. We provide applications for managed data, converged services (single and multiple site), voice recognition, session initiation protocol (SIP trunking) Voice Over IP, streaming media and unified communication (UC)) collocation services and others. These applications can be serviced at our customers’ premises or in our cloud solutions.

●	Professional Services. We provide consulting and professional staffing solutions to the service-provider and enterprise market in support of all facets of IT and next-generation networks, including project management, network implementation, network installation, network upgrades, rebuilds, maintenance and consulting services. Our global professional services organization offers on-customer-premise and off-premise IT and cloud solutions consulting, design, engineering, integration, implementation and ongoing support of all solutions offered by our company. We leverage our international recruiting database, which includes more than 70,000 professionals, for the rapid deployment of our professional services. On a weekly basis, we deploy hundreds of telecommunications professionals in support of our worldwide customers. We believe our global footprint is a differentiating factor for national and international-based customers needing a broad range of IT/Cloud technical expertise for management of their legacy and next generation IT networks.

Customers

Our customers include many Fortune 1000 enterprises, wireless and wireline service providers, cable broadband MSOs and telecommunications OEMs. Our current service provider and OEM customers include leading telecommunications companies, such as Ericsson, Inc., Verizon Communications, Sprint Nextel Corporation and AT&T.

Our top four customers, ULine, Frontier Communications, Ericsson, Inc. and Crow Castle accounted for approximately 37% of our total revenues from continuing operations in the six months ended June 30, 2017. Our top four customers, Crown Castle, ULine, Ericsson, Inc., and Verizon, accounted for approximately 26% of our total revenues from continuing operations in the year ended December 31, 2016. Our top four customers, Ericsson, Inc., Crown Castle, ULine and NX Utilities, accounted for approximately 33% of our total revenues from continuing operations in the year ended December 31, 2015. ULine was the only customer to account for 10% or more of our revenues for the six months ended June 30, 2017, accounting for approximately 16% of our total revenues. No customer accounted for 10% or more of our revenues for the year ended December 31, 2016. Ericsson, Inc. and its affiliates, as an OEM provider for seven different carrier projects, was the only customer to account for 10% or more of our revenues for the year ended December 31, 2015, accounting for approximately 14% of our total revenues.

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A substantial portion of our revenue is derived from work performed under multi-year master service agreements and multi-year service contracts. We have entered into master service agreements, or MSAs, with numerous service providers and OEMs, and generally have multiple agreements with each of our customers. MSAs are awarded primarily through a competitive bidding process based on the depth of our service offerings, experience and capacity. MSAs generally contain customer-specified service requirements, such as discrete pricing for individual tasks, but do not require our customers to purchase a minimum amount of services. To the extent that such contracts specify exclusivity, there are often a number of exceptions, including the ability of the customer to issue work orders valued above a specified dollar amount to other service providers, perform work with the customer’s own employees and use other service providers. Most of our MSAs may be cancelled by our customers upon minimum notice (typically 60 days), regardless of whether we are then in default. In addition, many of these contracts permit cancellation of particular purchase orders or statements of work without any prior notice. Our managed service offerings are typically sold under multi-year agreements and provide the customers with service level commitments. This is one of the fastest growing portions of our business.

Suppliers and Vendors

We have supply agreements with major technology vendors, such as Ericsson, Avaya, Aruba, Juniper, F5, Microsoft, Ciena, and Citrix. However, for a majority of the professional services we perform, our customers supply the necessary materials. We expect to continue to further develop our relationships with our technology vendors and to broaden our scope of work with each of our partners. In many cases, our relationships with our partners have extended for over a decade, which we attribute to our commitment to excellence. It is our objective to selectively expand our partnerships moving forward in order to expand our service offerings.

Competition

We provide cloud and managed services, professional services, and infrastructure and applications to the enterprise and service provider markets globally. Our markets are highly fragmented and the business is characterized by a large number of participants, including several large companies, as well as a significant number of small, privately-held, local competitors.

Our current and potential larger competitors include Amazon.com, Inc., Arrow Electronics, Inc., Black Box Corporation, CenturyLink Technology Solutions (formerly Savvis), Dimension Data, Dycom Industries, Inc., Hewlett Packard Company, Rackspace Hosting, Inc., SoftLayer Technologies, Inc., Tech Mahindra Limited, TeleTech Holdings, Inc. and Volt Information Sciences, Inc. A significant portion of our services revenue is currently derived from MSAs and price is often an important factor in awarding such agreements. Accordingly, our competitors may underbid us if they elect to price their services aggressively to procure such business. Our competitors may also develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to our services, and we may not be able to maintain or enhance our competitive position. The principal competitive factors for our professional services include geographic presence, breadth of service offerings, technical skills, licensing price, quality of service and industry reputation. We believe we compete favorably with our competitors on the basis of these factors.

Safety and Risk Management

We require our employees to participate in internal training and service programs from time to time relevant to their employment and to complete any training programs required by law. We review accidents and claims from our operations, examine trends and implement changes in procedures to address safety issues. Claims arising in our business generally include workers’ compensation claims, various general liability and damage claims, and claims related to vehicle accidents, including personal injury and property damage. We insure against the risk of loss arising from our operations up to certain deductible limits in substantially all of the states in which we operate. In addition, we retain risk of loss, up to certain limits, under our employee group health plan. We evaluate our insurance requirements on an ongoing basis to help ensure we maintain adequate levels of coverage.

We carefully monitor claims and actively participate with our insurers in determining claims estimates and adjustments. The estimated costs of claims are accrued as liabilities, and include estimates for claims incurred but not reported. Due to fluctuations in our loss experience from year to year, insurance accruals have varied and can affect the consistency of our operating margins. If we experience insurance claims in excess of our umbrella coverage limit, our business could be materially and adversely affected.

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Employees

As of June 30, 2017, we had 212 full-time employees and 4 part-time employees, of whom 31 were in administration and corporate management, 7 were accounting personnel, 13 were sales personnel and 165 were technical and project managerial personnel.

In general, the number of our employees varies according to the level of our work in progress. We maintain a core of technical and managerial personnel to supervise all projects and add employees as needed to complete specific projects. Because we also provide project staffing, we are well-positioned to respond to changes in our staffing needs.

Environmental Matters

A portion of the work we perform is associated with the underground networks of our customers. As a result, we are potentially subject to material liabilities related to encountering underground objects that may cause the release of hazardous materials or substances. We are subject to federal, state and local environmental laws and regulations, including those regarding the removal and remediation of hazardous substances and waste. These laws and regulations can impose significant fines and criminal sanctions for violations. Costs associated with the discharge of hazardous substances may include clean-up costs and related damages or liabilities. These costs could be significant and could adversely affect our results of operations and cash flows.

Regulation

Our operations are subject to various federal, state, local and international laws and regulations, including licensing, permitting and inspection requirements applicable to electricians and engineers; building codes; permitting and inspection requirements applicable to construction projects; regulations relating to worker safety and environmental protection; telecommunication regulations affecting our fiber optic licensing business; labor and employment laws; and laws governing advertising.

Properties

Our principal executive offices are located in Shrewsbury, New Jersey in segregated offices comprising an aggregate of approximately 3,784 square feet. We are occupying our offices under a 60-month lease that expires in September 2020 and provides for monthly lease payments of $7,568 in the first year and increases of 2% per year thereafter.

Set forth below are the locations of the other properties leased by us, the businesses that use the properties, and the size of each such property. All of such properties are used by our company or by one of our subsidiaries principally as office facilities to house their administrative, marketing, and engineering and professional services personnel. We believe our facilities and equipment to be in good condition and reasonably suited and adequate for our current needs.

Location	Owned or Leased	User	Size (Sq Ft)
Tuscaloosa, AL	Leased (1)	Rives-Monteiro Engineering, LLC	5,000
Des Plaines, IL	Leased (2)	T N S, Inc.	1,500
Upland, CA	Leased (3)	Adex Corporation	2,047
Naperville, IL	Leased (4)	Adex Corporation	1,085
Parsippany, NJ	Leased (5)	Integration Partners – NY Corp.	3,427
Alpharetta, GA	Leased (6)	Adex Corporation	4,800

(1)	This facility is leased pursuant to a month-to-month lease that provides for aggregate monthly rental payments of $1,500.

(2)	This facility is leased pursuant to a month-to-month lease that provides for aggregate monthly rental payments of $1,133.

(3)	This facility is leased pursuant to a month-to-month lease that provides for aggregate monthly rental payments of $2,252.

(4)	This facility is leased pursuant to a month-to-month lease that provides for aggregate monthly rental payments of $1,673.

(5)	This facility is leased pursuant to a 48 month lease that expires in October 2017 and provides for aggregate monthly rental payments of $4,998.

(6)	This facility is leased pursuant to a 36 month lease that expires in April 2019 and provides for aggregate monthly rental payments of $4,600.

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Legal Proceedings

 Breach of Contract Actions

In July 2013, a complaint was filed against the Company in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida titled The Farkas Group, Inc., The Atlas Group of Companies, LLC and Michael D. Farkas v. InterCloud Systems, Inc. (Case No. 502013CA01133XXXMB) for breach of contract and unjust enrichment. In the complaint, the plaintiffs allege that the Company has breached contractual agreements between the Company and plaintiffs pertaining to certain indebtedness amounting to approximately $116,000 allegedly owed by the Company to the plaintiffs and the Company’s agreement to convert such indebtedness into shares of the Company’s common stock. The plaintiff alleges that they are entitled to receive in the aggregate 2.2 million shares of the Company’s common stock or aggregate damages reflecting the trading value at the high price for the common stock. The Company has asserted as a defense that such indebtedness, together with any right to convert such indebtedness into shares of common stock, was cancelled pursuant to the terms of a Stock Purchase Agreement dated as of July 2, 2009 between the Company and the plaintiffs. The Farkas Group was a control person of the Company during the period that it was a public “shell” company and facilitated the transfer of control of the Company to its former chief executive officer, Gideon Taylor. This matter is presently set on the court’s non-jury trial docket. The Company intends to continue to vigorously defend this lawsuit.

On May 15, 2017, a complaint was filed against the Company in the Supreme Court of the State of New York, County of New York titled Grant Thornton LLP v. InterCloud Systems, Inc., Case No. 652619/2017, for breach of contract, quantum meruit and unjust enrichment. In the complaint, the plaintiff alleges that the Company breached an agreement with the plaintiff by failing to pay the fees of the plaintiff of approximately $769,000 and to reimburse the plaintiff for its related expenses for a proposed audit of the Company’s financial statements for the year ended December 31, 2015. The Company intends to vigorously defend this action, and has commenced a separate action against Grant Thornton LLP in the Supreme Court of the State of New York, County of New York titled InterCloud Systems, Inc. v. Grant Thornton LLP, Case No. 65424/2017 for breach of contract and fraudulent inducement relating to the engagement letter between the Company and Grant Thornton LLP and to recover the fees the Company paid to Grant Thornton LLP, as well as other damages.

Purported Class Action Suit

In March 2014, a complaint entitled In re InterCloud Systems Sec. Litigation, Case No. 3:14-cv-01982 (D.N.J.) was filed in the United States District Court for the District of New Jersey against the Company, its Chairman of the Board and Chief Executive Officer, Mark Munro, The DreamTeamGroup and MissionIR, as purported securities advertisers and investor relations firms, and John Mylant, a purported investor and investment advisor. The complaint was purportedly filed on behalf of a class of certain persons who purchased the Company’s common stock between November 5, 2013 and March 17, 2014. The complaint alleged violations by the defendants (other than Mark Munro) of Section 10(b) of the Exchange Act, and other related provisions in connection with certain alleged courses of conduct that were intended to deceive the plaintiff and the investing public and to cause the members of the purported class to purchase shares of the Company’s common stock at artificially inflated prices based on untrue statements of a material fact or omissions to state material facts necessary to make the statements not misleading. The complaint also alleged that Mr. Munro and the Company violated Section 20 of the Exchange Act as controlling persons of the other defendants. The complaint seeks unspecified damages, attorney and expert fees, and other unspecified litigation costs.

On November 3, 2014, the United States District Court for the District of New Jersey issued an order appointing Robbins Geller Rudman & Dowd LLP as lead plaintiffs’ counsel and Cohn Lifland Pearlman Herrmann & Knopf LLP as liaison counsel for the pending actions. The lead plaintiff filed an amended complaint in January 2015 adding additional third-party defendants. The Company filed a motion to dismiss the amended complaint in late January 2015 and the plaintiffs filed a second amended complaint in early March 2015. The Company filed a motion to dismiss the second amended complaint on March 13, 2015. The Company’s motion to dismiss was denied by the Court on October 29, 2015. The Court held a status conference on February 29, 2016, and entered a PreTrial Scheduling order on February 29, 2016. The parties are currently engaged in discovery.

In April 2017, the parties in this proceeding and the related derivative actions described below reached a global settlement in principle for an aggregate of $3.0 million, which amount will be paid by the Company’s insurers. The Company and the other parties in such proceedings are currently in the process of finalizing the global settlement and obtaining preliminary court approval of the settlement. While the Company believes a global settlement can be reached by the parties and approved by the applicable courts, there can be no assurance that any such settlement will be reached and approved.

Derivative Actions

In January 2016, a derivative complaint entitled Michael E. Sloan, derivatively and on behalf of InterCloud Systems, Inc. v. Mark Munro, Mark F. Durfee, Charles K. Miller, Neal Oristano, Daniel J. Sullivan, Roger M. Ponder, Lawrence M. Sands, Frank Jadevaia, and Scott Davis, Defendants, and InterCloud Systems, Inc., Nominal Defendant, Case No. 11878 (DE Chancery) was filed in the Delaware Chancery Court. This action arises out of the same conduct at issue in the purported class action lawsuit. In the complaint, nominal plaintiff alleges that the individual defendants breached their fiduciary duty as directors and officers, abused control, grossly mismanaged, and unjustly enriched themselves by having knowingly hired a stock promotion firm that caused analyst reports to be disseminated that falsely stated they were not paid for by such stock promotion firm and the Company, and were written on behalf of the Company for the purpose of promoting the Company and driving up its stock price. Plaintiffs seek unspecified damages, amendments to the Company’s articles of incorporation and by-laws, disgorgement from the individual defendants and costs and disbursements in the action. The defendants agreed to accept service on March 21, 2016 and counsel are negotiating a schedule to answer, move to dismiss or otherwise respond to the complaint.

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In June 2016, a derivative complaint entitled Wasseem Hamdan, derivatively and on behalf of InterCloud Systems, Inc. v. Mark Munro, Mark F. Durfee, Charles K. Miller, Neal Oristano, and Roger M. Ponder, Defendants, and InterCloud Systems, Inc., Nominal Defendant, Case No.: 3:16-cv-03706 (D.N.J.) was filed in the New Jersey Federal District Court. This action arises out of the same conduct at issue in the purported class action lawsuit. In the complaint, nominal plaintiff alleges that the individual defendants breached their fiduciary duty as directors and officers, grossly mismanaged, and unjustly enriched themselves during the relevant period by having knowingly hired a stock promotion firm that caused analyst reports to be disseminated that falsely stated they were not paid for by such stock promotion firm and the Company, and were written on behalf of the Company for the purpose of promoting the Company and driving up its stock price. Plaintiffs seek unspecified damages, amendments to the Company’s articles of incorporation and by-laws, disgorgement from the individual defendants and costs and disbursements in the action. On February 10, 2017, plaintiffs filed a motion to consolidate this action with the derivative action described below. The court has not yet ruled on the consolidation motion, which is uncontested. It is anticipated that a consolidated amended derivative complaint will be filed.

In July 2016, a derivative complaint entitled John Scrutchens, derivatively and on behalf of InterCloud Systems, Inc. v. Mark E. Munro, Mark F. Durfee, Charles K. Miller, Neal Oristano, and Roger Ponder, Defendants, and InterCloud Systems, Inc., Nominal Defendant, Case No.: 3:16-CV-04207-FLW-DEA (D.N.J.) was filed in the United States Federal District Court for the District of New Jersey. This action arises out of the same conduct at issue in the purported class action lawsuit filed against the Company. In the complaint, nominal plaintiff alleges that the individual defendants violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder because in exercising reasonable care as directors of the Company, the defendants knew or should have known that statements contained in the Company’s proxy statements for its annual stockholders’ meetings held in 2013 and 2014 were false and misleading in that such proxy statements (i) omitted material information regarding, among other wrongdoings, the purported wrongdoings of the defendants that generally are at issue in the purported class action lawsuit filed against the Company and the other derivative actions filed against the defendants, and (ii) included by reference materially false and misleading financial statements. Plaintiffs seek unspecified damages, amendments to the Company’s corporate governance and internal procedures to comply with applicable laws and to protect the Company and its stockholders from a repeat of the purported wrongdoings of the defendants, punitive damages from the individual defendants, disgorgement from the individual defendants and costs and disbursements in the action. As discussed above, on February 10, 2017, plaintiffs in the derivative action described above filed a motion to consolidate that action with this derivative action. The court has not yet ruled on the consolidation motion, which is uncontested. It is anticipated that a consolidated amended derivative complaint will be filed.

In April 2017, the parties in all of these proceedings and in the purported class action suit described above reached a global settlement in principle for an aggregate of $3.0 million, which amount will be paid by the Company’s insurers. The Company and the other parties in such proceedings are currently in the process of finalizing the global settlement and obtaining preliminary court approval of the settlement. While the Company believes a global settlement can be reached by the parties and approved by the applicable courts, there can be no assurance that any such settlement will be reached and approved.

If such proposed global settlement is not reached by the parties and approved by the courts, the Company intends to dispute these claims and to defend these litigations vigorously. However, due to the inherent uncertainties of litigation, the ultimate outcome of each of these litigations is uncertain. An unfavorable outcome in any such litigation could materially and adversely affect the Company’s business, financial condition and results of operations.

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MANAGEMENT

Executive Officers and Directors

The following sets forth information about our executive officers and directors as of October 4, 2017.

Name	Position	Age

Mark Munro	Chairman of the Board, Chief Executive Officer	55
Mark F. Durfee	Director	60
Charles K. Miller	Director	56
Roger Ponder	Director	65
Neal L. Oristano	Director	61
Timothy A. Larkin	Chief Financial Officer	54

The following is information about the experience and attributes of the members of our board of directors and senior executive officers as of the date of this prospectus.  The experience and attributes of our directors discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve in such positions.

Mark Munro, Chief Executive Officer and Chairman of the Board. Mr. Munro has served as our Chief Executive Officer and as the Chairman of our Board since December 2011. Mr. Munro is also the Founder and has been President of Munro Capital Inc., a private equity investment firm, since 2005. Mr. Munro has been the Chief Executive Officer and owner of 1112 Third Ave Corp., a real estate holding company, since October 2000. He has also been an investor in private companies for the last eight years. Prior to forming Munro Capital, Mr. Munro founded, built and sold Eastern Telcom Inc., a telecommunication company, from 1990 to 1996. Mr. Munro has been directly involved in over $150 million of private and public transactions as both an investor and entrepreneur. Mr. Munro received his B.A. in economics from Connecticut College. Mr. Munro brings extensive business experience, including years as a successful entrepreneur and investor, to our board of directors and executive management team.

Mark F. Durfee, Director. Mr. Durfee has been a member of our board of directors since December 2012. Mr. Durfee has been a principal at Auerbach Acquisition Associates II, Inc., a private equity fund, since August 2007. Mr. Durfee also worked for Kinderhook Capital Management, LLC, an investment manager, as a partner from January 1999 to December 2004, at which he was responsible for investing in over 40 middle market companies. He has been a director of Home Sweet Home Holdings, Inc., a wholesaler of home furnishings, since January 2012. Mr. Durfee received his B.S. in finance from the University of Wyoming. Mr. Durfee brings over 25 years of experience as a private equity investor to our board of directors.

Charles K. Miller, Director. Mr. Miller has been a member of our board of directors since November 2012. He was the Chief Financial Officer of Tekmark Global Solutions, LLC, a provider of information technology, communications and consulting services, from September 1997 to June 2017. Mr. Miller received his B.S. in accounting and his M.B.A. from Rider University and is a Certified Public Accountant in New Jersey. Mr. Miller brings over 30 years of financial experience to our board of directors.

Neal L. Oristano, Director. Mr. Oristano has been a member of our board of directors since December 2012. Mr. Oristano has been the Vice President - Service Provider Sales Segment at Cisco Systems Inc., an internet protocol-based networking and products company, since August 2011. From July 2004 to July 2011, he was the Senior Vice President - Service Provider Sales at Juniper Networks, Inc., a networking software and systems company. Mr. Oristano received his B.S. in marketing from St. Johns University. Mr. Oristano brings over 35 years of technology experience, including enterprise and service provider leadership, to our board of directors.

Roger M. Ponder, Director. Mr. Ponder has been a member of our board of directors since November 2015.  Mr. Ponder has been the Chief Executive Officer of Mantra Venture Group Ltd. since June 2017. Mr. Ponder served as our Chief Operating Officer from November 2012 to March 2015. Mr. Ponder has been the President and Chief Executive Officer of Summit Broadband LLC, a provider of consulting services to private equity and institutional banking entities in the telecommunications, cable and media/internet sectors, since August 2009. From January 2005 to August 2009, he was the President - Midwest/Kansas City Division of Time Warner Cable. Mr. Ponder was a member of the United Way Board of Trustees - Kansas City from January 2006 to January 2011. Mr. Ponder received his B.S. from Rollins College in Business Administration and Economics. Mr. Ponder brings extensive business development, strategic planning and operational experience to our board of directors.

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Timothy A. Larkin. Mr. Larkin has served as our Chief Financial Officer since October 2014. Prior to joining our company, Mr. Larkin was employed for more than 19 years by Warren Resources, Inc., a publicly-traded oil and gas drilling company, most recently as Chief Financial Officer from January 1995 to July 2013 and Executive Vice President from March 2004 to January 2014. Mr. Larkin has a B.S. in accounting from Villanova University. Mr. Larkin brings extensive experience in finance for both publicly-traded and private companies to our executive management team.

Board Composition

Our board of directors consists of five members, all of whom, with the exception of our chief executive officer, Mr. Munro, and board member Roger Ponder are “independent directors,” as defined in applicable rules of the SEC and the OTCQB Venture Market. All directors will hold office until their successors have been elected.  Officers are appointed and serve at the discretion of our board of directors.  There are no family relationships among any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Such executive officers, directors and 10% stockholders also are required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the copies of such reports and the written representations of such reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with during 2016, with the exception of a Statement of Changes of Beneficial Ownership of Securities on Form 4 for our director, Neal L. Oristano, filed on March 1, 2017.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors.  We will provide a copy of our Code of Business Conduct and Ethics, without charge, to any person desiring a copy, by written request to our company at 1030 Broad Street, Suite 102, Shrewsbury, NJ 07702, Attention: Corporate Secretary.

Staggered Board

Pursuant to our certificate of incorporation and our bylaws, our board of directors has been divided into three classes and the members of each class serve for a staggered, three-year term.  Upon the expiration of the term of a class of directors, a director in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which his or her term expires. The classes currently are composed as follows:

●	Mark F. Durfee is a Class I director, whose term will expire at the fiscal annual meeting of stockholders for the year ending December 31, 2017;

●	Neal L. Oristano is a Class II director, whose term will expire at the fiscal annual meeting of stockholders for the year ending December 31, 2018; and

●	Roger M. Ponder is a Class II director, whose term will expire at the fiscal annual meeting of stockholders for the year ending December 31, 2018; and

●	Mark Munro and Charles K. Miller are Class III directors, whose terms will expire at the fiscal annual meeting of stockholders for the year ending December 31, 2019.

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Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Board Committees

Our board of directors has established the committees described below and may establish others from time to time. The charters for each of our committees are available on our corporate website.

Audit Committee.  Our audit committee is comprised of Mark F. Durfee, Charles K. Miller and Neal L. Oristano. Mr. Miller is the chairperson of the committee.  Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and the OTCQB Venture Market. Our board of directors has designated Charles K. Miller as an “audit committee financial expert,” as defined under the applicable rules of the Securities and Exchange Commission. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;

●	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

●	periodically reviewing legal compliance matters, including any securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our company, reviewing and, if appropriate, approving all transactions between our company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);

●	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm; and

●	reviewing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement.

The audit committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

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Compensation Committee. Our compensation committee is comprised of Mark F. Durfee, Charles K. Miller and Neal L. Oristano. Mr. Oristano is the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of the OTCQB Venture Market, is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended. The compensation committee’s responsibilities include, among other things:

●	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

●	annually evaluating the performance of our chief executive officer in light of such corporate goals and objectives and approving the compensation of our chief executive officer;

●	annually reviewing and approving the compensation of our other executive officers;

●	annually reviewing our compensation, welfare, benefit and pension plans, and similar plans;

●	reviewing and making recommendations to the board of directors with respect to director compensation; and

●	reviewing for inclusion in our proxy statement the report of the compensation committee required by the Securities and Exchange Commission.

The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Governance and Nominating Committee. Our Governance and Nominating Committee, or nominating committee, is comprised of Mark F. Durfee, Charles K. Miller and Neal L. Oristano. Mr. Durfee is the chairperson of the committee. Our board of directors has determined that each of the committee members is an independent director for nominating committee purposes as that term is defined in the applicable rules of the OTCQB Venture Market. The nominating committee’s responsibilities include, among other things:

●	developing and recommending to the board of directors criteria for board of directors and committee membership;

●	identifying individuals qualified to become board of directors members;

●	recommending to the board of directors the persons to be nominated for election as directors and to each of the board of directors’ committees;

●	annually reviewing our corporate governance guidelines; and

●	monitoring and evaluating the performance of the board of directors and leading the board in an annual self-assessment of its practices and effectiveness.

The Governance and Nominating Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

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Limitation of Liability and Indemnification

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the U.S. federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our bylaws provide that:

●	we will indemnify our directors, officers and, at the discretion of our board of directors, certain employees and agents to the fullest extent permitted by the Delaware General Corporation Law; and

●	we will advance expenses, including attorneys’ fees, to our directors and to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our executive officers and directors to the fullest extent permitted by law and will advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have obtained general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the compensation paid to the following persons for the last two completed fiscal years:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2016 who had total compensation exceeding $100,000; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as one of our executive officers at the end of the most recently completed financial year.

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These individuals are referred to as the “named executive officers” in this prospectus. The following table provides a summary of compensation paid for the years ended December 31, 2016 and 2015 to the named executive officers:

						Non-Equity
						Incentive	All
		Base		Stock	Option	Plan	Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($) (1)	($)	($)	($)	($)
Mark Munro	2016	536,923	400,000	2,500	—	—	—	939,423
Chief Executive Officer	2015	402,596	200,000	—	—	—	—	602,596

Frank Jadevaia	2016	344,615	400,000	—	—	—	—	744,615
Former President (2)	2015	415,385	200,000	—	—	—	—	615,385

Timothy A. Larkin	2016	275,000	—	—	—	—	—	275,000
Chief Financial Officer	2015	285,577	—	292,000	—	—	—	577,577

Daniel J. Sullivan	2016	226,250	—	—	—	—	—	226,250
Chief Accounting Officer	2015	233,654	—	—	—	—	—	233,654

Scott Davis	2016	237,000	200,000	—	—	—	—	437,000
Senior Vice President of Sales and Marketing	2015	233,654	—	288,460	—	—	—	522,114

(1)	The amounts shown reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The assumptions used to calculate the value of stock awards are described under the caption “Critical Accounting Policies and Estimates – Stock-Based Compensation” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus and in Note 3 to our consolidated financial statements included in Item 8. Financial Statements and Supplementary Data of this prospectus.

(2)	Mr. Jadevaia was our President from February 2014 through November 2016.

Employment and Severance Agreements

In October 2014, we entered into a three-year employment agreement with our Chief Financial Officer, Timothy A. Larkin. Pursuant to such employment agreement, such officer is entitled to the following compensation:

Executive	Title	Annual Base Salary	Annual Targeted Bonus
Timothy A. Larkin	Chief Financial Officer	$275,000	Up to 60% of base salary

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Each employment agreement is for a term of three-years, provided that such agreements will be automatically extended for additional one-year terms unless either party gives written notice of termination not less than sixty (60) days prior to the termination of the then-current term. Each executive is entitled to the annual compensation described above, and is eligible to receive an annual incentive bonus as determined by our board of directors of a percentage of such executive’s base salary as described above. During the term of employment, each executive is entitled to participate all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available to our employees generally, subject to the eligibility and participations restrictions of each such plan or program. Each executive also is entitled to reimbursement for all reasonable business expenses incurred by such executive in connection with carrying out such executive’s duties.

Each employment agreement is terminable by us for at any time, (i) for Cause (as defined in such employment agreements), (ii) without Cause upon at least thirty (30) days prior written notice to the executive, (iii) in the event of the executive’s death, or (iv) in the event of the executive’s disability, as determined in good faith by our board of directors. Each executive may terminate the agreement at any time upon not less than thirty (30) days prior written notice; provided, however, that each executive may terminate the agreement immediately for Good Reason (as defined in such employment agreements) if we have not remedied the circumstances giving rise to the basis of such termination for Good Reason within the applicable cure period. If the executive’s employment is terminated without Cause or by the executive for Good Reason, in addition to payment of any accrued obligations, such executive will be entitled to certain severance benefits based on such executive’s base salary and targeted incentive bonus amount then in effect, and such executive shall also be entitled to incentive bonuses with respect to the current year that would otherwise have been payable to such executive had such executive’s employment not been terminated.

Pursuant to such employment agreements, each executive also is subject to customary confidentiality restrictions and work-product provisions, and each executive also is subject to customary non-competition covenants and non-solicitation covenants with respect to our employees, consultants and customers.

We do not maintain any retirement plans, tax-qualified or nonqualified, for our executives or other employees.

Equity Incentive Plans

2012 Performance Incentive Plan. On November 16, 2012, we adopted our 2012 Performance Incentive Plan, or the 2012 Plan, to provide an additional means to attract, motivate, retain and reward selected employees and other eligible persons.  Our stockholders approved the plan on or about November 22, 2012.  Employees, officers, directors and consultants that provide services to us or one of our subsidiaries were eligible to receive awards under the 2012 Plan.  Awards under the 2012 Plan were issuable in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards.

As of June 30, 2017, stock grants of an aggregate of 727,348 shares had been made under the 2012 Plan, and 37,340 shares authorized under the 2012 Plan remained available for award purposes.  However, in connection with the adoption and stockholder approval in June 2015 of our 2015 Performance Incentive Plan, which is described below, our board of directors determined that no further grants will be made under the 2012 Plan.

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Our board of directors may amend or terminate the 2012 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant.  Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency.  The 2012 Plan is not exclusive - our board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The 2012 Plan will terminate on November 16, 2022. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated. The maximum term of options, stock appreciation rights and other rights to acquire common stock under the 2012 Plan is ten years after the initial date of the award.

Employee Stock Purchase Plan. On November 16, 2012, we adopted the Employee Stock Purchase Plan, or the Purchase Plan, to provide an additional means to attract, motivate, retain and reward employees and other eligible persons by allowing them to purchase additional shares of our common stock.  Our stockholders approved the plan on or about November 22, 2012. The below summary of the Purchase Plan is what we expect the terms of offerings under the plan to be.

The Purchase Plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions.

Share Reserve. A total of 718,978 shares of our common stock is available for issuance under the Purchase Plan. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (i) 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year, (ii) 500,000 shares, or (iii) such lesser number as determined by our board of directors.

Offering Periods. The Purchase Plan will operate as a series of offering periods. Offering periods will be of six months’ duration unless otherwise provided by the plan administrator, but in no event less than three months or longer than 27 months. The timing of the initial offering period under the plan will be established by the plan administrator.

Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period.  Employees may participate in only one offering period at a time.

Payroll Deductions; Purchase Price.  A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date.  Unless otherwise provided in advance by the plan administrator, the purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date.  The number of shares a participant may purchase under the Purchase Plan is subject to certain limits imposed by the plan and applicable tax laws.

Change in Control. If we are acquired by merger or sale of all or substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised on or prior to the effective date of the acquisition, unless the plan administrator provides for the rights to be settled in cash or exchanged or substituted on the transaction.  Unless otherwise provided in advance by the plan administrator, the purchase price will be equal to 85% of the market value per share on the start date of the offering period in which the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date.

Other Plan Provisions.  No new offering periods will commence on or after November 16, 2032.  Our board of directors may at any time amend, suspend or discontinue the Purchase Plan. However, certain amendments may require stockholder approval.

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2015 Performance Incentive Plan. On June 26, 2015, we adopted our 2015 Performance Incentive Plan, or the 2015 Plan, to provide an additional means to attract, motivate, retain and reward selected employees and other eligible persons. Our stockholders approved the plan on September 21, 2015.  Employees, officers, directors and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the 2015 Plan.

Our board of directors, or one or more committees appointed by our board or another committee (within delegated authority), administers the 2015 Plan.  The administrator of the 2015 Plan has broad authority to:

●	select participants and determine the types of awards that they are to receive;

●	determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;

●	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

●	construe and interpret the terms of the 2015 Plan and any agreements relating to the Plan;

●	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

●	subject to the other provisions of the 2015 Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and

●	allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

As of June 30, 2017, a total of 3,160,121 shares of our common stock was authorized for issuance with respect to awards granted under the 2015 Plan. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (i) 7.5% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year, (ii) such lesser number as determined by our board of directors. As a result, on January 1, 2017, the number of shares authorized for issuance under the 2015 Plan increased by 2,115,751 shares.  In addition, the number of available shares will include any shares that are currently subject to awards under our 2012 Plan but that are not issued due to their forfeiture, cancellation or other settlement. Any shares subject to awards that are not paid, delivered or exercised before they expire or are canceled or terminated, or fail to vest, as well as shares used to pay the purchase or exercise price of awards or related tax withholding obligations, will become available for other award grants under the 2015 Plan. As of June 30, 2017, stock grants of an aggregate of 1,938,936 shares have been made under the 2015 Plan, and 1,179,143 shares authorized under the 2015 Plan remained available for award purposes.

Awards under the 2015 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards.  The administrator may also grant awards under the plan that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Nonqualified and incentive stock options may not be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock, or 110% of fair market value of our common stock in the case of incentive stock option grants to any 10% owner of our common stock, on the date of grant. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or shares of our common stock. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

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As is customary in incentive plans of this nature, the number and type of shares available under the 2015 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2015 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Generally, and subject to limited exceptions set forth in the 2015 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of our assets, all awards then-outstanding under the 2015 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award.  The plan administrator also has the discretion to establish other change-in-control provisions with respect to awards granted under the 2015 Plan.  For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our board of directors may amend or terminate the 2015 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant.  Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency.  The 2015 Plan is not exclusive - our board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The 2015 Plan will terminate on June 25, 2025.  However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated.  The maximum term of options, stock appreciation rights and other rights to acquire common stock under the 2015 Plan is ten years after the initial date of the award.

Director Compensation

Our board of directors has approved a compensation policy for members of the board who are not employed by us or any of our subsidiaries (“non-employee directors”). Under the policy, each non-employee director continuing to serve in such capacity after an annual meeting of our stockholders will receive an award of restricted stock units, with the number of units to be determined by dividing $30,000 by the per-share closing price of our common stock on the grant date. A non-employee director who is appointed to the board other than in connection with an annual meeting and who has not been employed by us or one of our subsidiaries in the preceding six months will receive a grant of restricted stock units, with the number of units to be determined by dividing $30,000 by the per-share closing price of our common stock on the grant date and prorating that number based on the period of time that has elapsed since the last annual meeting. Each of these grants will vest on a quarterly basis through the date of the next annual meeting (or, if earlier, the first anniversary of the date of grant).

In addition, our director compensation policy provides that a non-employee director who serves as Chairman of the Board will receive an annual cash retainer of $35,000. A non-employee director who serves on our audit committee will receive an annual cash retainer of $20,000, a non-employee director who serves on our compensation committee will receive an annual cash retainer of $10,000, and a non-employee director who serves on our governance and nominating committee will receive an annual cash retainer of $10,000. Non-employee directors also are entitled to receive a fee of $1,500 for each meeting of the board or a board committee that they attend in person (with the director being entitled to one meeting fee if meetings of the board and a board committee are held on the same day). We also reimburse our non-employee directors for their reasonable travel expenses incident to attending meetings of our board or board committees.

The following table sets forth information about the compensation of the non-employee members of our board of directors who served as a director during the year ended December 31, 2016. Other than as set forth in the table and described more fully below, during the year ended December 31, 2016, we did not pay any fees, make any equity awards or non-equity awards or pay any other compensation to the non-employee members of our board of directors. Mr. Munro, our Chief Executive Officer, receives no compensation for his service as a director, and is not included in the table below.

Name	Fees earned or paid in cash	Stock awards		Options awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation		Total
Mark F. Durfee	$-	$-		$-	$-	$-	$3,419	(2)	$3,419
Charles K. Miller	30,000	-		-	-	-	-		30,000
Neal L. Oristano	-	58,700	(1)	-	-	-	11,420	(2)	70,120
Roger M. Ponder	30,000	-		-	-	-	6,775	(2)	36,775

(1)	Represents stock awards granted during the year ended December 31, 2016.

(2)	Represents health insurance premiums paid on behalf of Mr. Durfee, Mr. Oristano, and Mr. Ponder.

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At December 31, 2016, accrued expenses in the consolidated balance sheet included director compensation fees earned during 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our board or Compensation Committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 27, 2017 by:

●	each person known by us to be a beneficial owner of more than 5% of our outstanding common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after February 28, 2017. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

In the table below, the percentage of beneficial ownership of our common stock is based on 391,735,816 shares of our common stock outstanding as of September 27, 2017. Unless otherwise noted below, the address of the persons listed on the table is c/o InterCloud Systems, Inc., 1030 Broad Street, Suite 102, Shrewsbury, New Jersey 07702.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors
Mark Munro(1)	430,341	*
Mark F. Durfee(2)	347,560	*
Charles K. Miller	14,328	*
Neal Oristano	47,791	*
Roger M. Ponder	16,911	*
Timothy A. Larkin(3)	212,500	*

All named executive officers and directors as a group (six persons)	1,069,431	*

*	Less than 1.0%.

(1)	Includes (i) 320,682 shares of common stock held by Mr. Munro, (ii) 69,287 shares of common stock held by Mark Munro IRA, and (iii) 40,372 shares held by 1112 Third Avenue Corp. Mr. Munro has sole voting and investment power over the shares held by 1112 Third Avenue Corp.

(2)	Includes (i) 10,005 shares held by Mr. Durfee, and (ii) 337,555 shares held by Pascack Road LLC. Mr. Durfee has sole voting and investment power over the shares held by Pascack Road LLC.

(3)	Includes (i) 150,000 shares of common stock held by Mr. Larkin, and (ii) 62,500 shares issuable upon the exercise of stock options.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Party Transactions

A “related party transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, and which involves an amount exceeding $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “related party” includes

●	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

●	any person who beneficially owns more than 5% of our common stock;

●	any immediate family member of any of the foregoing; or

●	any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In March 2014, our board of directors adopted a written related party transactions policy. Pursuant to this policy, the audit committee of our board of directors will review all material facts of all related-party transactions and either approve or disapprove entry into the related-party transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related-party transaction, our audit committee shall take into account, among other factors, the following: (i) whether the related-party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances, (ii) the extent of the related party’s interest in the transaction and (iii) whether the transaction would impair the independence of a non-employee director.

Related Party Transactions

The Company entered into an agreement with Forward Investments, LLC permitting Forward Investments, LLC to convert its debt into the Company’s common stock at a 5% discount to the daily market price. During the period from July 7, 2016 to December 31, 2016, Forward Investments, LLC converted $2,240 aggregate principal amount of promissory notes into an aggregate of 24,649,918 shares of the Company’s common stock.

During the year ended December 31, 2016, the Company issued loans to employees totaling $928. As of June 30, 2017, the Company had outstanding loans to four employees with total principal of $928.

Independence of the Board of Directors

Our board of directors determined that all of the members of our board of directors, except our chief executive officer, Mr. Munro, and board member Roger Ponder are “independent directors” as defined in applicable rules of the SEC and the OTCQB Venture Market.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of June 30, 2017, 121,833,616 shares of common stock and no shares of preferred stock were issued and outstanding.

Since June 30, 2017, we issued an aggregate of 257,449,966 additional shares of common stock upon the conversion of certain indebtedness.

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The discussion below describes the most important terms of our capital stock and warrants, amended and restated certificate of incorporation and amended and restated bylaws as in effect upon the date of this prospectus.  Because it is only a summary, it does not contain all the information that may be important to you.  For a complete description, refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders.  Holders of our common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefore and (ii) in the event of liquidation, dissolution or winding-up of our company, to share ratably in the distribution of assets legally available therefore, after payment of debts and expenses.  Holders of our common stock have no subscription, redemption or conversion rights. The holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of our capital stock.  The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued and outstanding from time to time. A vote of the holders of a majority of our common stock is generally required to take action under our amended and restated certificate of incorporation and amended and restated bylaws.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights.  Under our certificate of incorporation, as amended, our board of directors can issue up to 50,000,000 shares of preferred stock from time to time in one or more series.  Our board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law.  Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred stock without shareholder approval.  Our board of directors has designated:

●	20,000,000 shares of the authorized but unissued preferred stock as Series A convertible preferred stock;

●	60,000 shares of the authorized but unissued preferred stock as Series B convertible preferred stock;

●	1,500 shares of the authorized but unissued preferred stock as Series C convertible preferred stock;

●	1,000 shares of the authorized but unissued preferred stock as Series D convertible preferred stock;

●	3,500 shares of the authorized but unissued preferred stock as Series E convertible preferred stock;

●	4,800 shares of the authorized but unissued preferred stock as Series F convertible preferred stock;

●	3,500 shares of the authorized but unissued preferred stock as Series G convertible preferred stock;

●	2,000 shares of the authorized but unissued preferred stock as Series H convertible preferred stock;

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●	4,500 shares of the authorized but unissued preferred stock as Series I convertible preferred stock; and

●	50,000,000 shares of the authorized and 1,000 shares issued preferred stock as Series J preferred stock.

Potential  Dilution of Share Value; Preferences.  Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock.  Because our board of directors has the authority to fix the voting rights for any series of preferred stock, the  holders of shares of a series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where Delaware law does not require such class vote, or might be given a  disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain  preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

Potential Frustration in Change of Control.  Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company.  Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control.  Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company.  Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control.  Such shares could be privately placed with purchasers who might side with our board of directors in opposing a hostile takeover bid.  In addition, our board of directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions.  The ability of our board of directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

At June 30, 2017, the following warrants were outstanding:

●	Warrants to purchase 58,559 shares of common stock at an exercise price of $16.00 per share. These warrants expire on September 17, 2018.

●	Warrants to purchase 39,840 shares of common stock at an exercise price of $20.00 per share. These warrants expire on October 31, 2017.

●	Warrants to purchase 7,813 shares of common stock at an exercise price of $20.00 per share. These warrants expire on October 31, 2017.

●	Warrants to purchase 14,718 shares of common stock at an exercise price of $20.00 per share. These warrants expired on July 1, 2017.

●	Warrants to purchase 62,500 shares of common stock at an exercise price of $7.00 per share. These warrants expire on December 1, 2018.

●	Warrants to purchase 37,500 shares of common stock at an exercise price of $7.00 per share. These warrants expire on December 24, 2018.

●	Warrants to purchase 50,000 shares of common stock at an exercise price of $7.00 per share. These warrants expire on May 15, 2019.

●	Warrants to purchase 297,658 shares of common stock at an exercise price of $0.40 per share. These warrants expire on December 31, 2017.

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●	Warrants to purchase 577,343 shares of common stock at an exercise price of $0.40 per share. These warrants expire on December 31, 2017.

●	Warrants to purchase 85,045 shares of common stock at an exercise price of $0.04 per share. These warrants expire on December 31, 2017.

●	Warrants to purchase 164,955 shares of common stock at an exercise price of $0.04 per share. These warrants expire on December 31, 2017.

●	Warrants to purchase 625,000 shares of common stock at an exercise price of $0.004 per share. These warrants expire on December 31, 2017.

●	Warrants to purchase 6,250,000 shares of common stock at an exercise price of $0.16 per share. These warrants expire on November 28, 2018.

Pursuant to the terms of our outstanding warrants, the exercise prices of such warrants are subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Election of Directors

Our amended and restated bylaws provide that our directors will be elected by a plurality of the votes cast in the election of directors.  In plurality voting, the nominees for available directorships who receive the highest number of affirmative votes cast are elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted.  It will not be necessary for a nominee to receive the affirmative vote of a majority of the total votes cast for and against such nominee in the election to be elected as a director.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Anti-takeover Law

We are governed by the DGCL.  Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise.

Classified board

Our amended and restated certificate of incorporation provides for a classified board of directors, pursuant to which the board of directors is divided into three classes whose members serve three-year staggered terms.  Our amended and restated certificate of incorporation also prohibits cumulative voting by stockholders in connection with the election of directors, which would otherwise allow less than a majority of the shares held by our stockholders to elect director candidates.

No written consent of stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Super-Majority Vote For Certain Amendments

Our amended and restated certificate of incorporates provides that, notwithstanding any other provisions of our certificate of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of our capital stock required by law or by our certificate of incorporation, or any certificate of designation with respect to a series of our preferred stock, any amendment or repeal of the provision that stockholders may not act by written consent in lieu of a meeting as described above shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally at an election of directors, voting together as a single class.

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Advance notice procedures

Our amended and restated bylaws provide that our chief executive officer, chairperson of the board of directors or a majority of the members of our board of directors then serving may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.  Our amended and restated bylaws also limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Our amended and restated bylaws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of the stockholders.  This notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors.  The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting the company delivers or by, or at the direction of, our board of directors or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company of his, her or its intention to raise those matters at the annual meeting.  If our chairperson or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director or that business will not be conducted at the meeting.

Blank check preferred stock

Our amended and restated certificate of incorporation currently provides for 50,000,000 authorized shares of preferred stock.  The existence of authorized but unissued preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise.  For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interest of us and our stockholders, our board of directors could cause preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock.  The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock.  The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval.  We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Limitation of officer and director liability and indemnification arrangements

Our amended and restated certificate of incorporation and our amended and restated bylaws limit the liability of our officers and directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

These provisions of our amended and restated certificate of incorporation and amended and restated bylaws have no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.  The amended and restated bylaws also generally provide that we will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection with such proceeding.  An officer or director will not be entitled to indemnification by us if:

●	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

●	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with certain of our executive officers and all of our directors. Each indemnification agreement provides that we will indemnify such executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  In the event that we do not assume the defense of a claim against an executive officer or a director, we will be required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

The overall effect of the foregoing provisions and indemnification agreements may be to deter a future offer to buy our company. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time.  In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 203 of the Delaware General Corporation Law

We also are subject to the provisions of Section 203 of the DGCL.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.  Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

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●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to any provision of the DGCL; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

Although we have included a choice of forum clause in our amended and restated certificate of incorporation, it is possible that a court could rule that such provision is inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer.  Its address is 3200 Cherry Creek Drive South, Suite 430, Denver, CO  80209 and its telephone number is (303) 282-4800.

SELLING STOCKHOLDER

This prospectus relates to the resale by the selling stockholder identified below of up to 200,000,000 shares of common stock. The total dollar value of the 200,000,000 shares of common stock that may be resold by the selling stockholders under this prospectus is $5,000,000, based upon the purchase price of $0.025 per share of our common stock paid by the selling stockholders in the private placement offering of our common stock described below.

Offering of Common Stock

Selling Stockholder Table

The table below sets forth:

●	the name of the selling stockholder;

●	the number of shares of common stock beneficially owned by the selling stockholder as of October 4, 2017;

●	the maximum number of shares of common stock that may be sold or disposed of by the selling stockholder under this prospectus;

●	the number of shares of common stock that would be owned by the selling stockholder after completion of the offering, assuming the sale of all of the common stock covered by this prospectus; and

●	the percentage of common stock beneficially owned by the selling stockholder based on 391,735,816 shares of our common stock outstanding as of September 27, 2017.

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Except as noted below and elsewhere in this prospectus, the selling stockholder has not, within the past three years, had any position, office or other material relationship with us.

The selling stockholder is not a broker-dealer regulated by the Financial Industry Regulatory Authority (FINRA) or an affiliate of such a broker dealer. The selling stockholder purchased its shares in the ordinary course of business, and at the time of the purchase of the shares being offered such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares being offered in this prospectus.

All information with respect to share ownership has been furnished by the selling stockholder. The shares being offered are being registered to permit public secondary trading of such shares and the selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus.

The term “selling stockholder” also includes any pledgees, donees, transferees or other successors in interest to the selling stockholder named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has voting power and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Any selling stockholder who is an affiliate of broker-dealers and any participating broker-dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock in violation of the Securities Act.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after October 4, 2017. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering				Shares of Common Stock Beneficially Owned After Offering
Selling Stockholder	Shares		Percentage	Shares Being Offered	Shares		Percentage
Dominion Capital LLC (1)	26,666,667	(2)	6.4%	200,000,000	26,666,667	(2)	6.4%

(1)	Mikhail Gurevich has voting and dispositive powers with respect to shares held by Dominion Capital LLC. Mr. Gurevich disclaims beneficial ownership over shares held by Dominion Capital LLC. The business address of Dominion Capital LLC is 341 West 38th Street, Suite 800, New York, New York 10018.
(2)	Includes 26,666,667 shares of common stock issuable upon the conversion of certain convertible promissory notes currently held by the Selling Stockholder (based upon the remaining principal amount of such notes as of September 30, 2017).

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MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences relating to the ownership and disposition of our common stock or warrants to purchase common stock by non-U.S. holders (as defined below) who purchase our common stock and warrants in this offering and hold such common stock and warrants as capital assets (generally for investment). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations promulgated thereunder, judicial decisions and rulings and pronouncements of the U.S. Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, retirement plans, partnerships or entities treated as such for U.S. federal income tax purposes and their partners, dealers in securities, brokers, certain former U.S. citizens or long-term residents or persons who have acquired our common stock or warrants to purchase common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the state, local or foreign tax or U.S. federal non-income or estate tax consequences relating to the ownership and disposition of our common stock or warrants to purchase common stock. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our common stock or warrants to purchase common stock, as well as the applicability and effect of any state, local or foreign tax laws.

As used in this discussion, the term “non-U.S. holder” refers to a beneficial owner of our common stock or warrants to purchase common stock that for U.S. federal income tax purposes is not:

●	an individual who is a citizen or resident of the United States;

●	corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes;

●	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

●	a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all its substantial decisions or (b) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

An individual may be treated as a resident of the United States, among other ways, if present in the United States on at least 31 days in a calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock or warrants to purchase common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock or warrants to purchase common stock, we urge you to consult your own tax advisor.

Dividends

We do not anticipate paying dividends on our common stock in the foreseeable future. See “Dividend Policy.” If we make a distribution of cash or property, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

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Dividends paid by us to a non-U.S. holder, to the extent treated as dividends for U.S. federal income tax purposes, generally will be subject to U.S. federal withholding tax at a 30% rate, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder provides us with an IRS Form W-8BEN (or successor form) properly certifying its entitlement to the benefit of such treaty or (ii) the dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, where a tax treaty so provides, the dividends are attributable to a U.S. permanent establishment of such non-U.S. holder, and the non-U.S. holder provides us with an IRS Form W-8ECI (or successor form). In the latter case, a non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. person, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax on its after-tax effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock or warrants to purchase common stock unless (i) such non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment of such non-U.S. holder or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock or warrants and either (a) our common stock or warrants have ceased to be traded on an “established securities market” prior to the beginning of the calendar year in which the sale, exchange or other disposition occurs or (b) the non-U.S. holder owns (actually or constructively) more than five percent of our common stock. We believe that we are not a U.S. real property holding corporation, and we do not anticipate becoming a U.S. real property holding corporation.

A non-U.S. holder described in (i) above will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which tax may be offset by U.S. source capital losses. A non-U.S. holder described in (ii) above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in (ii) may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult any applicable income tax or other treaties that may provide for different rules.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant to purchase common stock, a non-U.S. holder will not be required to recognize taxable gain or loss upon exercise of a warrant. The non-U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the non-U.S. holder’s initial investment in the warrant and the exercise price. The non-U.S. holder’s holding period for the common stock received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the non-U.S. holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a non-U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a non-U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized, the consequences of which are described in the section above under the heading “Material U.S. Federal Tax Consequences For Non-U.S. Holders of Common Stock – Sale, Exchange or Other Disposition.”

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, non-U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

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Federal Estate Tax

Common stock or warrants to purchase common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at the then applicable rate) may apply to certain payments made to a non-U.S. holder on or with respect to our common stock or warrants to purchase common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and certain other conditions are satisfied. Pursuant to applicable income tax treaties or other agreements, the IRS may also make these information reports available to tax authorities in the non-U.S. holder’s country of residence. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will generally be allowed as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS and other applicable requirements are satisfied.

Additional Withholding Requirements

A U.S. federal withholding tax of 30% may be imposed on dividends and the gross proceeds of a disposition of our common stock or warrants to purchase common stock to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock or warrants to purchase common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. The obligation to withhold currently applies to dividends paid on our common stock and will apply to the gross proceeds from the sale or other disposition of our common stock or warrants to purchase common stock on or after January 1, 2017. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of such withholding on their investment in our common stock and warrants.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and foreign tax consequences of acquiring, holding and disposing of our common stock and warrants to purchase common stock, including the consequences of any proposed change in applicable law.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

●	transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

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●	in the over-the-counter market;

●	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	in connection with short sales of the shares entered into after the effective date of the registration statement of which this prospectus is a part;

●	by pledge to secure or in payment of debt and other obligations;

●	through the writing of options, whether the options are listed on an options exchange or otherwise;

●	in connection with the writing on non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

●	through a combination of any of the above transactions.

Each selling stockholder and its successors, including its transferees, pledgees, or donees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

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The selling stockholder also may transfer shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the transferees, pledges or other successors in interest as selling stockholders under this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to us that such selling stockholder acquired the securities subject to this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised the selling stockholder that it may not use shares to be sold under this prospectus to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus forms a part shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this prospectus.

We entered into a registration rights agreement for the benefit of the selling stockholder to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholder incident to the registration of the offering and sale of the common stock.

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LEGAL MATTERS

The validity of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York. Two members of Pryor Cashman LLP each beneficially own 2,195 shares of our common stock.

EXPERTS

The unaudited condensed consolidated financial statements for the three and six months ended June 30, 2017 and as of June 30, 2017 and December 30, 2016 included in this Prospectus and in the Registration Statement have been so included on reliance on the review of Sadler, Gibb & Associates LLC, an independent registered public accounting firm, appearing elsewhere herein this Prospectus and Registration Statement, given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein in this Prospectus and Registration Statement, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to the registration of the common stock offered for sale with this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information about us, the common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F. Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (973) 630-5460 or by mail to: InterCloud Systems, Inc., 1030 Broad Street, Suite 102, Shrewsbury, New Jersey 07702, Attention: Lawrence Sands, Senior Vice President and Corporate Secretary. We also maintain a website at www.InterCloudsys.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

INCORPORATION OF INFORMATION BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modified or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 14, 2017; and

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 and June 30, 2017, filed with the SEC on May 12, 2017 and August 14, 2017, respectively.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

InterCloud Systems, Inc.
1030 Broad Street, Suite 102

Shrewsbury, NJ 07702

(561) 988-1988

Copies of these filings are also available through the “Investor” section of our website at www.intercloudsys.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the common stock being registered. The selling stockholder will not bear any portion of such expenses. All of the amounts shown are estimates, except for the SEC registration fee.

Total
SEC registration fee	$274
Accounting fees and expenses	27,500
Legal fees and expenses	*
Printing and miscellaneous expenses	*
Total	*

* To be completed by amendment

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (DGCL), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

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Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 172 of the DGCL, or (4) for any transactions from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our amended and restated certificate of incorporation further provides that any repeal or modification of such article by our stockholders or an amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our amended and restated bylaws provide that we will indemnify each of our directors and officers, certain employees and agents, to the fullest extent permitted by the DGCL, as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the DGCL permitted us to provide prior to such amendment), against any and all expenses, judgment, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws further provide for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, our bylaws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the amended and restated certificate of incorporation or bylaws, agreement, vote of stockholders, or otherwise. Furthermore, our bylaws authorize us to provide insurance for our directors, officers and employees against any liability, whether or not we would have the power to indemnify such person against such liability under the DGCL or the bylaws.

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We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the amended and restated certificate of incorporation and bylaws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

During the six months ended June 30, 2017, we issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act. Except for the shares of our common stock that were issued upon the conversion of our convertible debt securities or the grants of shares of common stock under our 2012 Performance Incentive Plan, all of the below-referenced securities were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act and are deemed to be restricted securities for purposes of the Securities Act. There were no underwriters or placement agents employed in connection with any of these transactions. Use of the exemption provided in Section 4(2) for transactions not involving a public offering is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy or sell securities by any form of general solicitation or advertising.

●	The recipients were either accredited or otherwise sophisticated individuals who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities.

●	The recipients had access to business and financial information concerning our company.

●	All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

The shares of our common stock that were issued upon the conversion of our convertible debt securities were issued pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act and are deemed to be restricted securities for purposes of the Securities Act.

The shares of our common stock that were granted to employees under our 2012 Performance Incentive Plan were issued pursuant to the exemption from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

The following transactions give effect to the 1-for-4 reverse stock split effected on July 12, 2017.

All dollar amounts presented below are in thousands, except share and per share data.

In January 2017, we issued 125,000 shares of common stock to an investor relations firm for services provided. The shares were issued at fair value of $0.10 per share, per the terms of the agreement.

In January 2017, we issued 1,300,000 shares of common stock to employees and directors for services performed. The shared were issued at fair value of $0.07 per share, per the terms of the agreements.

In January 2017, we issued 5,627,593 shares of common stock to Dominion Capital LLC in satisfaction of notes payable and accrued interest aggregating $333. The shares were issued at an average fair value of $0.06 per share, per the terms of the agreements.

In January 2017, we issued 7,848,973 shares of common stock to Forward Investments, LLC in satisfaction of notes payable and accrued interest aggregating $582. The shares were issued at an average fair value of $0.07 per share, per the terms of the agreements.

In January 2017, we issued 4,286,262 shares of common stock to JGB Concord in satisfaction of notes payable and accrued interest aggregating $291. The shares were issued at an average fair value of $0.07 per share, per the terms of the agreements.

In February 2017, we issued 6,750,181 shares of common stock to Dominion Capital LLC in satisfaction of notes payable and accrued interest aggregating $357. The shares were issued at an average fair value of $0.05 per share, per the terms of the agreements.

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In February 2017, we issued 11,881,352 shares of common stock to Forward Investments, LLC in satisfaction of notes payable aggregating $867. The shares were issued at an average fair value of $0.07 per share, per the terms of the agreements.

In February 2017, we issued 779,634 shares of common stock to JGB Concord in satisfaction of notes payable and accrued interest aggregating $46. The shares were issued at an average fair value of $0.06 per share, per the terms of the agreements.

In February 2017, we issued 457,615 shares of common stock to Smithline in satisfaction of notes payable aggregating $23. The shares were issued at an average fair value of $0.05 per share, per the terms of the agreements.

In March 2017, we issued 13,331,254 shares of common stock to Dominion Capital LLC in satisfaction of notes payable and accrued interest aggregating $528. The shares were issued at an average fair value of $0.04 per share, per the terms of the agreements.

In March 2017, we issued 20,759,848 shares of common stock to Forward Investments, LLC in satisfaction of notes payable and accrued interest aggregating $1,365. The shares were issued at an average fair value of $0.07 per share, per the terms of the agreements.

In March 2017, we issued 16,366,216 shares of common stock to JGB Concord in satisfaction of notes payable and accrued interest aggregating $616. The shares were issued at an average fair value of $0.04 per share, per the terms of the agreements.

In March 2017, we issued 5,395,111 shares of common stock to Smithline in satisfaction of notes payable aggregating $223. The shares were issued at an average fair value of $0.04 per share, per the terms of the agreements.

In March 2017, we issued 500,000 shares of common stock to MEF I, L.P. in satisfaction of notes payable and accrued interest aggregating $19. The shares were issued at an average fair value of $0.04 per share, per the terms of the agreements.

Stock Repurchases

During the first six months of 2017, we purchased shares of our outstanding common stock as follows:

Period	Total Number of Shares Purchased		Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (c)	Approximate Dollar Value of Shares that May Yet be Purchased under the Plans or Programs (c)

January 1, 2017 to January 31, 2017	81,668	(a)	$0.0001	-	-
February 1, 2017 to February 28, 2017	-		-	-	-
March 1, 2017 to March 31, 2017	-		-	-	-
April 1, 2017 to April 30, 2017	10,384	(b)	$0.0001	-	-
May 1, 2017 to May 31, 2017	-		-	-	-
June 1, 2017 to June 30, 2017	-		-	-	-

(a)	The Company repurchased 81,668 shares at par value of $0.0001 per share from employees who terminated employment.

(b)	The Company repurchased 10,384 shares at par value of $0.0001 per share from employees who terminated employment.

(c)	We have no publicly-announced repurchase program in place.

Item 16. Exhibits.

(a)	See the Exhibit Index on the page immediately preceding the exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchases with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Shrewsbury, State of New Jersey, on October 4, 2017.

INTERCLOUD SYSTEMS, INC.

By:	/s/ Mark Munro
Mark Munro
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Mark Munro	Chief Executive Officer and Chairman of the Board of Directors	October 4, 2017
Mark Munro	(Principal Executive Officer)

/s/ Timothy A. Larkin	Chief Financial Officer	October 4, 2017
Timothy A. Larkin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Durfee	Director	October 4, 2017
Mark Durfee

/s/ Charles K. Miller	Director	October 4, 2017
Charles K. Miller

/s/ Neal L. Oristano	Director	October 4, 2017
Neal L. Oristano

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EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Certificate of Incorporation of the Company, as amended by the Certificate of Amendment dated August 16, 2001, and the Certificate of Amendment dated September 4, 2008, filed in the office of the Secretary of State of the State of Delaware on September 3, 2008 (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.2	Certificate of Amendment to the Certificate of Incorporation of the Company dated January 10, 2013 (incorporated by reference to Exhibit 3.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).
3.3	Certificate of Amendment to the Certificate of Incorporation of the Company dated July 30, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2013).
3.4	Series A Certificate of Designation filed with the Delaware Secretary of State on July 11, 2011 (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.5	Series B Certificate of Designation filed with the Delaware Secretary of State on June 28, 2011 (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.6	Amendment No. 1 to Series B Certificate of Designation filed with the Delaware Secretary of State on October 23, 2012 (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.7	Series C Certificate of Designation filed with the Delaware Secretary of State on January 10, 2012 (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.8	Series D Certificate of Designation filed with the Delaware Secretary of State on March 5, 2012 (incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.9	Series E Certificate of Designation filed with the Delaware Secretary of State on September 18, 2012 (incorporated by reference to Exhibit 3.6 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.10	Series F Certificate of Designation filed with the Delaware Secretary of State on September 17, 2012 (incorporated by reference to Exhibit 3.7 of the Company’s Registration Statement on Form S-1 filed (Registration No. 333-185293) with the SEC on December 5, 2012).
3.11	Series G Certificate of Designation filed with the Delaware Secretary of State on September 17, 2012 (incorporated by reference to Exhibit 3.8 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
3.12	Series H Certificate of Designation filed with the Delaware Secretary of State on November 16, 2012 (incorporated by reference to Exhibit 3.10 of the Company’s Registration Statement on Form S-1 filed (Registration No. 333-185293) with the SEC on December 5, 2012).
3.13	Series I Certificate of Designation filed with the Delaware Secretary of State on December 6, 2012 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2012).
3.14	Amended and Restated Bylaws of the Company, dated as of November 16, 2012 (incorporated by reference to Exhibit 3.12 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on August 5, 2013).
4.2	Form of Warrant, dated September 17, 2012, issued by the Company in connection with the Loan and Security Agreement dated as of September 17, 2012 (incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
4.3	First Amendment, dated November 13, 2012, to Form of Warrant of the Company dated September 17, 2012 (incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-1(Registration No. 333-185293) filed with the SEC on December 5, 2012).
4.4	Form of Warrant issued by the Company to ICG USA, LLC on April 30, 2013 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on May 3, 2013).
4.5	Form of Amended and Restated Warrant issued by the Company to ICG USA, LLC in respect of warrant originally issued on April 30, 2013 (incorporated by reference to Exhibit 10.41 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on August 5, 2013).

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4.6	Form of Warrant issued by the Company to ICG USA, LLC on August 28, 2013 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on May 3, 2013).
4.7	Warrant Agreement by and between the Company and Corporate Stock Transfer and form of Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed on September 10, 2013).
4.8	Form of Representative’s Warrant Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed on September 10, 2013).
4.9	Form of Warrant, dated July 1, 2014 issued by the Company to 31 Group, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2014).
4.10	Form of Warrant dated October 8, 2014 issued by the Company to each of the investors listed on the Schedule of Buyers attached to the Securities Purchase Agreement, dated as of October 8, 2014 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2014).
4.11	Form of Warrant, dated as of December 3, 2014, issued by the Company to GPB Life Science Holdings, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2014).
4.12	Registration Rights Agreement, dated October 4, 2017, between InterCloud Systems, Inc. and Dominion Capital LLC.
5.1†	Opinion of Pryor Cashman LLP.
10.1	2012 Performance Incentive Plan (incorporated by reference to Exhibit A to the Company’s Information Statement filed with the SEC on December 17, 2012).
10.2	Form of Indemnification Agreement with Executive Officers and Directors (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).
10.3	Director Compensation Policy (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on December 5, 2012).
10.4	Employee Stock Purchase Plan (incorporated by reference to Exhibit B to the Company’s Information Statement filed with the SEC on December 17, 2012).
10.5	2015 Performance Incentive Plan (incorporated by reference to Annex A to the Company’s Proxy Statement filed with the SEC on August 4, 2015).
10.6	Convertible Promissory Note, dated January 1, 2014, issued by the Company to Frank Jadevaia (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2014).
10.7	Amendment No. 1 to Promissory Note, dated as of December 31, 2014, between the Company and Frank Jadevaia (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2015).
10.8	Employment Agreement, dated as of February 15, 2014, between the Company and Frank Jadevaia, as amended by a Letter Agreement dated March 25, 2014 (incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).
10.9	Employment Agreement, dated as of February 21, 2014, between the Company and Scott Davis, as amended by a Letter Agreement dated March 25, 2014 (incorporated by reference to Exhibit 10.49 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).
10.10	Exchange Agreement, dated as of March 12, 2014, among the Company, Rives-Monteiro Leasing, LLC, Tropical Communications, Inc., ADEX Corporation, T N S, Inc., ADEXCOMM Corporation, AW Solutions, Inc., and Integration Partners-NY Corporation and Dominion Capital LLC and 31 Group LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2014).
10.11	Letter Agreement, dated April 4, 2014, amending the Exchange Agreement, dated as of March 12, 2014, by and among the Company, Rives-Monteiro Leasing, LLC, Tropical Communications, Inc., ADEX Corporation, T N S, Inc., ADEXCOMM Corporation, AW Solutions, Inc., and Integration Partners-NY Corporation and Dominion Capital LLC and 31 Group LLC (incorporated by reference to Exhibit 10.51 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).
10.12	Purchase Agreement, dated March 25, 2014, among the Company, VaultLogix, LLC, Data Protection Services, LLC, U.S. Data Security Acquisition, LLC, and Tier 1 Solutions, Inc., as amended by a Letter Agreement dated July 28, 2014, by a Letter Agreement dated August 14, 2014, by a Letter Agreement dated September 17, 2014, and by a Letter Agreement dated October 7, 2014 (incorporated by reference to the Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2014).
10.13	Securities Purchase Agreement, dated as of July 1, 2014, between 31 Group, LLC and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2014).
10.14	Senior Convertible Note, dated July 1, 2014, issued by the Company to 31 Group, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2014).
10.15	Loan and Security Agreement, dated as of October 1, 2014, among the Company, the entities party thereto as Guarantors, the entities party thereto as Lenders, and White Oak Global Advisors, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 15, 2014).

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10.16	Pledge Agreement, dated as of October 1, 2014, among the parties identified as Pledgors thereto and White Oak Global Advisors, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 15, 2014).
10.17	Security Agreement, dated as of October 1, 2014, executed by the Company in favor of White Oak Global Advisors, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on October 15, 2014).
10.18	Securities Purchase Agreement, dated as of October 8, 2014, among the Company and each of the purchasers of Common Stock and Warrants (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2014).
10.19	Registration Rights Agreement, dated as of October 8, 2014, by and among the Company and each of purchasers of Common Stock and Warrants (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2014).
10.20	Employment Agreement, by and between the Company and Timothy A. Larkin (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2014).
10.21	Securities Purchase Agreement, dated as of November 14, 2014, by and between the Company and Dominion Capital LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2014).
10.22	Demand Promissory Note, dated as of November 17, 2014, issued by the Company to Dominion Capital LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2014).
10.23	Bridge Financing Agreement, dated as of December 2, 2014, by and between GPB Life Science Holdings, LLC and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2014).
10.24	12% Senior Secured Note, dated as of December 3, 2014, issued by the Company to GPB Life Science Holdings, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2014).
10.25	Form of Note, dated as of February 25, 2015, issued by the Company to each of Mark Munro 1996 Charitable Remainder UniTrust, CamaPlan FBO Mark Munro IRA, 1112 Third Avenue Corp., Mark Munro and Pascack Road, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2015).
10.26	Put Option Agreement, dated as of March 3, 2015, by and between the Company and Forward Investments, LLC (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K filed with the SEC on March 23, 2015).
10.27	Form of Note, dated as of March 4, 2015, issued by the Company to Forward Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2015).
10.28	Sale of Accounts and Security Agreement, dated as of March 20, 2015, by and among InterCloud Systems, Inc., T N S, Inc., Integration Partners-NY Corporation, ADEX Corporation, AW Solutions, Inc. and Faunus Group International, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2015).
10.29	Guaranty Agreement, dated as of March 20, 2015, made by RentVM, Inc., ADEX Puerto Rico, LLC, ADEXCOMM Corporation, Tropical Communications, Inc., AW Solutions Puerto Rico, LLC, Rives-Monteiro Leasing, LLC and Rives-Monteiro Engineering, LLC in favor of Faunus Group International, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2015).
10.30	Exchange Agreement, dated April 7, 2015, between InterCloud Systems, Inc. and 31 Group LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2015).
10.31	Exchange Agreement, dated April 7, 2015, between InterCloud Systems, Inc. and Capital Ventures International (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2015).
10.32	Securities Purchase Agreement, effective as of May 14, 2015, between InterCloud Systems, Inc. and the Investor party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.33	Term Promissory Note, dated May 14, 2015, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.34	Amendment Agreement, dated May 14, 2015, by and among InterCloud Systems, Inc. and the Investor party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.35	Amendment No. 1 to the Bridge Financing Agreement, dated May 15, 2015, between InterCloud Systems, Inc. and the Lender party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).

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10.36	Securities Purchase Agreement, dated May 15, 2015, between InterCloud Systems, Inc. and the Lender party thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.37	Amended and Restated 12% Senior Secured Convertible Note No. 1, dated December 3, 2014, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.38	Amended and Restated 12% Senior Secured Convertible Note No. 2, dated December 24, 2014, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.39	12% Senior Secured Convertible Note, dated May 15, 2015, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.40	Amended and Restated Warrant No. 1, dated December 3, 2014, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.41	Amended and Restated Warrant No. 2, dated December 24, 2014, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.42	Additional Warrant, dated May 15, 2015, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.43	Restructuring Warrant, dated May 15, 2015, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2015).
10.44	Securities Purchase Agreement, effective as of August 6, 2015, between InterCloud Systems, Inc. and the Investor party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2015).
10.45	12% Senior Convertible Note, dated August 6, 2015, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2015).
10.46	Securities Purchase Agreement, effective as of August 11, 2015, between InterCloud Systems, Inc. and the Investor party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2015).
10.47	12% Senior Convertible Note, dated August 11, 2015, issued by InterCloud Systems, Inc. to the Lender party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2015).
10.48	Amendment No. 2 to Bridge Financing Agreement, dated as of August 12, 2015, between InterCloud Systems, Inc. and the Lender party thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2015).
10.49	Revised Amendment No. 2 to Bridge Financing Agreement, dated as of August 12, 2015, between InterCloud Systems, Inc. and the Lender party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Amendment No. 1 to Current Report on Form 8-K filed with the SEC on September 14, 2015).
10.50	Securities Purchase Agreement, effective as of November 12, 2015, between InterCloud Systems, Inc. and the Buyer party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2015).
10.51	Senior Convertible Note, dated November 12, 2015, issued by InterCloud Systems, Inc. to the Holder party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2015).
10.52	Exchange Agreement, dated November 12, 2015, between InterCloud Systems, Inc. and the Holder party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2015).
10.53	Form of Senior Convertible Note, between InterCloud Systems, Inc. and the Holder party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2015).
10.54	Securities Purchase Agreement, effective as of December 29, 2015, between InterCloud Systems, Inc. and the Investor party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2015).
10.55	10% Original Issue Discount Senior Convertible Debenture, dated December 29, 2015, issued by InterCloud Systems, Inc. to the Holder party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2015).

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10.56	Conversion Agreement, dated December 29, 2015, between InterCloud Systems, Inc. and the Holder party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2015).
10.57	Asset Purchase Agreement, dated February 17, 2016 by and among InterCloud Systems, Inc., KeepItSafe, Inc., VaultLogix, LLC, Data Protection Services, L.L.C. and U.S. Data Security Acquisition, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 19, 2016).
10.58	Securities Exchange Agreement, effective as of February 17, 2016, by and among InterCloud Systems, Inc., VaultLogix, LLC and the Lender party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 19, 2016).
10.59	8.25% Senior Secured Convertible Note, dated February 18, 2016, issued by InterCloud Systems, Inc. to the Holder party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 19, 2016).
10.60	Forbearance and Amendment Agreement, dated as of May 17, 2016, by and between InterCloud Systems, Inc. and the Holder party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.61	Forbearance and Amendment Agreement, dated as of May 17, 2016, by and between InterCloud Systems, Inc., VaultLogix, LLC, and the Holder party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.62	Second Amended and Restated Senior Secured Convertible Debenture, dated May 17, 2016, issued by InterCloud Systems, Inc. to the Holder party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.63	Amended and Restated Senior Secured Convertible Note, dated May 17, 2016, issued by InterCloud Systems, Inc. and VaultLogix, LLC, to the Holder party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.64	0.67% Senior Secured Note, dated May 17, 2016, issued by InterCloud Systems, Inc. to the Holder party thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.65	0.67% Senior Secured Note, dated May 17, 2016, issued by InterCloud Systems, Inc. and VaultLogix, LLC, to the Holder party thereto (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.66	Amendment Agreement, dated as of May 23, 2016, by and between InterCloud Systems, Inc. VaultLogix, LLC, JGB (Cayman) Waltham Ltd., and JGB (Cayman) Concord Ltd. (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.67	Additional Debtor Joinder, dated May 23, 2016, executed by InterCloud Systems, Inc. and the additional parties thereto (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.68	Security Agreement, dated as of February 18, 2016, among VaultLogix, LLC and the Secured Party thereto (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.69	Third Amended and Restated Senior Secured Convertible Debenture, dated as of September 1, 2016, issued by InterCloud Systems, Inc. to the Holder party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2016).
10.70	Amended and Restated Senior Secured Note, dated as of September 1, 2016, issued by InterCloud Systems, Inc. to the Holder party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2016).

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10.71	Second Amended and Restated Senior Secured Convertible Note, dated as of September 1, 2016, issued by InterCloud Systems, Inc. and VaultLogix, LLC, to the Holder party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2016).
10.72	Amendment Agreement, dated as of September 1, 2016, by and between the Holder, the Holder Affiliate, InterCloud Systems, Inc., VaultLogix, LLC, and each of the Guarantors party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2016).
10.73	Asset Purchase Agreement, dated as of February 28, 2017, by and among the Company, ADEX Corporation, and HWN, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2017).
10.74	Consent, dated as of February 28, 2017, by and among the Company and the Holders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2017).
10.75	Securities Exchange Agreement, dated as of February 28, 2017, by and between the Company and the Holder party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2017).
10.76	Common Stock Purchase Warrant, dated February 28, 2017, executed by the Company in favor of the Holder party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2017).
10.77	Investment Agreement, dated October 4, 2017, between InterCloud Systems, Inc. and Dominion Capital LLC.
21.1	List of Subsidiaries.
23.1	Consent of Sadler, Gibb & Associates LLC.
23.2	Consent of WithumSmith+Brown, PC.
23.3†	Consent of Pryor Cashman LLP (included in Exhibit 5.1).

* Furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise not subject to liability under these sections.

† To be filed by amendment.

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